Exhibit 10.1
Execution Version

CONTRIBUTION AGREEMENT

for

Springfield Town Center,
Springfield, Virginia

by
and
among

FRANCONIA TWO, L.P.,
a Virginia limited partnership,
PR SPRINGFIELD TOWN CENTER LLC,
a Delaware limited liability company,

PREIT ASSOCIATES, L.P.,
a Delaware limited partnership,
and
VORNADO REALTY L.P.,
a Delaware limited partnership

Dated as of
March 2, 2014

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TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

Section 1.1	Definitions 1

ARTICLE II CONTRIBUTION AGREEMENT	15

Section 2.1	Agreement 15

Section 2.2	PREIT Newco 16

Section 2.3	Assumed Contracts, Warranties and Other Property 16

ARTICLE III CONSIDERATION	17

Section 3.1	Consideration 17

Section 3.2	Assumption of Obligations 17

Section 3.3	Cash Amount; Section 1.707-4(d) Reimbursement 17

Section 3.4	Units 18

Section 3.5	Earnout 20

Section 3.6	Intentionally Omitted. 21

Section 3.7	Assumption and Payoff of Vornado Debt 21

Section 3.8	No Financing Contingency 21

Section 3.9	Tax Reporting; Withholding; REIT Certifications 21

ARTICLE IV DEPOSIT L/C	22

Section 4.1	Deposit L/C; Cash Deposit 22

ARTICLE V INSPECTION OF PROPERTY	23

Section 5.1	Partnership’s Inspection of the Property 23

Section 5.2	Entry and Inspection Obligations 24

Section 5.3	Documents 25

Section 5.4	Contribution “AS IS” 26

Section 5.5	No Due Diligence Contingency 29

ARTICLE VI TITLE AND SURVEY MATTERS	29

Section 6.1	Survey and Title Commitment 29

Section 6.2	Title Update; Title Objections 29

Section 6.3	Contributor Cure Rights 29

Section 6.4	Partnership Remedies for Title Defects 30

ARTICLE VII PRE-CLOSING COVENANTS	30

Section 7.1	New Contracts; Modification of Contracts 30

Section 7.2	Leasing; TI Expenditures and Leasing Expenditures 30

Section 7.3	Estoppel Certificates 32

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Section 7.4	Management of the Property 34

Section 7.5	Redevelopment 35

Section 7.6	Offsite Improvements 36

Section 7.7	Vornado Debt 37

Section 7.8	Removal of Storage Tank 37

Section 7.9	Recording of Deed 37

ARTICLE VIII REPRESENTATIONS AND WARRANTIES	37

Section 8.1	Contributor’s Representations and Warranties 37

Section 8.2	Partnership’s Representations and Warranties 43

Section 8.3	No Other Representations and Warranties 45

Section 8.4	Survival of Representations and Warranties 45

Section 8.5	Post-Closing Liability for Representations and Warranties 45

ARTICLE IX CONDITIONS PRECEDENT TO CLOSING	46

Section 9.1	Conditions Precedent to Obligation of the Partnership 46

Section 9.2	Conditions Precedent to Obligation of Contributor 47

ARTICLE X CLOSING	48

Section 10.1	Closing 48

Section 10.2	Partnership’s Closing Obligations 49

Section 10.3	Contributor’s Closing Obligations 51

Section 10.4	Prorations and Credits 53

Section 10.5	Method of Rent Adjustment 56

Section 10.6	Insurance 57

Section 10.7	Utility Service Deposits 57

Section 10.8	Costs of Title Company and Closing Costs 57

Section 10.9	Cooperation and General Efforts 58

ARTICLE XI CONDEMNATION AND CASUALTY	58

Section 11.1	Casualty 58

Section 11.2	Condemnation of Property 59

ARTICLE XII CONFIDENTIALITY/PRESS RELEASES	59

Section 12.1	Confidentiality 59

ARTICLE XIII REMEDIES	60

Section 13.1	Failure to Satisfy Redevelopment Condition 60

Section 13.2	Other Defaults by Contributor 62

Section 13.3	Default by the Partnership 62

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Section 13.4	Termination for Changes in Tax Laws 63

Section 13.5	No Consequential Damages 63

Section 13.6	Return of Deposit L/C(s), Initial Cash Deposit or Cash Deposit 63

Section 13.7	Survival 64

ARTICLE XIV NOTICES	64

Section 14.1	Notices 64

ARTICLE XV ASSIGNMENT AND BINDING EFFECT; TRANSFER of REAL property	66

Section 15.1	Assignment; Binding Effect 66

Section 15.2	Transfer of Real Property 66

ARTICLE XVI BROKERAGE; VRLP GUARANTEE	66

Section 16.1	Brokers 66

Section 16.2	VRLP Guarantee 66

Section 16.3	Representations and Warranties of VRLP 67

ARTICLE XVII MISCELLANEOUS	68

Section 17.1	Waivers 68

Section 17.2	Time of the Essence 68

Section 17.3	Intentionally Omitted 68

Section 17.4	Arbitration 68

Section 17.5	Construction 68

Section 17.6	Counterparts 69

Section 17.7	Severability 69

Section 17.8	Business Days 69

Section 17.9	Entire Agreement 69

Section 17.10	Governing Law 69

Section 17.11	No Recording 69

Section 17.12	Further Actions 70

Section 17.13	No Partnership 70

Section 17.14	Limitations on Benefits 70

Section 17.15	Tax Protest 70

Section 17.16	Waiver of Jury Trial 70

Section 17.17	Attorneys’ Fees 71

Section 17.18	Independent Counsel 71

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EXHIBITS
Exhibit 1.1(A)            Title Defects and Encumbrances
Exhibit 1.1(B)            Excluded Personal Property
Exhibit 1.1(C)            Real Property

Exhibit 1.1(D)	Related Work Requirements
Exhibit 1.1(E)            Form of Addendum to Limited Partnership Agreement
Exhibit 4.1            Form of Escrow Agreement
Exhibit 5.3(a)            Documents
Exhibit 7.2(f)            Leasing Commission Terms
Exhibit 7.3(a)(i)            Form of Tenant Estoppel Certificate
Exhibit 7.3(a)(ii)        Form of Operating Agreement Estoppel Certificate
Exhibit 7.3(a)(iii)        Form of Ground Lease Estoppel Certificate
Exhibit 8.1(e)            Suits and Proceedings
Exhibit 8.1(h)(i)        Ground Lease Defaults
Exhibit 8.1(h)(ii)        Ground Lease Security Deposits
Exhibit 8.1(i)            Operating Agreement Defaults
Exhibit 8.1(k)            Assumed Contracts
Exhibit 8.1(m)            Zoning and Special Use Permit Changes
Exhibit 8.1(p)            Environmental Conditions
Exhibit 8.1(q)            Compliance with Law
Exhibit 8.1(s)            Construction Contracts
Exhibit 8.1(y)            Licenses and Permits
Exhibit 10.2(e)            Form of Registration Rights Agreement
Exhibit 10.2(j)            Form of Tax Protection Agreement
Exhibit 10.3(a)            Form of Deeds
Exhibit 10.3(b)            Form of Bill of Sale
Exhibit 10.3(c)            Form of Assignment
Exhibit 10.3(d)            Form of Assignment of Operating Agreement
Exhibit 10.3(e)            Form of Certificate as to Non-Foreign Status
Exhibit 10.3(f)            Form of Assignment of Leases
Exhibit 10.3(k)            Form of Tenant Notice
Exhibit 10.3(l)            Form of Assignment of Ground Lease
Exhibit 10.3(m)            Form of Title Affidavit
Exhibit 10.3(n)            Form of Limited Partner Acceptance
Exhibit 10.3(q)            Form of Assignment of Warranties

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CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of March 2, 2014 (the “Effective Date”) by and among Franconia Two, L.P., a Virginia limited partnership, having an address c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019 (“Contributor”), PR Springfield Town Center LLC, a Delaware limited liability company, having an address c/o Pennsylvania Real Estate Investment Trust, 200 South Broad Street, Philadelphia, Pennsylvania 19102-3803 (“PREIT Newco”), PREIT Associates, L.P., a Delaware limited partnership, having an address c/o Pennsylvania Real Estate Investment Trust, 200 South Broad Street, Philadelphia, Pennsylvania 19102-3803 (the “Partnership”) and Vornado Realty L.P., a Delaware limited partnership, having an address c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019 (“VRLP” and, together with Contributor, PREIT Newco and the Partnership, the “Parties”). In consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. As used herein the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.
“Affiliated Owners” means each of VNO JCP LLC, a Delaware limited liability company, Vornado Savanna LLC, a Delaware limited liability company, and VNO 6417 Loisdale Road LLC, a Delaware limited liability company.
“Agreement” has the meaning ascribed to such term in the Preamble to this Agreement.
“Anchor Tenant” means Macy’s.
“Architect” means JPRA Architects, or such other architect as may be proposed by Contributor and approved in writing by the Partnership (with such approval not to be unreasonably withheld or delayed); provided, however, that the Partnership’s approval shall not be required for any successor to JPRA Architects resulting from a merger or similar business combination involving JPRA Architects or its principals engaged in the Redevelopment.
“Architect’s Representations” means the representations that the Architect makes to Contributor on a periodic basis, based on the Architect’s inspection of the Redevelopment, that to the best of the Architect’s knowledge, information and belief, the Redevelopment has progressed to the point indicated on the construction manager’s then-current applications for payment and that the quality of the work is in accordance with the Plans and Specifications (or such other matters as the Architect and Contributor shall hereafter agree), in each case, subject to (i) a further evaluation of the Redevelopment for conformance with the Plans and Specifications upon Substantial Completion, (ii) the results of subsequent tests and inspections, (iii) correction of minor deviations prior to Substantial Completion and (iv) specific qualifications expressed by the Architect.

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“Assignment” has the meaning ascribed to such term in Section 10.3(c).
“Assignment of Ground Lease” has the meaning ascribed to such term in Section 10.3(l).
“Assignment of Leases” has the meaning ascribed to such term in Section 10.3(f).
“Assignment of Operating Agreement” has the meaning ascribed to such term in Section 10.3(d).
“Assignment of Warranties” has the meaning ascribed to such term in Section 10.3(q).
“Assumed Contracts” means all Contracts that are listed on Exhibit 8.1(k) or otherwise approved by PREIT in accordance herewith (other than the Construction Contracts).
“Authority” means any federal, state or local governmental or quasi-governmental body or agency exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any court, tribunal or arbitrator and any self-regulatory organization.
“Average Trading Price” means, as of any date of determination, the average of the closing trading price of PEI Shares on the New York Stock Exchange on each of the thirty (30) trading days immediately preceding such date.
“Beneficially Owned” and “Beneficial Ownership” with respect to any Person have the meanings ascribed to such terms in Rule 13d-3 under the Securities Exchange Act of 1934, except that such terms shall also include, without limitation of the foregoing, options, warrants, swaps, derivatives, convertible securities, stock appreciation rights or other rights or instruments, whether real or synthetic, to the extent (and only to the extent) that the same increase the economic interest (on an aggregate net basis) or voting interest (which shall include, without limitation, any economic interest in respect of which such Person makes any voting recommendation or request).
“Bill of Sale” has the meaning ascribed to such term in Section 10.3(b).
“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank in New York, New York is closed for business.
“CAM Charges” has the meaning ascribed to such term in Section 10.5(b).
“Cash Amount” has the meaning ascribed to such term in Section 3.3(a).
“Cash Deposit” has the meaning ascribed to such term in Section 4.1(c).
“Certificate as to Non-Foreign Status” has the meaning ascribed to such term in Section 10.3(e).
“Closing” means the consummation of the contribution of the Property contemplated by this Agreement, as provided for in Article X.
“Closing Date” means the date on which the Closing of the transaction contemplated hereby actually occurs.
“Closing Escrow Agent” means the title company or such other escrow agent as may be mutually agreed by Contributor and the Partnership, who shall be appointed pursuant to a form of escrow agreement reasonably acceptable to Contributor and the Partnership.
“Closing Statement” has the meaning ascribed to such term in Section 10.3(p).

“Closing Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 2.3, 3.4, 3.5, 3.9, 5.2(b), 5.4, 6.3, 6.4, 10.4, 10.5, 10.7, 10.8, 10.9, 11.1, 11.2, and 14.1, and Articles VII (other than Section 7.4(b)), VIII, XII, XIII, XIV, XV, XVI and XVII, and any other provisions which pursuant to their terms survive the Closing hereunder.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” means Class B common limited partnership units in the Partnership.
“Consideration” has the meaning ascribed to such term in Section 3.1.
“Construction Budget” means Contributor’s budget for the Redevelopment in accordance with the Plans and Specifications and Related Work Requirements, as mutually agreed in writing by the Parties on or prior to the date hereof, with such reasonable changes as shall be determined by Contributor from time to time in its sole discretion, subject, however, to the Partnership’s approval right as to any changes or series of related changes that impact the Construction Budget by ten thousand dollars ($10,000.00) or more, except for changes that do not impact in any material respect the design, deliverables or quality of the Redevelopment, such approval not to be unreasonably withheld or delayed; provided, that if the Partnership does not expressly approve or disapprove of any such proposed change (with reasonable detail as to the reason for any disapproval) by the end of the fifth (5th) Business Day after its receipt of a written notice from Contributor in accordance with Section 14.1 setting forth in reasonable detail the proposed change, then the Partnership shall be deemed to have approved such proposed change; provided, further, that Contributor’s notice shall contain the following legend in capitalized bold letters on the top thereof: “THIS IS A REQUEST FOR CONSENT TO A CHANGE TO THE CONSTRUCTION BUDGET. YOUR RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS. YOUR FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN YOUR CONSENT BEING DEEMED TO HAVE BEEN GRANTED.”
“Construction Contracts” means the WT Contract, the contract with the Architect and all other agreements between Contributor or any of its Affiliates (including any surety bond to which the Contributor or any of its Affiliates has been named an obligee, to the extent then surviving), on the one hand, and any third party, on the other hand, for the Redevelopment, but excluding any agreement related solely to “soft” costs (other than the contracts with the Architect and the other contracts with design professionals listed on Exhibit 8.1(s)).
“Contracts” means all contracts and agreements between Contributor or any of its Affiliates, on the one hand, and any third party, on the other hand, for the provision of any services, repairs, materials, equipment, maintenance, management, utilities, FF&E or supplies to the Real Property, Improvements or Personal Property, binding upon Contributor or any of its Affiliates or the Property (including the Construction Contracts).
“Contributor” has the meaning ascribed to such term in the Preamble to this Agreement.
“Contributor Parties” has the meaning ascribed to such term in Section 5.2(b).
“Contributor’s Affidavit” has the meaning ascribed to such term in Section 7.3(d).
“Deeds” has the meaning ascribed to such term in Section 10.3(a).
“Deposit Escrow Agent” means Wilmington Trust Corporation.
“Deposit L/C” has the meaning ascribed to such term in Section 4.1(a).

“Documents” has the meaning ascribed to such term in Section 5.3(a).
“Earnout” has the meaning ascribed to such term in Section 3.5(a).
“Earnout Base Amount” has the meaning ascribed to such term in Section 3.5(a).
“Earnout Calculation Date” means the date that is three (3) years after the Closing Date.
“Earnout Payment Date” means the date that is ninety (90) days after the Earnout Calculation Date.
“Effective Date” has the meaning ascribed to such term in the Preamble to this Agreement.
“Environmental Laws” means each and every federal, state, county and municipal statute, ordinance, rule, regulation, code, order, requirement, directive, binding written interpretation and binding written policy pertaining to Hazardous Substances issued by any Authorities and in effect as of the date of this Agreement applicable to the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Contributor, and as the same have been amended, modified or supplemented from time to time prior to the Effective Date, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Water Act (33 U.S.C. § 1321 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Radon Gas and Indoor Air Quality Research Act of 1986 (42 U.S.C. § 7401 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.) and any and all rules and regulations which have become effective prior to the date of this Agreement under such statutes.
“Estoppel Certificate” has the meaning ascribed to such term in Section 7.3(a).
“Expense Reimbursement Amount” has the meaning ascribed to such term in Section 13.1(a)(i)(x).
“Existing Credit Agreements” means (i) the Credit Agreement dated April 17, 2013 among the Partnership, the Trust, Wells Fargo Bank, National Association and the other parties thereto, (ii) the Five-Year Term Loan Agreement dated January 8, 2014 among the Partnership, the Trust, Wells Fargo Bank, National Association and the other parties thereto and (iii) the Seven-Year Term Loan Agreement dated January 8, 2014 among the Partnership, the Trust, Wells Fargo Bank, National Association and the other parties thereto, in each case as amended, restated or otherwise modified.
“Financial Statements” has the meaning ascribed to such term in Section 8.2(j).
“Force Majeure Event” means any material, non-ordinary course event that is beyond the reasonable control of Contributor and did not result from Contributor’s negligence, which may include strikes,

labor disputes, acts of God, the elements, governmental restrictions, regulations or controls, enemy action, civil commotion, terrorism, fire, casualty, accidents, mechanical breakdowns or shortages of, or inability to obtain, labor, utilities or material, and bankruptcy or other events which adversely impair the ability of contractors; provided, however, that Contributor’s lack of funds shall not be deemed to be a condition beyond the reasonable control of Contributor, and a requirement to incur costs or expenses shall not in itself qualify as a Force Majeure Event.
“Force Majeure Remaining Completion Cap” has the meaning ascribed to such term in Section 13.1(a)(i)(y).
“Fully Complete” or “Full Completion” means, (i) with respect to the Redevelopment, that (x) Substantial Completion shall have occurred and (y) all punch list items described in the Architect’s certificate of Substantial Completion shall have been completed (including any punch list items pertaining to the Related Work Requirements), and (ii) with respect to the Offsite Improvements, that Fairfax County, Virginia shall have released all of the bond(s) posted for the benefit of Fairfax County, Virginia by Contributor and/or its Affiliates in connection with the Offsite Improvements. For clarity, Full Completion or any obligation hereunder to Fully Complete shall not include any obligation in respect of any construction defects or failures, whether latent or patent, discovered or identified after the issuance of the Architect’s certificate of Substantial Completion except to the extent the same is described in the punch list appended to the Architect’s certificate of Substantial Completion, and except as otherwise provided by this Agreement, in no event shall Contributor have any continuing liability in respect of the Redevelopment following the issuance of such certificate except for punch list items described in the Architect’s certificate of Substantial Completion.
“GAAP” means U.S. generally accepted accounting principles.
“Governmental Regulations” means all laws, statutes, ordinances, rules, regulations, judgments, decisions, orders, writs, injunctions, decrees or demands of any Authority.
“Ground Lease” means that certain Indenture of Lease dated March 13, 1969, a memorandum of which was recorded October 22, 1970 in Deed Book 3362 at page 712, which was assigned to Franconia Associates by Assignment and Assumption Agreement dated October 22, 1970, recorded in Deed Book 3363, at page 4, and further assigned to Arthur W. Viner, Managing Trustee for ICM Realty (EastGroup Properties) by Assignment and Assumption Agreement dated March 17, 1972, recorded in Deed Book 3617 at page 660, as amended by that certain Lease Amendment dated December 1, 1978, and further assigned to Franconia Associates by Assignment and Assumption Agreement dated May 4, 1984, recorded in Deed Book 5946, at page 161, and further assigned to Contributor by Assignment and Assumption Agreement dated March 19, 1998, recorded March 23, 1998 in Deed Book 10318, and further amended by that certain amendment dated February 26, 2014 between Contributor and Ground Lessor.
“Ground Lease Estoppel Certificate” has the meaning ascribed to such term in Section 7.3(a).
“Ground Lessor” means Village Green Property, Inc., a Delaware corporation, the ground lessor under the Ground Lease.
“Guaranteed Obligations” has the meaning ascribed to such term in Section 16.2.
“Hazardous Substances” means the following (in the case of (a), (b) and (c), to the extent defined, determined or identified as hazardous or toxic under any Environmental Law): (a) asbestos, radon gas and urea formaldehyde foam insulation, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, petroleum products or byproducts, polychlorinated biphenyls, phosphates, lead or other heavy metals and chlorine, (c) any solid or liquid waste (including hazardous waste), hazardous air pollutant, hazardous substance, hazardous chemical substance and mixture, toxic substance, pollutant, pollution, regulated substance and contaminant, and (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws.
“Improvements” means all buildings, structures, fixtures, parking areas and other improvements located on the Real Property.
“In-Line Space” means all leasable space of the Property and the Improvements, including the restaurants and the kiosks, but excluding the outparcels (Silver Diner, Men’s Wearhouse and Firestone), the anchors (Macy’s, Target and JCPenney), the junior anchors (Regal Cinemas, Dick’s Sporting Goods, LA Fitness and the currently unleased area under the food court) and carts in the common area.
“Initial Cash Deposit” has the meaning ascribed to such term in Section 4.1(a).
“Intangible Property” means all of Contributor’s right, title and interest, to the extent assignable, in and to all (a) logos, designs, service marks, copyrights, trade names, trademarks used solely in connection with the Property, excluding, however, the name “Vornado” and the logos, marks and other intellectual property associated therewith or with variations thereof, but including Contributor’s (and any of its Affiliates’) rights in and to the name “Springfield Mall” and “Springfield Town Center” and the logos, marks and other intellectual property associated exclusively therewith or with variations thereof; (b) internet websites, internet domain names, social networking website accounts or similar internet addresses, identifiers or other internet presence, in each case relating exclusively to the Property (and excluding, without limitation, any internet website or subpage of the domain vno.com); (c) telephone exchange numbers identified with the Property; (d) the right to further develop any portion of the Real Property in accordance with zoning approvals received for the Real Property and with applicable Governmental Regulations; and (e) other intangible property related solely to the Property and Contributor’s and the Affiliated Owners’ ownership and operation of the Improvements.
“L/C” has the meaning ascribed to such term in Section 10.4(j).
“L/C Transfer” has the meaning ascribed to such term in Section 10.4(j).
“Leases” means all of the leases, subleases, concessions and other similar occupancy agreements affecting the Real Property entered into by Contributor or any of its Affiliates (or a predecessor-in-interest) as landlord, together with all amendments, renewals, modifications, written waivers and guaranties thereof, if any.
“Leasing Expenditures” means all leasing or brokerage commissions due and payable in connection with a Lease.
“Leasing Parameters” means the pro forma rents and projected TI Expenditures and Leasing Expenditures for the In-Line Space previously agreed in writing by Contributor and the Partnership.
“Licensee Parties” has the meaning ascribed to such term in Section 5.1(a).
“Licenses and Permits” means, collectively, all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by the Authorities exclusively in connection with the Real Property, the Redevelopment and/or the Offsite Improvements, together with all renewals and modifications thereof.

“Limited Partner Acceptance” has the meaning ascribed to such term in Section 10.3(n).
“Liquidated Damages Amount” has the meaning ascribed to such term in Section 13.3(a).
“Major Casualty” has the meaning ascribed to such term in Section 11.1.
“Master Plan” means Comprehensive Development Plan Final Development Plan RZ 2007-LE-007, approved by Fairfax County on July 13, 2009.
“MR Agreement” means the Contribution Agreement, dated as of December 16, 2010, by and between Contributor, VRLP and Meshulam Riklis.
“MR Event” means either (i) the death of Meshulam Riklis, the principal of Riklis Family Corporation, or (ii) the execution and delivery by all parties to the MR Agreement of an amendment to the MR Agreement which releases Contributor and VRLP from any liability to Meshulam Riklis in the event of a sale or disposition of the Property.
“Net Operating Income” means the excess of Operating Income over Operating Expenses.
“OFAC” has the meaning ascribed to such term in Section 8.1(j).
“Offsite Improvements” means the offsite improvements (such as improved Metro station pedestrian connections, improved turn lanes, pedestrian refuges and parkland) described in and required by (i) Public Improvements Plan 7643-PI-002, sheets C01.0 to C19.0, (ii) the Frontier Drive at Franconia-Springfield Parkway Ramps A-D, Traffic Signal Modification Plan, 7463-PI-002, dated November 22, 2013, and (iii) the Frontier Drive at Spring Mall Road, Traffic Signal Modification Plan, 7463-PI-002, dated October 4, 2013, each as may be amended or modified prior to approval by Fairfax County, Virginia.
“Operating Agreement” means, collectively, each of the following agreements: (i) that certain Easement and Operating Agreement dated October 1, 1970 and recorded in Deed Book 3362, page 667, as amended by that certain Easement and Operating Agreement Amendment dated April 5, 1973 and recorded in Deed Book 3860, page 85, that certain Second Amendment to Easement and Operating Agreement dated December 1, 1984 and recorded in Deed Book 6127, page 1689, that certain Third Amendment to Easement and Operating Agreement dated October 1, 1989 and recorded in Deed Book 7625, page 716, and that certain Fourth Amendment to Easement and Operating Agreement dated June 30, 2012 and recorded in Deed Book 22867, page 1351 and corrected in Deed Book 23426, page 574, the current parties to which are Contributor and the Operating Agreement Counterparties; (ii) that certain Supplemental Agreement, dated November 1, 2010, by and among Contributor, J.C. Penney Properties, Inc. and J.C. Penney Corporation, Inc., and joined by Vornado Savanna LLC; as amended by that certain First Supplemental Agreement Modification and Extension, dated December 7, 2011, by and among Contributor, J.C. Penney Properties, Inc., J.C. Penney Corporation, Inc., and Vornado Savanna LLC; and that certain Second Supplemental Agreement Modification and Extension, dated June 30, 2012, by and among Contributor, J.C. Penney Properties, Inc. and J.C. Penney Corporation, Inc., and joined by Vornado Savanna LLC; (iii) that certain Supplemental Agreement, dated as of June 30, 2009, by and between Contributor and Target Corporation; as amended and restated by that certain Amended and Restated Supplemental Agreement, dated as of June 30, 2012, by and between Contributor, Vornado Savanna, LLC and

Target Corporation; and (iv) that certain Supplemental Agreement, dated as of June 30, 2012, by and between Contributor and Macy’s Retail Holdings, Inc.
“Operating Agreement Counterparties” means each of J.C. Penney Corporation, Inc., Macy’s Retail Holdings, Inc. and Target Corporation.
“Operating Agreement Estoppel Certificate” has the meaning ascribed to such term in Section 7.3(a).
“Operating Expenses” means all expenses paid or payable by or on behalf of the Partnership or PREIT Newco, computed in accordance with GAAP, relating to the operation, maintenance and management of the Property and calculated as of the Earnout Calculation Date on a prospective twelve (12) month going-forward basis, as agreed upon by each of Contributor and the Partnership, each acting reasonably and in good faith, including utilities, ordinary repairs and maintenance, insurance premiums, license fees, ground rent, real estate taxes, advertising expenses, payroll and related taxes, management fees, administrative, security and general expenses, capital reserves (calculated at twenty five cents ($.25) per square foot per annum, excluding space currently occupied by Macy’s, Target and JCPenney, it being agreed that the current approximate projected square footage of the Improvements less the space currently occupied by Macy’s, Target and JCPenney is approximately 731,878 square feet), bad debt reserves (calculated at fifty basis points (0.5%) of Operating Income), personal property taxes (if applicable) and a management fee (which for purposes of this definition shall be equal to three percent (3%) of Operating Income for such period, regardless of the amount of any management fee actually payable), but excluding (1) depreciation and amortization, (2) income taxes (or other impositions in the nature of income taxes), (3) debt service or other principal or interest payment, or amounts required to be reserved under any loan, (4) amounts required to be capitalized under GAAP (or any payment under a lease that is capitalized), (5) any item for which reimbursement would be covered under any insurance policy or paid by a third party (other than by a Tenant), (6) any fees, compensation or other amount, paid or payable other than on arm’s-length, market terms (it being agreed that the management fee specified above shall be deemed for purposes of this definition to be on arm’s-length, market terms) and (7) brokerage commissions, leasing allowances, tenant improvements, and any other costs (including leasing and other professional fees other than Specialty Leasing Expenses) incurred in connection with any leasing, marketing or sale of the Property; provided, however, that Operating Expenses shall not include any one time, non-recurring items.
“Operating Income” means all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source calculated as of the Earnout Calculation Date on a prospective twelve (12) month going-forward basis (taking into account the terms of any Lease and assuming that any letter of intent executed by a Tenant or prospective Tenant as of the Earnout Calculation Date will result in a legally binding Lease on the terms set forth in such letter of intent), provided that (1) free rent periods and rent abatements shall be disregarded and Operating Income shall include on an annualized basis the rent that would be payable upon the expiration of such free-rent period or abatement, (2) all rent, as well as all rent increases, that will become payable during such 12-month period, whether in base rent, percentage rent, additional rent or escalations, shall be annualized and treated as if in effect for the entire 12-month period, and (3) Operating Income shall include (a) utility, real estate tax or other miscellaneous expense recoveries, (b) forfeited Tenant security deposits or draws on other Tenant security, (c) common area maintenance, service fees or charges, license fees, parking fees, rent concessions or credits and other required pass-throughs and (d) business interruption or rent loss insurance proceeds; provided, however, that any straight-line rent or other GAAP adjustments shall be taken into account so as to eliminate any double-counting in calculating Operating Income, and Operating Income shall not include any one time, non-recurring items, except to the extent an item of expense associated with such income is included in Operating Expenses.

“Other Liens” means liens (including judgments and federal, state and municipal tax liens, but excluding Voluntary Liens and excluding any mechanic’s and materialman’s liens filed with respect to any work performed by or for any Tenants), in each case, encumbering the Property which are in liquidated amounts and which may be satisfied solely by the payment of money (including the preparation or filing of appropriate satisfaction instruments in connection therewith), excluding, however, any liens relating to obligations that are subject to adjustment between Contributor and the Partnership pursuant to the terms of this Agreement.
“Outside Date” has the meaning ascribed to such term in Section 10.1(a).
“Ownership Limit” means 9.9%.
“Parties” has the meaning ascribed to such term in the Preamble to this Agreement.
“Partnership” has the meaning ascribed to such term in the Preamble to this Agreement.
“Partnership Material Adverse Effect” means any effect which, individually or together with other effects, (i) is materially adverse to the business, financial condition or results of operations of the Trust and its subsidiaries (including the Partnership and PREIT Newco) taken as a whole, or (ii) materially impairs the ability of the Trust, the Partnership or PREIT Newco to consummate on or prior to the Outside Date the transactions contemplated hereunder or perform their respective obligations hereunder or under the agreements executed and delivered (or to be executed and delivered) in connection herewith, except, in each case, to the extent resulting from any of the following occurring after the date hereof:  (a) any change in general economic conditions in the United States or capital and financial markets generally or generally affecting the industry in which the Partnership operates in the United States, including changes in interest or exchange rates, regulatory or political conditions or developments, outbreak or escalation of hostilities, acts of war, terrorism or insurrection; (b) changes resulting from the announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby (except for purposes of Section 8.2(f) in so far as the representations contained therein address the consequences of the execution of this Agreement or the consummation of the transactions contemplated hereby); (c) any changes in Governmental Regulations or in GAAP (or the interpretation or enforcement thereof); or (d) any failure by the Trust or the Partnership to meet any published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations or any failure by the Trust or the Partnership to meet internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, provided that the exception contained in this clause (d) shall not apply to the underlying causes or reasons for any such failure; provided, further, that any effects resulting from the matters referred to in clause (a) or (c) shall be excluded only to the extent such matters do not disproportionately affect the Partnership and its subsidiaries relative to other industry participants in the United States.
“Partnership’s Costs” has the meaning ascribed to such term in Section 3.3(c).
“PEI Shares” means the common shares of Pennsylvania Real Estate Investment Trust, par value $1.00 per share.
“Percentage Interest” means, at any given time, the percentage calculated by dividing (i) the aggregate amount of equity securities of the Trust Beneficially Owned by Vornado Realty Trust and its Affiliates (but excluding Preferred Units issued pursuant to this Agreement), with each Common Unit deemed to be one PEI Share for purposes of this definition, by (ii) the sum of (A) the aggregate amount of outstanding common shares of the Trust as then most recently publicly disclosed by the Trust in a Form

10-K, Form 10-Q or Form 8-K filed with the Securities and Exchange Commission plus (B) the aggregate number of common limited partnership units outstanding in the Partnership not owned by the Trust (but, in each case, without giving effect, for purposes of this prong (ii), to any reduction after the Effective Date in the outstanding amount of common shares of the Trust or common limited partnership units of the Partnership).
“Permitted Exceptions” means and include all of the following:

(i)
liens for Taxes and assessments not yet due and payable (it being agreed that if any Tax or assessment is levied or assessed with respect to the Property after the Effective Date and the owner of the Property has the election to pay such Tax or assessment either immediately or under a payment plan with interest, Contributor may elect to pay under a payment plan, provided that Contributor shall pay at or prior to closing any installment due prior to the Closing Date and provided, further, that either (i) such payment plan allows the unpaid portion of such Tax or assessment to be paid on the Closing Date without penalty (and without any interest relating to a period after the Closing Date being due) or (ii) Contributor pays such penalty or interest at Closing;

(ii)
any exclusions from coverage set forth in the jacket in the form of owner’s policy of title insurance used by the Title Company, it being agreed that Contributor shall deliver a title affidavit in the form attached hereto as Exhibit 10.3(m) to permit the Title Company to omit or modify certain of such exclusions;

(iii)	any exceptions caused by the Partnership, its agents, representatives or employees;

(iv)	any matters deemed to constitute Permitted Exceptions under Article VI hereof;

(v)	matters disclosed or described on the Survey;

(vi)	title defects and encumbrances to title that are listed on Exhibit 1.1(A);

(vii)
such other exceptions as the Title Company shall commit to insure over without any additional cost to the Partnership, whether such insurance is made available in consideration of payment, bonding, indemnity of Contributor or otherwise;

(viii)
notices of commencement or other liens or encumbrances related to ongoing construction build-out of any Tenant spaces pursuant to the terms of Leases, and any mechanic’s liens filed with respect to work at the Property performed by or for (other than by Contributor) any of the Tenants and which the Tenant in question remains obligated to pay and discharge in full at its sole cost and expense, and any other lien, encumbrance or governmental obligation that affects solely the property of a Tenant or subtenant or is caused by a Tenant or subtenant and which such Tenant or subtenant is responsible to remove;

(ix)	notices of commencement or other liens or encumbrances related to the Redevelopment, and any mechanic’s liens filed with respect to the same;

(x)	the Leases and the Assumed Contracts, and the rights of Tenants under the Leases;

(xi)	liens and security interests securing or evidencing the Vornado Debt;

(xii)	any state of facts which are reflected in the Plans and Specifications;

(xiii)	possible non-material variations between the tax diagram on the tax map and the record description of the Real Property;

(xiv)
all rights for electricity, gas, telephone, water, cable, television and any other utilities to maintain and operate lines, cables, poles and distribution boxes serving the Property in, over, upon or under the Property; provided that such matters, individually or in the aggregate, could not reasonably be expected to materially adversely impact or materially interfere with the Property’s value or use for its current or intended purpose;

(xv)
local, state and federal Governmental Regulations, including building, land use and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property, and any violations thereof, whether or not noticed; and

(xv)
imperfections of title or encumbrances which, individually or in the aggregate, could not reasonably be expected to materially adversely impact or materially interfere with the Property’s value or use for its current or intended purpose.

Notwithstanding the foregoing, Permitted Exceptions shall not include matters required to be removed as of the Closing pursuant to this Agreement.
“Permitted Outside Parties” has the meaning ascribed to such term in Section 5.3(b).
“Permitted Quarterly Distributions” means regular, quarterly distributions of the Partnership in an amount not to exceed (a) with respect to “common units” of the Partnership, a per-unit amount equal to the corresponding regular, quarterly dividend declared in respect of a PEI Share for the same quarter and (b) with respect to “preferred units” of the Partnership, a per-unit amount not to exceed the regular distribution rate provided in the Partnership Agreement with respect to such preferred units.
“Permitted Quarterly Dividends” means regular, quarterly dividends of the Trust paid in the ordinary course.
“Person” means any individual, corporation, limited liability company, partnership, association, trust, Authority or any other entity or organization.
“Personal Property” means, except as listed on and excluded by Exhibit 1.1(B), (i) all fixtures, furniture, furnishings, tools, artwork, signage, vehicles, machinery, inventory, supplies and equipment as of the Effective Date located at and used or usable in connection with the ownership and operation of the Improvements which are owned by Contributor (excluding, however, any of the foregoing which are used or usable in connection with the Redevelopment as opposed to ordinary operation for its intended use), and (ii) all files, books and records relating solely to the ownership and operating of the Property, in whatever form they exist and wherever located which are owned by Contributor or its Affiliates. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Contributor’s business. Personal Property shall not include (a) materials subject to the attorney-client privilege, (b) property owned by Tenants or others, (c) personal property leased by Contributor or its Affiliate unless the Partnership assumes such lease in accordance with its terms, or (d) the Improvements. The Parties acknowledge that no portion of the Consideration is attributable to the Personal Property.
“Plans and Specifications” means the plans and specifications for the construction and renovation of the Improvements pursuant to the Construction Contracts and previously approved in writing by the Partnership, with such changes thereto as Contributor may hereafter determine in its sole discretion;

subject, however, to the Partnership’s approval right as to any changes or series of related changes to the Plans and Specifications that impact the Construction Budget by ten thousand dollars ($10,000.00) or more, except for changes that do not impact in any material respect the design, deliverables or quality of the Redevelopment, such approval not to be unreasonably withheld or delayed; provided that if the Partnership does not expressly approve or disapprove of any such proposed change (with reasonable detail as to the reason for any disapproval) by the end of the fifth (5th) Business Day after its receipt of a written notice from Contributor in accordance with Section 14.1 setting forth in reasonable detail the proposed change, then the Partnership shall be deemed to have approved such proposed change; provided, further, that Contributor’s notice shall contain the following legend in capitalized bold letters on the top thereof: “THIS IS A REQUEST FOR CONSENT TO A CHANGE TO THE PLANS AND SPECIFICATIONS. YOUR RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS. YOUR FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN YOUR CONSENT BEING DEEMED TO HAVE BEEN GRANTED.”
“Pre-Development Work” means any plans, specifications, designs and other work materials relating to implementation of the Master Plan, to the extent the same are owned by Contributor and its Affiliates.
“Preferred Units” means preferred limited partnership units in the Partnership, issued pursuant to an addendum to the limited partnership agreement of the Partnership in substantially the form attached hereto as Exhibit 1.1(E).
“PREIT Consultant” means an independent third party consultant to PREIT with demonstrated experience in the evaluation of the construction of projects, selected by PREIT and approved by Contributor (with such approval not to be unreasonably withheld).
“PREIT Newco” has the meaning ascribed to such term in the Preamble to this Agreement.
“Property” has the meaning ascribed to such term in Section 2.1.
“Proration Items” has the meaning ascribed to such term in Section 10.4.
“Proration Time” has the meaning ascribed to such term in Section 10.4.
“Qualifying Rating” has the meaning ascribed to such term in Section 4.1(c).
“Real Property” means those certain parcels of real property owned (or in the case of the parcel of real property subject to the Ground Lease, leased) by Contributor and the Affiliated Owners and more particularly described on the legal description attached hereto and made a part hereof as Exhibit 1.1(C) attached hereto (including, without limitation, the Loisdale office building), including Contributor’s rights thereto and estates therein pursuant to the Ground Lease, together with all of Contributor’s and the Affiliated Owners’ right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Contributor’s and the Affiliated Owners’ right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, surface and subsurface development rights and water rights.
“Redevelopment” means the construction and renovation of the Improvements in accordance with the Plans and Specifications and the Related Work Requirements.
“Redevelopment Condition” means the condition precedent described in Section 9.1(e).

“Registration Rights Agreement” has the meaning ascribed to such term in Section 10.2(e).
“Related Work Requirements” means the tenant fit-out and common area finishes (including FF&E) and related work listed on Exhibit 1.1(D).
“Remaining Completion Amount” has the meaning ascribed to such term in Section 13.1(a)(i)(y).
“Rent Arrears” has the meaning ascribed to such term in Section 10.5(a).
“Rent Roll” has the meaning ascribed to such term in Section 8.1(g).
“Required Tenants” means (i) the Anchor Tenant, (ii) all Tenants of space at the Property under Leases demising 20,000 square feet or more as of the Closing Date; and (iii) of the remaining Tenants of space at the Property as of the sixtieth (60th) day prior to the Closing Date, Tenants whose aggregate leased square footage equals or exceeds seventy percent (70%) of the aggregate leased square footage of the Property as of such 60th day (exclusive of the square footage occupied by the Anchor Tenant and Tenants under Leases demising 20,000 square feet or more).
“Scheduled Closing Date” has the meaning ascribed to such term in Section 10.1(a).
“SEC” means the U.S. Securities and Exchange Commission or any successor agency.
“SEC Documents” has the meaning ascribed to such term in Section 8.2(i).
“Section 1.707-4(d) Reimbursement” has the meaning ascribed to such term in Section 3.3(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Security Deposit Schedule” has the meaning ascribed to such term in Section 8.1(g).
“Specialty Leasing Expenses” means the salary and bonus compensation payable to one specialty leasing manager responsible for identifying, sourcing and closing transactions for carts, kiosks, and In-Line Space that are documented on license agreements, plus related costs, benefits, payroll taxes; provided that the aggregate amount of Specialty Leasing Expenses shall not exceed one hundred fifty thousand dollars ($150,000) per annum.
“Substantially Complete” or “Substantial Completion” means, with respect to the Redevelopment, that the Architect shall have issued its certification approving final payment to WT following WT’s submission to the Architect of evidence of “Final Completion” (as defined in Section 5.42 of the WT Contract) in accordance with the Plans and Specifications, which certification shall be in form and substance customary for such certifications. For purposes of this Agreement, the Redevelopment shall not be Substantially Complete if certificate(s) of occupancy with respect to all common areas of the Property have not been issued by the applicable Governmental Authorities.
“Survey” means the survey of the Real Property performed on August 25, 2005, modified March 29, 2006 and last modified on April 19, 2006 by ASC National LLC, which Survey was prepared in connection with a Title Commitment issued by Chicago Title Insurance Company dated January 5, 2005 under Commitment No. 257B-0125D and only describes Property 1 and Property 2, as described therein, together with the Subdivision Plat dated February 1, 2008, revised on October 29, 2008 and October 5, 2010 made by christopher consultants for Arlen of Virginia, Inc.

“Survival Period” has the meaning ascribed to such term in Section 8.4.
“Tax” or “Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, stamp, registration, value added, alternative or add-on minimum, estimated, environmental, or other tax of any kind whatsoever and any similar duties, charges, or assessments imposed by an Authority, together with all interest, penalties, or additions thereto, whether disputed or not.
“Tax Proceeding” means any audit, examination, contest, litigation, investigation or other proceeding by, with or against any taxing authority or otherwise with respect to Taxes.
“Tax Protection Agreement” has the meaning ascribed to such term in Section 10.2(j).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tenant Estoppel Certificates” has the meaning ascribed to such term in Section 7.3(a).
“Tenants” means the tenants, subtenants, licensees or other occupants of space at the Property under the Leases.
“Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 5.2(b), 5.3, 5.4, 6.4, 11.1(a), 12.1, 14.1, and Articles XIII, XV, XVI and XVII, and any other obligations which pursuant to their terms survive or relate to the period after any termination of this Agreement.
“TI Expenditures” means all verifiable tenant improvement costs and expenses actually incurred for repairs, improvements, equipment, painting, decorating, partitioning, carpeting, and other work performed in a Tenant’s space, to the extent required under its Lease, including any reimbursements paid to the Tenant in connection with any such work performed by the Tenant.
“Title Commitment” has the meaning ascribed to such term in Section 6.1.
“Title Company” means the title company selected by the Partnership.
“Title Defects” means any title matters relating to the Real Property or Improvements that are not approved or deemed approved by the Partnership in accordance with this Agreement, but excluding (i) Permitted Exceptions and (ii) mechanic’s and materialmen’s liens resulting from work at the Real Property that is required hereunder to be paid or discharged by Contributor prior to or at the Closing or prorated pursuant to Section 10.4.
“Title Policy” means the owner’s title insurance policy issued by the Title Company substantially in the form of the Title Commitment, insuring marketable (i) fee simple title to the Real Property (other than with respect to the Real Property that is subject to the Ground Lease), and (ii) leasehold title to the Real Property that is subject to the Ground Lease, subject in each case only to Permitted Exceptions.
“Transfer” has the meaning ascribed to such term in Section 15.2.
“Trust” means Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust.

“Units” means all of the Common Units and Preferred Units to be received by Contributor pursuant to this Agreement.
“Updated Rent Roll” has the meaning ascribed to such term in Section 7.2(a).
“Updated Survey” has the meaning ascribed to such term in Section 6.1.
“Updated Title Commitment” has the meaning ascribed to such term in Section 6.2.
“Voluntary Liens” means (i) liens and other encumbrances (other than Permitted Exceptions) which Contributor has knowingly and intentionally placed on the Property (which includes any mortgage or lien created or consented to by Contributor in violation of Article VII below) and (ii) any mechanic’s lien with respect to work contracted for by or on behalf of Contributor at the Property.
“Vornado Debt” means (i) the existing mortgage debt which encumbers the Property as of the Effective Date, which is currently held by VMS Lender LLC, a Delaware limited liability company, in the approximate amount of one hundred twenty-seven million dollars ($127,000,000) (including accrued interest as of the Effective Date), plus (ii) the accrued interest and fees on the debt in the foregoing clause (i) between the Effective Date and the Closing Date, plus (iii) any other debt incurred by Contributor or its Affiliate before the Closing Date for the construction, renovation, improvement or maintenance of the Property (including accrued interest) and owed to Affiliates of Contributor, plus (iv) any premium or penalty on the debt in the foregoing clauses (i) or (ii) required to be paid in connection with the transactions contemplated by this Agreement; provided that the total outstanding principal amount of Vornado Debt, together with the amount of all accrued and unpaid interest and fees and outstanding costs and expenses related to the Vornado Debt (including the discharge thereof), shall not exceed Three Hundred Forty Million and No/100 Dollars ($340,000,000).
“Vornado Debt Amount” has the meaning ascribed to such term in Section 3.3(a).
“VRLP” has the meaning set forth in the Preamble to this Agreement.
“Warranties” means all representations, warranties, guaranties and indemnities given for the benefit of Contributor or any of its Affiliates in connection with the Redevelopment (including the Related Work Requirements), the Offsite Improvements, the Personal Property or the Construction Contracts.
“WT” means Whiting-Turner Contracting Company and its successors and assigns.
“WT Contract” means that certain Construction Management Agreement with the Construction Manager Acting as Contractor and Holding Subcontracts, dated as of August 30, 2012, between Contributor and WT, together with all amendments and supplements thereto.
ARTICLE II
CONTRIBUTION AGREEMENT
Section 2.1    Agreement. Contributor hereby agrees to contribute and convey to the Partnership, and the Partnership hereby agrees to accept from Contributor, on the Closing Date and subject to the terms and conditions of this Agreement, all of Contributor’s and the Affiliated Owners’ right, title and interest in and to the following, without duplication (collectively, the “Property”):
(a)    the Real Property;
(b)    the Improvements;

(c)    the Personal Property;
(d)    the Leases, and (subject to the terms of the applicable Leases) any security deposits held by Contributor under the Leases;
(e)    the Assumed Contracts;
(f)    the Operating Agreement;
(g)    the Licenses and Permits;
(h)    the Intangible Property;
(i)    the Ground Lease;
(j)    the Warranties; and
(k)    the Pre-Development Work, if any.
Section 2.2    PREIT Newco. The Partnership hereby designates PREIT Newco to acquire the Property and assume the covenants and obligations of the Partnership hereunder, such that upon and in connection with the Closing all rights, benefits, obligations and liabilities hereunder in respect of the Property shall accrue and run to the benefit of PREIT Newco and constitute the obligations of PREIT Newco and, without duplication, the Partnership (and references herein to the “Partnership” shall be construed accordingly), it being agreed, however, that any such designation shall not relieve the Partnership of its obligation to issue the Units, pay the Consideration and any Earnout, or otherwise relieve the Partnership of any obligation or liability hereunder to Contributor. PREIT Newco has executed this Agreement to evidence its agreement to this Section 2.2.
Section 2.3    Assumed Contracts, Warranties and Other Property. Notwithstanding anything to the contrary in Section 2.1, Contributor shall have no obligation to assign at the Closing to the Partnership or PREIT Newco, and neither this Agreement nor any agreement or instrument delivered at Closing shall constitute an actual or attempted assignment to or assumption by the Partnership or PREIT Newco of, any Assumed Contract, Warranty or other Property described in Section 2.1 (other than the Real Property, Improvements, Personal Property, and Intangible Property) if such actual or attempted assignment or assumption (a) would require the consent, waiver or approval of another party or (b) would violate any Governmental Regulation or breach or cause a default under such Assumed Contract, Warranty or other Property or otherwise trigger any termination or renegotiation right of such other party thereto. Contributor shall use commercially reasonable efforts to obtain any consents and novations required in order to effectuate the assumption by and assignment to PREIT Newco of the Assumed Contracts, Warranties and other Property described in Section 2.1 and, promptly following receipt of any required consents and novations, the Parties shall effectuate such assignment and assumption. If any such consent or novation shall not be obtained prior to the Closing Date, Contributor shall execute and deliver an agreement with PREIT Newco reasonably acceptable to PREIT Newco (at PREIT Newco’s cost and expense) to provide or transfer to PREIT Newco the benefits intended to be assumed by and assigned to it, including enforcement at PREIT Newco’s election, and at the cost and for the account of PREIT Newco, of any and all rights of Contributor against the other party thereto pursuant to any such Assumed Contracts, Warranties or other Property.
ARTICLE III
CONSIDERATION

Section 3.1    Consideration. The consideration for the contribution of the Property (the “Consideration”) shall consist of (a) the Partnership’s assumption of the Vornado Debt Amount, as provided in Section 3.7; (b) the Cash Amount, payable at Closing as provided in Section 3.3; (c) the Units (or if Section 3.4(b) is applicable, PEI Shares), deliverable at Closing as provided in Section 3.4; and (d) the Earnout, payable on the Earnout Payment Date as provided in Section 3.5.
Section 3.2    Assumption of Obligations. At the Closing, the Partnership or PREIT Newco, as applicable, will assume all of the covenants and obligations of Contributor pursuant to the Leases, Assumed Contracts, Operating Agreement, Licenses and Permits, and Ground Lease which are to be performed on or after the Closing Date.
Section 3.3    Cash Amount; Section 1.707-4(d) Reimbursement.
(a)    No later than 12:00 noon (New York time) on the Scheduled Closing Date, subject to the satisfaction of the conditions set forth in Section 9.1 or elsewhere in this Agreement to be satisfied prior to Closing, the Partnership shall deliver to the Closing Escrow Agent for payment to Contributor in accordance with the terms of this Agreement, cash (the “Cash Amount”) in an amount equal to the excess, if any, of (i) Three Hundred Forty Million and No/100 Dollars ($340,000,000.00) over (ii) the amount of all outstanding principal and accrued and unpaid interest of the Vornado Debt as of the Closing Date (the “Vornado Debt Amount”), subject to adjustment, if applicable, pursuant to Sections 3.3(b), 3.4(b), 3.4(c), 6.4, 10.1(a), 10.1(b), 10.4, 13.1(a)(i)(y) and 13.1(a)(ii)(y). Subject to Section 3.3(b), the Parties shall treat (and shall cause their respective Affiliates to treat) all of the Cash Amount as a reimbursement of capital expenditures made by Contributor with respect to the Property during the two-year period preceding the Closing (other than any capital expenditures financed by additional debt described in clause (iii) of the definition of “Vornado Debt”) as described in Treasury Regulations Section 1.707-4(d) (the portion of the Cash Amount so treated, the “Section 1.707-4(d) Reimbursement”). Contributor has provided the Partnership with draft information and documentation regarding the amount of capital expenditures made by Contributor with respect to the Property during the two-year period preceding the Closing and supporting the determination that the Cash Amount should be treated as a Section 1.707-4(d) Reimbursement under the Code and the Treasury Regulations promulgated thereunder, and the Contributor shall update such information and documentation (and provide such updated information and documentation to the Partnership) no less than thirty (30) days before the Closing Date.
(b)    If the amount of the capital expenditures made by Contributor with respect to the Property during the two-year period immediately preceding the Closing (other than any capital expenditures financed by additional debt described in clause (iii) of the definition of “Vornado Debt”) and described in Treasury Regulations Section 1.707-4(d) (taking into account the limitations set forth in Treasury Regulations Section 1.707-4(d)(2)(ii)) is less than the excess of (i) Three Hundred Forty Million and No/100 Dollars ($340,000,000.00) over (ii) the Vornado Debt Amount, then Contributor may elect, by written notice to the Partnership, to decrease the Cash Amount so that it is equal to the amount of such capital expenditures and to receive a number of Preferred Units, valued at the per-unit liquidation preference of such Preferred Units, with a value equal to the amount of such decrease to the Cash Amount (or, at the Partnership’s election, a number of Common Units with a value (valued at the Average Trading Price as of the Closing Date) equal to the amount of such decrease to the Cash Amount); provided, however, that if Closing occurs on or before March 31, 2015, Contributor may not elect to decrease the Cash Amount by more than Twenty Five Million Dollars ($25,000,000.00); and provided, further, that if Closing occurs after March 31, 2015, Contributor may not elect to decrease the Cash Amount by more than

Sixty Million Dollars ($60,000,000.00). If Contributor is entitled to make the election to decrease the Cash Amount pursuant to the immediately preceding sentence and Contributor does not make such election, then, notwithstanding anything to the contrary in Section 3.3(a) or any other provision of this Agreement, only such portion of the Cash Amount that does not exceed the amount of the capital expenditures made by Contributor with respect to the Property during the two-year period immediately preceding the Closing (other than any capital expenditures financed by additional debt described in clause (iii) of the definition of “Vornado Debt”) and described in Treasury Regulations Section 1.707-4(d) (taking into account the limitations set forth in Treasury Regulations Section 1.707-4(d)(2)(ii)) shall be treated as a Section 1.707-4(d) Reimbursement.
(c)    The Cash Amount, together with all other costs and amounts to be paid by the Partnership at the Closing pursuant to the terms of this Agreement (collectively, the “Partnership’s Costs”), shall be paid by Federal Reserve wire transfer of immediately available funds to the account of the Closing Escrow Agent. The Closing Escrow Agent, following authorization and instruction by the Parties at the Closing, shall (a) pay to Contributor by Federal Reserve wire transfer of immediately available funds to an account designated by Contributor, the Cash Amount, less any costs or other amounts to be paid by Contributor at the Closing and prorations pursuant to the terms of this Agreement, (b) pay to the appropriate payees out of the proceeds of closing payable to Contributor all costs and amounts to be paid by Contributor at the Closing pursuant to the terms of this Agreement, and (c) pay the Partnership’s Costs to the appropriate payees at the Closing pursuant to the terms of this Agreement.
Section 3.4    Units.
(a)    As payment of a portion of the Consideration, Contributor shall receive (i) Six Million Two Hundred Fifty Thousand (6,250,000) Common Units, subject to adjustment, if applicable, pursuant to Sections 3.4(b), 3.4(c), 6.4, 10.1(a), 10.1(b), 10.4, 13.1(a)(i)(y) and 13.1(a)(ii)(y); plus (ii) if the Average Trading Price as of the Closing Date is less than Twenty Dollars ($20.00), a number of Preferred Units, valued at the per-unit liquidation preference of such Preferred Units, such that the value of such Preferred Units is equal to the product of (x) the number of Common Units issuable pursuant to clause (i) above multiplied by (y) the difference between the Average Trading Price as of the Closing Date and Twenty Dollars ($20.00); provided that the difference calculated pursuant to clause (y) shall not exceed One Dollar and Fifty Cents ($1.50) per Common Unit; plus (iii) the Preferred Units deliverable pursuant to Section 3.3(b); plus (iv) the Common Units deliverable pursuant to Section 3.3(b). At the Partnership’s election, the Preferred Units payable as provided in clause (ii) of the preceding sentence shall be payable in Common Units, valued at the Average Trading Price as of the Closing Date. At the Closing, the Partnership shall issue and deliver to Contributor the number and type of Units required by this Section 3.4(a), duly authorized and validly issued in accordance with the terms of the Partnership’s certificate of limited partnership and agreement of limited partnership as the same are in effect as of the Effective Date and the Closing Date; provided that if the Units are certificated, the Partnership may deliver a .pdf copy of the certificate(s) evidencing the Units on the Closing Date with originals to follow as promptly as practicable after the Closing Date. The Partnership shall take such limited partnership actions as are necessary to cause the Units to be duly authorized and validly issued to Contributor, and the Partnership shall cause the Trust to give its consent to and take such actions as are necessary to cause the admission at the Closing of Contributor as a limited partner of the Partnership.
(b)    Notwithstanding the provisions of Section 3.4(a), if an MR Event occurs before the Closing Date, Contributor shall notify the Partnership as promptly as practicable, and shall receive (i) in lieu of the Common Units described in Section 3.4(a)(i), the same number of registered and freely tradable PEI Shares, and (ii) in lieu of any Preferred Units described in Sections 3.4(a)(ii) and 3.4(a)(iii), cash in an amount equal to the number of Preferred Units that would have been deliverable pursuant to

Sections 3.4(a)(ii) and 3.4(a)(iii) multiplied by the per-unit liquidation preference of the Preferred Units that would have been issued, and (iii) in lieu of the Common Units described in Section 3.4(a)(iv), cash in an amount equal to the number of Common Units that would have been deliverable pursuant to Section 3.4(a)(iv) multiplied by the Average Trading Price as of the Closing Date. The Partnership shall cause the Trust to take such actions as are necessary to cause such PEI Shares to be duly authorized and validly issued to Contributor, including registration and listing applications with respect thereto. If an MR Event occurs within thirty (30) days before the Closing Date, Contributor or the Partnership may elect, upon notice to the other, to extend the Closing Date by up to three (3) additional Business Days or such longer period of time as reasonably required in order to effect the registration and listing of the PEI Shares (provided that, in lieu of any extension beyond such three (3) Business Day period, Contributor may elect to close with unregistered PEI Shares, in which case the Parties shall cause the same to be registered as promptly as reasonably practicable), irrespective of the other provisions of this Agreement.
(c)    If, prior to the Closing Date, (i) the Common Units, or PEI Shares into which the Common Units may be redeemed pursuant to Section 9.5 of the PREIT Partnership Agreement, is changed into a different number or kind of partnership interests or equity securities as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, or (ii) the Partnership or the Trust makes a distribution of cash or other assets or property to its equityholders other than Permitted Quarterly Dividends and Permitted Quarterly Distributions, then in each of the foregoing clauses (i) and (ii), the amount and/or type of Common Units, Preferred Units and/or PEI Shares to be issued to Contributor pursuant to this Section 3.4 shall be equitably and proportionately adjusted as reasonably determined by the Parties to eliminate the effects of such event on the consideration to be issued pursuant to this Section 3.4 and provide Contributor and the Partnership the same economic effect as contemplated by this Section 3.4 prior to such event. In the event that the Parties cannot agree upon an adjustment described in the preceding sentence, the Parties will submit the dispute over such adjustment to arbitration as provided in Section 17.4.
(d)    Contributor hereby represents and warrants to the Partnership, as of the Effective Date and as of the Closing Date, as follows:
(i)    Exemption From Registration. Contributor understands that the offering and transfer of the Units are intended to be exempt from registration under the Securities Act and applicable U.S. state securities laws in reliance on the private placement exemption from registration provided in Section 4(2) of the Securities Act and Regulation D promulgated thereunder and exemptions under applicable U.S. state securities laws.
(ii)    No Advice. Contributor acknowledges that none of the Partnership, the Trust or any Affiliate thereof has rendered any investment advice or securities valuation advice to Contributor, and that Contributor is neither subscribing for nor acquiring any interest in the Partnership in reliance upon, or with the expectation of, any such advice.
(iii)    No Other Representations; No Reliance. No representations or warranties have been made to Contributor with respect to the investment in the Units or the Partnership other than the representations expressly set forth herein, and Contributor has not relied upon any representation or warranty not expressly provided herein.
(iv)    Securities Resale Representations. Contributor understands and acknowledges that the Units are not registered under the Securities Act or any state securities laws.

Contributor understands that the Units cannot be sold unless they are registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.
(v)    Nature of Contributor. Contributor is an “accredited investor” as defined in Rule 501(a) of the Securities Act. In the normal course of Contributor’s business, it invests in and sells securities and is familiar with the terms of securities with characteristics similar to the Units. Contributor is a sophisticated acquirer with respect to the Units and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such Units, and is aware of and has considered the financial risks and financial hazards of acquiring the Units on the terms set forth in this Agreement.
(vi)    Purchase for Investment. Contributor is acquiring the Units solely for its own account and for investment and not with a view to, or for sale in connection with, the distribution of the Units within the meaning of the Securities Act.
(e)    The Partnership shall not issue or deliver any fractional Units as Consideration but shall round the number of Units up to the next whole Unit, unless such rounding would result in the Percentage Interest exceeding the Ownership Limit.
(f)    The provisions of this Section 3.4 shall survive Closing.
Section 3.5    Earnout.
(a)    On the Earnout Payment Date, the Partnership shall pay Contributor the following amounts (together, the “Earnout”):
(i)    If the Earnout Base Amount is greater than zero, and the Partnership has made any claims for breaches of representations and warranties pursuant to Section 8.5(a)(i) which have been actually paid by Contributor to or for the account of the Partnership prior to the Earnout Payment Date, then the Partnership shall pay to Contributor the aggregate amount of such payments up to the lesser of (x) the Earnout Base Amount and (y) Eight Million Two Hundred and Fifty Thousand Dollars ($8,250,000.00); and
(ii)    The Partnership shall pay Contributor an amount equal to fifty percent (50%) of the excess, if any, of the Earnout Base Amount over the amount payable to Contributor pursuant to Section 3.5(a)(i).
The “Earnout Base Amount” shall be equal to the excess, if any, of (i) the quotient of (x) the Property’s Net Operating Income as of the Earnout Calculation Date divided by (y) five and one-half percent (5.5%), over (ii) Four Hundred Sixty-Five Million and No/100 Dollars ($465,000,000.00). The Earnout shall be payable in Preferred Units, valued at the per-unit liquidation preference of the Preferred Units. Notwithstanding the foregoing, if an MR Event occurs before the Closing Date, Contributor shall receive the entire Earnout in cash. If Contributor receives the Earnout in Units, (A) Contributor shall be deemed to have remade the representations and warranties in Section 3.4(d) effective on the date on which Contributor delivers the notice of election and on the Earnout Payment Date, and (B) on the Earnout Payment Date, the Partnership shall deliver to Contributor opinions of counsel as to the matters covered in the opinions delivered at Closing pursuant to Section 10.2(m).
(b)    If Contributor’s calculation of the Earnout exceeds the Partnership’s calculation of the Earnout, then the Partnership shall pay Contributor the amount of the Partnership’s calculation of the Earnout on the Earnout Payment Date, and the Parties will submit the dispute over the balance of the Earnout amount to arbitration as provided in Section 17.4. If the arbitration panel decides that the Partnership’s calculation was incorrect, the Partnership shall pay or, to the extent permitted by the proviso in Section 3.5(a), deliver Units to Contributor (valued as of the Earnout Payment Date at and in the manner provided in Section 3.5(a)), as applicable, in the amount determined by the arbitration panel, plus interest on the balance equal to the prime rate (as published in The Wall Street Journal, Money Rates) plus five percent (5%) per annum, from the Earnout Payment Date until the date paid.
(c)    The provisions of this Section 3.5 shall survive Closing.
Section 3.6    Intentionally Omitted.
Section 3.7    Assumption and Payoff of Vornado Debt. No later than three (3) Business Days prior to the Closing Date, Contributor shall deliver to the Partnership a customary payoff letter with respect to the Vornado Debt, which shall indicate the Vornado Debt Amount. At the Closing, subject to the satisfaction of the conditions set forth in Section 9.1 or elsewhere in this Agreement to be satisfied prior to Closing, the Partnership shall assume the Vornado Debt and concurrently with such assumption shall deliver to the Closing Escrow Agent for payment to the respective holders of the Vornado Debt, cash equal to the Vornado Debt Amount. The Closing Escrow Agent, following authorization and instruction by the Parties at the Closing, shall pay such cash to the respective holders of the Vornado Debt, pursuant to wire instructions provided by Contributor and countersigned by such holders, by Federal Reserve wire transfer of immediately available funds. The Parties shall treat (and shall cause their respective Affiliates to treat) the Partnership’s assumption of the Vornado Debt as the assumption of a “qualified liability” of Contributor within the meaning of Treasury Regulations Section 1.707-5(a)(6).
Section 3.8    No Financing Contingency. Notwithstanding anything to the contrary contained in this Agreement, the Partnership acknowledges and agrees that this transaction, and the Partnership’s obligations under this Agreement, are not conditioned on or subject to the Partnership obtaining financing for any portion of the Consideration or the Partnership’s Costs; provided that the foregoing shall not be construed to prohibit the Partnership from obtaining acquisition financing for the transactions herein contemplated.
Section 3.9    Tax Reporting; Withholding; REIT Certifications.
(a)    The Partnership and Contributor (i) shall, and shall cause their respective Affiliates to, report the transactions contemplated by this Article III consistently for all U.S. federal (and where applicable, state and local) income tax purposes as transactions that do not give rise to any taxable income or gain to Contributor and (ii) shall not, and shall cause their respective Affiliates not to, take any position inconsistent with such treatment of any Tax Return or in connection with any Tax Proceeding, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign tax Governmental Regulation).
(b)    Notwithstanding anything herein to the contrary, the Partnership, PREIT Newco and the Closing Escrow Agent, as applicable, shall each be entitled to deduct and withhold from any payment otherwise due under this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any other applicable Law. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c)    For so long as Vornado Realty Trust and its Affiliates own, directly or indirectly, ten percent (10%) or more of the aggregate number of units outstanding in the Partnership (including Preferred Units issued pursuant to this Agreement) by capital or profits, the Partnership shall (i) provide Vornado Realty Trust with the opportunity to make timely taxable REIT subsidiary elections under Section 856(l) of the Code with any corporate Affiliates of the Partnership and (ii) provide Vornado Realty Trust with sufficient information to determine if Vornado Realty Trust has any rental income from an Affiliate of the Partnership subject to Section 856(d)(2)(B) of the Code.
(d)    For so long as Contributor or its Affiliate is a limited partner in the Partnership, the Partnership shall deliver to Contributor’s Tax Director, at the address set forth in Section 14.1(a), within (i) twenty-five (25) Business Days after the end of each of the first, second and third calendar quarter of each fiscal year, a certificate or certificates signed by an authorized officer of the Partnership to the effect that the Partnership has complied with the asset tests contained in Section 856 of the Code (assuming for this purpose that the Partnership was treated as a REIT) for the relevant quarter and (ii) within forty-five (45) Business Days after the end of each fiscal year, a certificate or certificates signed by an authorized officer of the Partnership to the effect that the Partnership has complied with the income and asset tests contained in Section 856 of the Code (assuming for this purpose that the Partnership was treated as a REIT) for the relevant fiscal year. The certificate described in clause (ii) of the immediately preceding sentence shall also set forth the amount of gross income allocable to the Contributor for the relevant fiscal year. In addition, at all times, even if Contributor is not a limited partner in the Partnership, the Partnership shall provide reasonable cooperation to Contributor, at Contributor’s expense, including by providing information and documents reasonably required, in addressing issues raised by any taxing authority in any audit or similar proceeding that relates to or arises out of Contributor’s investment in the Partnership.
(e)    The provisions of this Section 3.9 shall survive Closing.

ARTICLE IV
DEPOSIT L/C
Section 4.1    Deposit L/C; Cash Deposit.
(a)    Promptly and in any event by no later than three (3) Business Days following the Effective Date (and as a condition precedent to the effectiveness of this Agreement), (i) the Partnership shall deliver to Contributor a clean, irrevocable and unconditional letter of credit in favor of Contributor, having a term of at least one (1) year with automatic annual renewals unless Contributor receives notice of non-renewal from the issuing financial institution at least thirty (30) days prior to the then expiration of the then current Deposit L/C, and issued by a bank reasonably acceptable to Contributor, transferable by Contributor without cost, capable of being drawn upon in New York, New York, and otherwise in form and content reasonably acceptable to Contributor (a “Deposit L/C”), in the amount of thirty million dollars ($30,000,000.00) and (ii) the Partnership shall deposit cash in the amount of sixteen million five hundred thousand dollars ($16,500,000.00) with the Deposit Escrow Agent, who shall maintain such deposit in accordance with an escrow agreement in the form attached hereto as Exhibit 4.1 (the “Initial Cash Deposit”). If the Partnership fails to comply with the obligations of this Section 4.1(a) by the third (3rd) Business Day following the Effective Date, this Agreement shall be void and of no further force and effect.
(b)    The Partnership shall use commercially reasonable efforts to deliver to Contributor, by no later than the date that is forty-five (45) days from the Effective Date, an additional Deposit

L/C in the amount of sixteen million five hundred thousand dollars ($16,500,000.00), or replace the Deposit L/C initially delivered to Contributor pursuant to the foregoing clause (i) with a Deposit L/C in the amount of forty-six million five hundred thousand dollars ($46,500,000.00), which additional or replacement Deposit L/C shall comply in all respects with the requirements applicable to the initial Deposit L/C set forth in this Section 4.1; provided, however, that Contributor shall take any actions required to refund the Initial Cash Deposit to the Partnership substantially simultaneously with the Partnership’s delivery of the additional or replacement Deposit L/C required by this Section 4.1(b) (including, without limitation, by executing an irrevocable instruction to the Deposit Escrow Agent to release the Initial Cash Deposit to the Partnership) and, if the Partnership elects to deliver a replacement Deposit L/C in lieu of an additional Deposit L/C, to return the initial Deposit L/C substantially simultaneously to the Partnership.
(c)    If Contributor has not received, at least ten (10) Business Days prior to the date on which any then outstanding Deposit L/C is scheduled to expire, a renewal or replacement Deposit L/C complying with all the requirements of this Section 4.1 and which is otherwise materially and substantially similar to the Deposit L/C delivered to Contributor on the date hereof and/or pursuant to Section 4.1(b), Contributor may draw upon the Deposit L/C in the full amount (in which case, as well as in the case described in the following sentence, references herein to the “Deposit L/C” shall be deemed to refer to such drawn amount). In the event of any downgrade, withdrawal or qualification of the long-term unsecured debt rating of the financial institution issuing the Deposit L/C or any replacement thereof to a rating below “A” by Standard & Poor’s Rating Services or any comparable rating by any other agency rating such long-term unsecured debt (a “Qualifying Rating”), the Partnership shall deliver to Contributor a new Deposit L/C in lieu thereof, complying in all respects with the requirements applicable to the initial Deposit L/C set forth in this Section 4.1, no later than five (5) days after the Partnership receives notice of any such downgrade, withdrawal or qualification issued by a bank with a Qualifying Rating (failing which, Contributor may draw upon the Deposit L/C in the full amount). The Partnership shall not assign or encumber or attempt to assign or encumber any monies deposited as security for the Deposit L/C. The Contributor shall not draw the Deposit L/C other than as permitted pursuant to this Section 4.1(c) and Section 13.3. If Contributor draws upon any Deposit L/C pursuant to this Section 4.1, it shall substantially simultaneously deposit such cash with the Deposit Escrow Agent (the “Cash Deposit”), who shall maintain such deposit in accordance with an escrow agreement in the form attached hereto as Exhibit 4.1.
ARTICLE V
INSPECTION OF PROPERTY
Section 5.1    Partnership’s Inspection of the Property.
(d)    Subject to Section 5.5, the Partnership and its authorized agents and representatives, including the PREIT Consultant (for purposes of this Article V, the “Licensee Parties”) shall have the right, subject to the rights of the Tenants, to enter upon the Real Property and Improvements at all reasonable times to review the progress of the Redevelopment. The Parties will reasonably cooperate to schedule such entry so as to minimize any disruption to the Redevelopment and to afford Contributor a reasonable opportunity to be present. The Partnership shall have the right to communicate with Contributor’s employees or vendors, Tenants or any other occupants of the Property, or the Authorities regarding the Property with the prior written consent of Contributor, not to be unreasonably withheld, delayed or conditioned, and, if such consent is granted, shall afford Contributor a reasonable opportunity to participate and be present during any such communications. Except as required by law or regulations or in connection with carrying out its obligations hereunder, or as permitted in Section 5.3 or Article XII, the Partnership shall not make any notifications or disclosures to any Authorities or any other third party (other than Permitted Outside Parties in accordance with Section 5.3(b)) regarding any matter revealed in its inspections of the Property without Contributor’s written permission, not to be unreasonably withheld, delayed or conditioned. To the extent the Partnership makes such permitted notifications or disclosures in writing, the Partnership shall provide Contributor with copies of same. No destructive testing or sampling of surface or subsurface soils, surface water, groundwater, or any materials in, on or under the Property, shall be conducted during any entry by the Partnership or any Licensee Party upon the Real Property and Improvements without Contributor’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. The Partnership and the PREIT Consultant shall be entitled to receive reasonable updates and information regarding the status and progress of the Redevelopment.
(e)    Contributor shall direct the Architect to give the PREIT Consultant five (5) Business Days’ advance notice via telephone or e-mail of the date or dates on which the Architect conducts its inspections of the Redevelopment related to the Architect’s Representations. The PREIT Consultant shall be afforded an opportunity to accompany the Architect on such inspection(s) and to provide recommendations to the Architect on any matters affecting the Architect’s Representations. Contributor shall direct the Architect to consider in good faith such recommendations of the PREIT Consultant, and shall promptly provide a copy of the Architect’s Representations to the Partnership. Notwithstanding anything to the contrary in this Agreement, no review, report or inspection by or participation of the Partnership or the PREIT Consultant shall impose any responsibility or liability on the Partnership or the PREIT Consultant for safety or construction means, methods and procedures.
(f)    Contributor shall direct the Architect to give the PREIT Consultant five (5) Business Days’ advance notice via telephone or e-mail of the date or dates upon which the Architect conducts its inspections related to the construction manager’s final application for payment and the issuance of its certificate of Substantial Completion. The PREIT Consultant shall be afforded a reasonable opportunity to accompany the Architect on such inspection(s) and to provide recommendations to the Architect on any matters related to the construction manager’s final application for payment and the Architect’s issuance of its certificate of Substantial Completion. Contributor shall direct the Architect to consider in good faith such recommendations of the PREIT Consultant, and shall promptly provide a copy of the Architect’s certificate of Substantial Completion.
Section 5.2    Entry and Inspection Obligations.
(g)    The Partnership agrees that in entering upon and inspecting the Property, the Partnership and the other Licensee Parties will (i) comply with any reasonable requirements or guidelines imposed or established by Contributor consistent with the other terms hereof, and (ii) shall not (A) unreasonably disturb the Tenants or other occupants or unreasonably interfere with the use of the Property pursuant to the Leases or the Operating Agreement; (B) unreasonably interfere with the construction, renovation, operation and maintenance of the Real Property or Improvements; (C) damage any part of the Property or any personal property owned or held by the Tenants or any other Person; (D) injure or otherwise cause bodily harm to Contributor, the Tenants or to any of their respective agents, invitees, contractors and employees; (E) permit any liens to attach to the Property by reason of the exercise of the Partnership’s rights under this Article V; or (F) reveal or disclose any non-public information obtained from Contributor or its agents or employees (or as a result of inspections) concerning the Property and the Documents to anyone outside the Partnership’s organization, except in accordance with the terms set forth in Sections 5.1 and 5.3(b) and Article XII. The Partnership will, and shall cause its Licensee Parties to, maintain commercial general liability (occurrence) insurance on terms and in amounts reasonably satisfactory to Contributor and workers’ compensation insurance in statutory limits to the extent the Partnership or any Licensee Party performs any physical inspection or sampling at the Real Property in accordance with Section 5.1. In each case (other than with respect to workers’ compensation insurance), such policies shall insure Contributor, the Partnership, Contributor’s property manager, and such other parties as Contributor shall reasonably request, and the Partnership shall deliver to Contributor evidence of insurance verifying such coverage prior to entry upon the Real Property. The Partnership shall also (1) promptly pay when due the costs of all inspections and examinations conducted with regard to the Property; (2) cause all such inspections to be conducted in accordance with standards customarily employed in the industry and in compliance with all Governmental Regulations; (3) upon termination of this Agreement other than by reason of Contributor’s default, at Contributor’s written request, promptly furnish to Contributor copies of any written third-party studies, reports or test results received by the Partnership regarding the Property in connection with any such inspections; and (4) repair any damage to the Real Property and Improvements resulting from any such entry upon the Real Property and inspection or examination by the Partnership.
(h)    THE PARTNERSHIP HEREBY INDEMNIFIES, DEFENDS AND HOLDS CONTRIBUTOR, CONTRIBUTOR’S AFFILIATES, CONTRIBUTOR’S PROPERTY MANAGER, AND THE AGENTS, DIRECTORS, PARTNERS, MEMBERS, OFFICERS, EMPLOYEES, SUCCESSORS AND ASSIGNS OF EACH OF THEM (COLLECTIVELY, THE “CONTRIBUTOR PARTIES”) HARMLESS FROM AND AGAINST ANY AND ALL LIENS, CLAIMS, CAUSES OF ACTION, DAMAGES, LIABILITIES, DEMANDS, SUITS, AND OBLIGATIONS TO THIRD PARTIES, TOGETHER WITH ALL LOSSES, PENALTIES, COSTS AND EXPENSES RELATING TO ANY OF THE FOREGOING (INCLUDING BUT NOT LIMITED TO COURT COSTS AND REASONABLE ATTORNEYS’ FEES), ARISING OUT OF ANY INSPECTIONS, INVESTIGATIONS, EXAMINATIONS, SAMPLINGS OR TESTS CONDUCTED BY THE PARTNERSHIP OR ANY OF THE LICENSEE PARTIES, WHETHER PRIOR TO OR AFTER THE DATE HEREOF AND PRIOR TO THE CLOSING DATE, WITH RESPECT TO THE PROPERTY.
Section 5.3    Documents.
(d)    Contributor has delivered, or made available to the Partnership at its field office at the Real Property, at Contributor’s offices in Columbia, Maryland or Paramus, New Jersey, or in electronic format the information and documentation concerning the Property set forth on Exhibit 5.3(a) (collectively, the “Documents”).
(e)    The Partnership acknowledges that Contributor has notified the Partnership that the Documents are proprietary and confidential in nature and were provided to the Partnership solely to assist the Partnership in determining the desirability of entering into this Agreement. Subject only to the provisions of Article XII, the Partnership agrees not to disclose the contents of the Documents or any of the provisions, terms or conditions contained therein to any party outside of the Partnership’s organization other than current or prospective lenders, partners or investors, and the Partnership’s and such other Persons’ respective attorneys, accountants, engineers, consultants (including the Licensee Parties), and the Title Company (collectively, the “Permitted Outside Parties”). The Partnership shall inform each of the Permitted Outside Parties that receives any of such information of the restrictions set forth in this Section 5.3(b), and use commercially reasonable efforts to cause each such Permitted Outside Party to comply with such restrictions. The Partnership agrees not to divulge the contents of the Documents except in strict accordance with the terms set forth in this Section 5.3 and Article XII. In permitting the Partnership and the Permitted Outside Parties to review the Documents, Contributor has not waived any privilege or claim of confidentiality with respect thereto, and no third-party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Contributor, and any such claims are expressly rejected by Contributor and waived by the Partnership and the Permitted Outside Parties, for whom, by its execution of this Agreement, the Partnership is acting as an agent solely with regard to such waiver.

(f)    The Partnership acknowledges that some of the Documents may have been prepared by third parties, and may have been prepared prior to Contributor’s ownership of the Property. The Partnership hereby acknowledges that Contributor has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of the Documents or the sources thereof, except as otherwise specifically set forth in this Agreement. Contributor has not undertaken any independent investigation as to the truth, accuracy or completeness of the documents, including without limitations any reports or other investigations commissioned by Contributor or any of Contributor’s Affiliates and, except as otherwise specifically set forth in this Agreement, is providing the Documents solely as an accommodation to the Partnership.
Section 5.4    Contribution “AS IS”.
(a)    THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN CONTRIBUTOR AND THE PARTNERSHIP. THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF CONTRIBUTOR AND THE PARTNERSHIP, AND THAT THE PARTNERSHIP CONDUCTED ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY BEFORE THE EFFECTIVE DATE. OTHER THAN THE MATTERS REPRESENTED, WARRANTED OR COVENANTED IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTATION DELIVERED BY CONTRIBUTOR IN CONNECTION WITH THE CLOSING, THE PARTNERSHIP HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION, WARRANTY OR COVENANT OF CONTRIBUTOR OR ANY OF CONTRIBUTOR’S AGENTS OR REPRESENTATIVES.
(b)    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTATION DELIVERED BY CONTRIBUTOR IN CONNECTION WITH THE CLOSING, THE EXHIBITS AND ANNEXES HERETO OR THERETO, CONTRIBUTOR SPECIFICALLY DISCLAIMS, AND NEITHER CONTRIBUTOR NOR ANY OF CONTRIBUTOR’S AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY, COVENANT OR ASSURANCE WHATSOEVER TO THE PARTNERSHIP, AND NO OTHER REPRESENTATIONS, WARRANTIES OR COVENANTS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY CONTRIBUTOR OR RELIED UPON BY THE PARTNERSHIP WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING:

(i)	ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY,

(ii)	ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE,

(iii)	ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS,

(iv)	ANY RIGHTS OF THE PARTNERSHIP UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION,

(v)	ANY CLAIM BY THE PARTNERSHIP FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, PATENT OR LATENT, WITH RESPECT TO THE IMPROVEMENTS OR THE CONSTRUCTION OR

RENOVATION THEREOF, OR DEFECTS OR ERRORS IN THE PLANS AND SPECIFICATIONS WHICH THE PARTNERSHIP EXPRESSLY ACKNOWLEDGES AND AGREES IT HAS REVIEWED, EVALUATED AND APPROVED WITH THE ASSISTANCE OF ITS OWN PROFESSIONAL ADVISERS AND EXPERTS,

(vi)	THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY OR ANY TENANT OR PROSPECTIVE TENANT,

(vii)
ANY OPEN BUILDING PERMITS OR OUTSTANDING BUILDING CODE VIOLATIONS RELATED TO THE PROPERTY, WHICH EXCEPT AS OTHERWISE SET FORTH HEREIN THE PARTNERSHIP AGREES CONTRIBUTOR SHALL HAVE NO OBLIGATION TO CURE, AND

(viii)	THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, INCLUDING ENVIRONMENTAL LAWS, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED.
IT IS THE EXPRESS INTENTION OF CONTRIBUTOR AND THE PARTNERSHIP THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTATION DELIVERED BY CONTRIBUTOR IN CONNECTION WITH THE CLOSING, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO THE PARTNERSHIP IN ITS CONDITION AND STATE OF REPAIR AS OF CLOSING, “AS IS, WHERE IS, WITH ALL FAULTS”.
(c)    THE PARTNERSHIP REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED ACQUIRER OF REAL ESTATE AND THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF THE PARTNERSHIP’S CONSULTANTS IN PROCEEDING WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT. PURSUANT TO THE TERMS HEREOF, THE PARTNERSHIP, AS OF THE DATE HEREOF, HAS BEEN GIVEN A SUFFICIENT OPPORTUNITY TO CONDUCT AND HAS CONDUCTED SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS AS THE PARTNERSHIP DEEMED NECESSARY, INCLUDING THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF. THE PARTNERSHIP WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF CONTRIBUTOR (EXCLUDING THE MATTERS EXPRESSLY REPRESENTED BY CONTRIBUTOR HEREIN OR IN THE CLOSING DOCUMENTATION DELIVERED BY CONTRIBUTOR IN CONNECTION WITH THE CLOSING) NOR OF ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF CONTRIBUTOR. THE PARTNERSHIP ACKNOWLEDGES THAT THE INFORMATION OBTAINED BY THE PARTNERSHIP WAS OBTAINED FROM A VARIETY OF SOURCES, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTATION DELIVERED BY CONTRIBUTOR IN CONNECTION WITH THE CLOSING, CONTRIBUTOR WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER SUCH INFORMATION HERETOFORE OR HEREINAFTER FURNISHED TO THE PARTNERSHIP. UPON THE CLOSING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTATION DELIVERED BY

CONTRIBUTOR IN CONNECTION WITH THE CLOSING, THE PARTNERSHIP WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY THE PARTNERSHIP’S INSPECTIONS AND INVESTIGATIONS. THE PARTNERSHIP FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, REPRESENTATIONS, WARRANTIES OR COVENANTS COLLATERAL TO OR AFFECTING THE PROPERTY BY CONTRIBUTOR OR ANY AGENT OF CONTRIBUTOR. CONTRIBUTOR IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, WARRANTIES OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH HEREIN. THE PARTNERSHIP ACKNOWLEDGES THAT THE CONSIDERATION REFLECTS THE “AS IS, WHERE IS” NATURE OF THIS CONTRIBUTION AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY (SUBJECT TO THE MATTERS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTATION DELIVERED BY CONTRIBUTOR IN CONNECTION WITH THE CLOSING). THE PARTNERSHIP, WITH THE PARTNERSHIP’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT AND UNDERSTANDS THE SIGNIFICANCE OF EACH AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT CONTRIBUTOR WOULD NOT HAVE AGREED TO CONTRIBUTE THE PROPERTY TO THE PARTNERSHIP FOR THE CONSIDERATION WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.
(d)    EXCEPT FOR THE MATTERS SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTATION, THE PARTNERSHIP RELEASES CONTRIBUTOR AND THE CONTRIBUTOR PARTIES FROM AND WAIVES ANY CLAIM OR CAUSE OF ACTION, INCLUDING ANY STRICT LIABILITY CLAIM OR CAUSE OF ACTION, THAT THE PARTNERSHIP MAY HAVE AGAINST CONTRIBUTOR OR THE CONTRIBUTOR PARTIES (a) RELATED TO OR WITH RESPECT TO THE DESIGN, CONSTRUCTION, RENOVATION, MAINTENANCE, REPAIR OR CONDITION OF THE PROPERTY, THE CONSTRUCTION CONTRACTS, THE FAILURE OF THE REDEVELOPMENT TO BE COMPLETED IN ACCORDANCE WITH THE PLANS AND SPECIFICATIONS, THE COMPLIANCE OF THE PLANS AND SPECIFICATIONS FOR THE PROPERTY WITH APPLICABLE LAWS, OR ANY DEFECTS, WHETHER KNOWN OR UNKNOWN, PATENT OR LATENT, EXISTING ON THE DATE HEREOF OR ARISING IN THE FUTURE, IN THE IMPROVEMENTS (INCLUDING ALL BUILDING AND MECHANICAL SYSTEMS), ANY FIXTURE, THE PERSONAL PROPERTY OR ANY OTHER PART OF THE PROPERTY, OR (b) UNDER ANY ENVIRONMENTAL LAW, WHETHER NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, OR BY VIRTUE OF ANY COMMON LAW RIGHT NOW EXISTING OR HEREAFTER CREATED, RELATED TO ENVIRONMENTAL CONDITIONS OR ENVIRONMENTAL MATTERS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY.
(e)    THE TERMS AND CONDITIONS OF THIS SECTION 5.4 WILL EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING, AS THE CASE MAY BE, AND WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND ARE HEREBY DEEMED INCORPORATED INTO THE DEEDS AS FULLY AS IF SET FORTH AT LENGTH THEREIN.

(f)    NOTHING IN THIS SECTION 5.4 OR ANY OTHER PROVISION OF THIS AGREEMENT SHALL SERVE TO WAIVE, RELEASE OR OTHERWISE IMPAIR THE PARTNERSHIP’S RIGHTS AGAINST ANY ARCHITECT, ENGINEER, CONTRACTOR, CONSTRUCTION MANAGER OR ANY OTHER PERSON OR ENTITY (OTHER THAN, IN EACH CASE, CONTRIBUTOR AND ITS AFFILIATES) IN CONNECTION WITH THE DESIGN AND CONSTRUCTION OF THE REDEVELOPMENT AND/OR OFFSITE IMPROVEMENTS, ALL SUCH RIGHTS BEING EXPRESSLY PRESERVED UNDER THIS AGREEMENT.
Section 5.5    No Due Diligence Contingency. Notwithstanding anything to the contrary contained in this Article V or elsewhere in this Agreement, the Partnership acknowledges and agrees that this transaction, and the Partnership’s obligations under this Agreement, are not conditioned on or subject to a due diligence contingency or the results of the Partnership’s inspections of the Property.
ARTICLE VI
TITLE AND SURVEY MATTERS
Section 6.1    Survey and Title Commitment. Each of Contributor and the Partnership has ordered a title commitment to insure the Partnership’s title to the Real Property, in the amount of Four Hundred Sixty-Five Million and No/100 Dollars ($465,000,000.00), issued by Stewart Title Guaranty Company on February 20, 2014 (the “Title Commitment”), together with the best available copies of all documents relating to the title exceptions referred to therein. The Partnership acknowledges that Contributor has delivered the Survey to the Partnership. The Partnership may, at its cost, cause the Survey to be updated or obtain a new survey by the surveyor of its choice (each, an “Updated Survey”), and Contributor shall cooperate in such efforts consistent with its obligations set forth in Section 5.1 above.
Section 6.2    Title Update; Title Objections. Not more than ten (10) nor less than five (5) Business Days prior to Closing, either the Partnership or Contributor may cause the Title Commitment to be updated (and upon Contributor’s request the Partnership shall cause the Title Company to so update the Title Commitment) and shall cause the other party to be sent a copy of the same (the “Updated Title Commitment”). If any such Updated Title Commitment or any Updated Survey should reveal any Title Defects that were not reflected in the Title Commitment or Survey reviewed by the Partnership on or prior to the date of this Agreement to which the Partnership objects, the Partnership shall notify Contributor of same within three (3) Business Days after the Partnership obtains the Title Commitment or such update to the Title Commitment, but in any event, not less than two (2) Business Days prior to Closing. Nothing contained herein shall preclude the Title Company from running any subsequent additional title updates prior to Closing, and if any such subsequent update reveals any Title Defects, the Partnership, upon receipt of such report, shall notify Contributor of such Title Defects not later than 9:30 a.m. on the date of the Closing (or, if the Partnership receives such update only on the day of the Closing, within a reasonably prompt time after such receipt). In such event, the Scheduled Closing Date may be extended at the election of the Partnership for up to two (2) Business Days, at the expiration of which the Partnership must either accept the Property subject to such Title Defect or object to such Title Defect, in which event the provisions of Section 6.3 shall apply.
Section 6.3    Contributor Cure Rights. For purposes of clarity, except as provided in this Section 6.3, in no event shall Contributor be required to (i) remove of record any Permitted Exceptions or (ii) take or bring any action or proceeding or take any other steps to cure or remove any Title Defects that were reflected on the Title Commitment or Survey or to expend any moneys therefor (and the Partnership shall have no right of action against Contributor therefor, at law or in equity), except that Contributor shall, on or prior to the Closing, pay, discharge or remove of record or cause to be paid, discharged or removed of record at Contributor’s sole cost and expense all of the following items (and the failure of Contributor to do so constitutes a default under this Agreement by Contributor): (a) Voluntary Liens and (b) Other Liens. At Contributor’s cost and expense, Contributor may bond any such matters to the Title Company’s reasonable satisfaction; provided that such bond is in an amount sufficient to satisfy the charge against the Property under the related obligation in full, and such objection shall be deemed cured provided such matter shall not be reflected as an exception in the Title Policy. Contributor shall have the right to apply the proceeds of this transaction to the satisfaction of any lien or encumbrance, but unless expressly required to do so in this Agreement, Contributor shall not be under any obligation so to do.
Section 6.4    Partnership Remedies for Title Defects. In the event that (a) Contributor elects not to attempt to cure one or more of the Title Defects it is obligated to cure to which the Partnership is entitled to object pursuant to Section 6.2 and does so object, or (b) Contributor is unable to cure one or more of the Title Defects to which the Partnership is entitled to object pursuant to Section 6.2 and does so object, then Contributor shall so advise the Partnership and the Partnership shall have the right, as its sole and exclusive remedy, to either (i) terminate this Agreement, in which event Contributor shall (A) promptly return the Deposit L/C(s) and, if still held in the Deposit Escrow Account, the Initial Cash Deposit or Cash Deposit, to the Partnership and (B) promptly pay (and in any event within five (5) Business Days following its receipt of a termination notice from the Partnership) reimburse the Partnership for its and its Affiliates’ reasonable out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (but such amount may not exceed two million dollars ($2,000,000.00)), or (ii) waive the Title Defects and proceed to the Closing with an assumption of the obligation to pay or satisfy such Voluntary Liens and/or Other Liens and reduce the aggregate amount of Consideration by the aggregate amount of such Voluntary Liens that are liquidated in amount and/or such Other Liens (which reduction shall be allocated among the forms of Consideration described in Sections 3.1(a), (b) and (c) on a pro rata basis). If Contributor is obligated, or elects, to cure such matters, the Closing shall be extended for such reasonable period of time as Contributor may elect, not to exceed thirty (30) days, but in any event not beyond the Outside Date, to allow Contributor to effectuate such cure, with the Closing to occur on a Business Day specified by Contributor and not later than five (5) Business Days from the date of Contributor’s delivery to the Partnership of evidence reasonably acceptable to the Partnership that such matters have been cured. Notwithstanding the foregoing, Contributor shall not be required to remove or satisfy any lien which it is contesting diligently and in good faith, so long as Contributor delivers to the Partnership, upon request, with an indemnity, bond or other security from VRLP reasonably satisfactory to the Partnership (which may, at Contributor’s option, be an endorsement to the Title Policy insuring against such claim or demand) assuring the discharge of Contributor’s obligations for such lien, including interest and penalties. The provisions of this Section 6.4 shall survive the Closing.
ARTICLE VII
PRE-CLOSING COVENANTS
Section 7.1    New Contracts; Modification of Contracts. Contributor may not, and shall cause its Affiliates to not, enter into a new Contract or amend an existing Contract or Operating Agreement without the Partnership’s prior written consent (not to be unreasonably withheld, conditioned or delayed), unless such new or amended Contract will not be binding on or otherwise affect, impose expenses or obligations on the Partnership at or after Closing or will be terminable at the Partnership’s option following Closing without penalty and upon not more than thirty (30) days’ written notice. The provisions of this Section 7.1 shall survive the Closing.
Section 7.2    Leasing; TI Expenditures and Leasing Expenditures.

(a)    Contributor shall consult with the Partnership and keep the Partnership reasonably apprised regarding leasing activity for the Property, and prior to executing any Lease, Contributor shall provide a copy to the Partnership who shall have five (5) days to review and provide any comments thereon (which comments Contributor shall consider in good faith but by which Contributor shall not be bound) prior to execution of such Lease by Contributor; provided, that in the event that the Partnership fails to respond within such five (5) day period, it shall be deemed to have waived the right to provide comments. Contributor may not execute any new Lease or amend or modify any existing Lease, in each case, unless (i) the Lease is for In-Line Space, the rent for such Lease equals or exceeds ninety-five percent (95%) of the applicable rent amount set forth for such space in the Leasing Parameters, the aggregate TI Expenditures for such Lease equal or are less than one hundred five percent (105%) of the applicable aggregate TI Expenditures set forth for such space in the Leasing Parameters, all leasing expenditures are at market rates and no leasing expenditure is payable to an Affiliate of Contributor, and the Tenant is of a type typically found in, and the Lease is on terms customary in all material respects for, regional shopping centers of similar quality, (ii) the Lease is of a type customary in a specialty leasing program and either has a term of thirteen (13) months or less or may be terminated at any time by the landlord with thirty (30) days’ notice, or (iii) the Partnership gives its prior consent, not to be unreasonably withheld, delayed or conditioned. On or prior to the Closing, Date, Contributor shall provide PREIT Newco an updated Rent Roll, dated as of a date that is less than ten (10) days prior to the Closing Date (the “Updated Rent Roll”), which shall be true, accurate and complete with respect to (A) the identity of the Tenants listed on such Updated Rent Roll and (B) the amounts of the annual base rent referenced on such Updated Rent Roll.
(b)    Following Closing, Contributor shall be responsible for all TI Expenditures and Leasing Expenditures with respect to Leases executed by Contributor before Closing pursuant to Section 7.2(a), and shall pay the same when due or reimburse the Partnership upon request from time to time for the same. The foregoing reimbursement requirement shall not apply to (i) any Lease executed before Closing to the extent it is amended or modified after Closing in a manner that increases the requirement to pay TI Expenditures or Leasing Expenditures after Closing or (ii) TI Expenditures and Leasing Expenditures incurred as a result of the exercise after Closing of any extension, renewal or expansion option under any Lease. At Closing, if the aggregate amount of TI Expenditures paid or payable in the future for Leases theretofore executed by Contributor pursuant to Section 7.2(a) is less than $57,289,407, then Contributor shall pay to the Partnership an amount equal to the difference between such sums. At Closing, if the aggregate amount of Leasing Expenditures paid or payable in the future for Leases executed by Contributor either before the Effective Date or after the Effective Date pursuant to Section 7.2(a) is less than $2,800,000, inclusive of amounts payable to the Partnership pursuant to Section 7.2(f) (it being understood and agreed that, as of the Effective Date, the Leasing Expenditures paid or payable in the future for Leases executed on or before the Effective Date equal approximately $2,150,000), then Contributor shall pay to the Partnership an amount equal to the difference between such sums.
(c)    Notwithstanding anything to the contrary contained in this Agreement, Contributor reserves the right, but is not obligated, to (i) institute summary proceedings against a Tenant or (ii) accept surrender of or terminate a Lease as a result of a default by the Tenant after the expiration of applicable notice and grace periods, provided that Contributor shall reasonably consult with and consider any comments of the Partnership in accordance with Section 7.4(b) (but shall not be bound by the Partnership’s views or comments). Except as expressly provided herein, Contributor makes no representations and assumes no responsibility with respect to the continued or prospective occupancy of the Property or any part thereof by any Tenant, and the removal of a defaulting Tenant before Closing, whether by summary proceedings or otherwise, shall not give rise to any claim on the part of the Partnership. The Partnership agrees that, assuming all the closing conditions set forth in Section 9.1 or otherwise hereunder are satisfied or waived, it shall not be grounds for the Partnership’s refusal to close this transaction that a

Tenant may be a holdover Tenant or in default under its Lease on the date of Closing and the Partnership shall accept title subject to such holding over or default without credit against, or reduction of, the Consideration, except as provided in Sections 10.4 and 10.5.
(d)    With respect to any consent requested of the Partnership under this Section 7.2, if the Partnership fails to consent or expressly withhold its consent (stating with specificity the basis of its objection) within five (5) Business Days after its receipt of written request for such consent, Contributor shall send a second notice requesting the Partnership’s consent, which second notice shall contain the following legend in capitalized bold letters on the top thereof: “THIS IS A SECOND REQUEST FOR CONSENT TO [_______________]. YOUR RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS. YOUR FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN YOUR CONSENT BEING DEEMED TO HAVE BEEN GRANTED.” In the event that the Partnership fails to respond to such second notice within five (5) Business Days after delivery to it of such second request by either consenting or expressly withholding its consent (stating with specificity the basis of its objection), then the Partnership’s consent shall be deemed to have been granted.
(e)    Following Closing and until the Earnout Calculation Date, the Partnership shall use diligent, good-faith efforts to lease the Improvements in accordance with the Leasing Parameters as promptly as is commercially reasonable, and shall provide Contributor with a reasonably detailed quarterly summary of all actual and pending leasing activity and otherwise keep Contributor reasonably apprised regarding leasing activity.
(f)    Within fifteen (15) days after the Effective Date and thereafter from time to time until the Closing, Contributor and the Partnership shall jointly review and expand the list of prospective Tenants for the Property and shall apportion between them responsibility for pursuing leases with prospective Tenants based on relationships, extent of existing portfolio and the likelihood of successfully concluding a transaction; provided, that Contributor shall be entitled to retain responsibility for any prospective Tenant then in active negotiations with Contributor (including prospective Tenants that have responded to a Contributor letter of intent within thirty (30) days after the Effective Date). With respect to Leases executed and delivered before Closing for which the Partnership was apportioned leasing responsibility pursuant to the preceding sentence, and Leases executed and delivered within ninety (90) days after Closing for which the Partnership was apportioned leasing responsibility pursuant to this Section 7.2(f) and pursued prior to Closing, Contributor shall pay the Partnership a leasing commission as set forth on Exhibit 7.2(f), with fifty percent (50%) of such commission due upon execution of the Lease by the Tenant and landlord and the remainder due no later than thirty (30) days after the latest to occur of (i) the applicable Tenant’s opening for business, (ii) payment by the Tenant of its first month’s rent, (iii) certification by the Tenant that it has completed the buildout of its space, lien-free and accompanied by all necessary lien waivers and (iv) delivery by the Tenant of its certificate of occupancy. In no event shall the leasing commissions payable to the Partnership pursuant to this Section 7.2(f) for tenants of In-Line Space exceed five hundred thousand dollars ($500,000) in the aggregate.
(g)    The provisions of this Section 7.2 shall survive Closing.
Section 7.3    Estoppel Certificates.
(a)    Contributor will use commercially reasonable efforts to deliver to the Partnership no less than five (5) Business Days before the Scheduled Closing Date (i) from each Required Tenant, a completed and executed tenant estoppel certificate in substantially the form attached hereto as Exhibit 7.3(a)(i) (or in such other form as may otherwise be set forth or prescribed in the applicable Lease or, if the Tenant in question is a national tenant that utilizes a standard form, then on such form) (collectively, the “Tenant Estoppel Certificates”); (ii) from each Operating Agreement Counterparty, a completed and executed Operating Agreement estoppel certificate in substantially the form attached hereto as Exhibit 7.3(a)(ii) (or in such other substantially similar form as may otherwise be set forth or prescribed in the Operating Agreement) (each, an “Operating Agreement Estoppel Certificate”); and (iii) from the Ground Lessor, a completed and executed Ground Lease estoppel certificate in substantially the form attached hereto as Exhibit 7.3(a)(iii) (or in such other substantially similar form as may otherwise be set forth or prescribed in the Ground Lease) (the “Ground Lease Estoppel Certificate,” and with the Tenant Estoppel Certificates and the Operating Agreement Estoppel Certificates, the “Estoppel Certificates”). For clarity, only one Estoppel Certificate shall be required to be delivered by Macy’s Retail Holdings, Inc., even though it is both a Required Tenant and an Operating Agreement Counterparty (provided such Estoppel Certificate contains the information set forth in each of Exhibit 7.3(a)(i) hereto and Exhibit 7.3(a)(ii) hereto).
(b)    Contributor shall deliver each Estoppel Certificate to the Partnership after receipt. If the Partnership does not expressly object in writing to any matter contained within any delivered Estoppel Certificate or to any proposed draft of an Estoppel Certificate delivered by a Required Tenant, Operating Agreement Counterparty or Ground Lessor before the date five (5) Business Days after receipt thereof, Contributor shall send a second copy of such Estoppel Certificate or draft to the Partnership, along with a notice which shall contain the following legend in capitalized bold letters on the top thereof: “THIS IS A SECOND REQUEST FOR COMMENT TO [_______________]. YOUR RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS. YOUR FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN YOUR RIGHT TO OBJECT TO ANY MATTER SET FORTH IN [_______________] BEING WAIVED.” In the event that the Partnership fails to respond to such second notice within five (5) Business Days after delivery to the Partnership of such second notice with any express objections in writing to any matter contained within such delivered Estoppel Certificate or proposed draft thereof, then the Partnership shall be deemed to have approved such Estoppel Certificate or the matters set forth in such proposed draft. If Contributor receives an executed Estoppel Certificate within two (2) Business Days of the Scheduled Closing Date, the Scheduled Closing Date may be adjourned at the option of the Partnership to provide the Partnership with a two (2) Business Day review period, if necessary; provided, however, that the Scheduled Closing Date shall not be adjourned for an aggregate period of more than ten (10) days pursuant to this sentence.
(c)    The Partnership’s obligation to close the transaction contemplated by this Agreement is conditioned on the delivery to the Partnership on or before the Scheduled Closing Date of Tenant Estoppel Certificates from the Required Tenants, Operating Agreement Estoppel Certificates from each Operating Agreement Counterparty, and a Ground Lease Estoppel Certificate from the Ground Lessor (or, in each case, a Contributor’s Affidavit as required by Section 7.3(d) in lieu thereof), in each case, (i) containing no information that contradicts in any material respect the provisions contained in the copies of the related Lease, Operating Agreement or Ground Lease, respectively, provided to the Partnership by Contributor prior to the Effective Date or, in the case of the Tenant Estoppel Certificates, the information in respect of such Lease contained in the Rent Roll and the security deposit amount contained on the Security Deposit Schedule); (ii) not alleging a material default on the part of Contributor, or a material dispute with Contributor; (iii) in substantially the form required by Section 7.3(a) (or, in each case, as to which the Partnership has waived compliance with the foregoing requirements affirmatively or pursuant to the deemed-approval provisions of Section 7.3(b)); (iv) dated no earlier than the date of the “grand opening” of the Improvements; and (v) if the Closing occurs after March 31, 2015, dated no more than six (6) months prior to the Closing Date. In determining whether the foregoing requirements have been satisfied, the Partnership may not object to any non-material qualifications or modifications which the counterparty may make to the form of Estoppel Certificate.

(d)    If Contributor, despite using commercially reasonable efforts, does not timely deliver all Estoppel Certificates required by Section 7.3(c) from each Required Tenant each Operating Agreement Counterparty and the Ground Lessor, Contributor must deliver at Closing in lieu thereof, and the Partnership must accept, a representation and warranty from VRLP (the “Contributor’s Affidavit”) containing the same information required to be contained in such Estoppel Certificates required by Section 7.3(a) that are not delivered by Contributor. If Contributor subsequently delivers an Estoppel Certificate (whether before or after Closing) complying with the requirements of Section 7.3(c) signed by the applicable counterparty, Contributor’s liability under the corresponding provisions of such Contributor’s Affidavit shall thereupon terminate. Any Contributor’s Affidavit shall be subject to the provisions of Sections 8.3, 8.4 and 8.5, except that the survival period for liability (i) under any Contributor’s Affidavit in respect of an Operating Agreement Estoppel Certificate, a Ground Lease Estoppel Certificate or a Tenant Estoppel Certificate pertaining to the Tenants described in clauses (i) or (ii) of the definition of “Required Tenant”, shall be until the date on which Contributor delivers to the Partnership an Estoppel Certificate from the applicable Required Tenant, Operating Agreement Counterparty or Ground Lessor, and (ii) under any Contributor’s Affidavit in respect of a Tenant Estoppel Certificate pertaining to the Tenants described in clause (iii) of the definition of “Required Tenant”, shall be the earlier of (x) such time as such Required Tenant has, for six (6) consecutive months following the Closing Date, made regular rent payments and has not declared any default by landlord under its lease (excluding any failures to pay rent or defaults that arise from actions taken by the Partnership or its Affiliates after the Closing) and (y) the date on which Contributor delivers to the Partnership an Estoppel Certificate from the applicable Required Tenant. The Partnership shall permit Contributor to solicit Estoppel Certificates from Required Tenants and Operating Agreement Counterparties and the Ground Lessor after the Closing Date and shall reasonably cooperate with Contributor in respect thereof, including, if requested by Contributor, soliciting such Estoppel Certificates at Contributor’s direction and directly on Contributor’s behalf.
(e)    If, after the Closing, any party that signed an Estoppel Certificate claims that the amount of the rent, the amount of the applicable security deposit or any other statement contained in its Estoppel Certificate was incorrect, the Partnership shall have recourse only against such party (and not Contributor) so long as the applicable Estoppel Certificate confirmed the amount or statement as represented to by Contributor hereunder.
(f)    The provisions of this Section 7.3 shall survive Closing.
Section 7.4    Management of the Property.
(a)    Contributor shall not enter into any agreement or arrangement with any Person who is not an Affiliate of Contributor pursuant to which such Person shall provide management services in respect of the Property unless the Partnership provides its prior written consent.
(b)    From and after the Effective Date through the Closing Date, Contributor agrees to (i) keep the Property insured under its current or comparable policies which shall include property insurance for the buildings and improvements forming a part of the Property on an “special form of loss” basis in an amount not less than the full replacement cost of such buildings and improvements (provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2007 (TRIPRA) is not renewed or extended (or otherwise replaced by a substantially similar statute by December 31, 2014, Contributor, in its sole discretion, shall have the option as to whether coverage for terrorism events is provided for the Property), (ii) operate and maintain (and to use reasonable efforts to cause Tenants having an obligation to do so under the Leases to operate and maintain) the Property substantially in accordance with past practices, normal wear and tear excepted (and to comply in all material respects with its obligations under the Ground Lease, the Leases and the Operating Agreement), (iii) consult with and keep the Partnership reasonably informed with respect to the hiring of personnel and other operational decisions with respect to the Property, and consider in good faith any comments and requests of the Partnership with respect thereto, (iv) consult with and keep the Partnership reasonably informed with respect to the plans for the “grand opening” of the Property, incur expenses in accordance with the “grand opening” budget, and obtain the Partnership’s prior written consent, not to be unreasonably withheld, delayed or conditioned, for any reduction of the “grand opening” budget amount (which, for the avoidance of doubt, is $1,000,000) and (v) otherwise cooperate with the Partnership and PREIT Newco to facilitate the transition of ownership of the Property to PREIT Newco.
Section 7.5    Redevelopment.
(a)    Subject to the other terms and conditions hereof, Contributor shall use its reasonable best efforts to Fully Complete the Redevelopment as soon as reasonably possible and in any event by the Outside Date, and shall be solely responsible for, and indemnify the Partnership against, any costs and expenses required in order to Fully Complete the Redevelopment.
(b)    If Contributor does not expect to Fully Complete the Redevelopment prior to the Scheduled Closing Date, Contributor shall provide written notice to the Partnership (which Contributor shall endeavor to deliver at least ten (10) days prior to such date), which notice shall indicate in reasonable detail the remaining work that is expected to be required after Closing in order to Fully Complete the Redevelopment and Contributor’s good faith estimates of the costs and expenses required to be incurred for such work and the date of Full Completion.
(c)    Except in the event the Parties elect the options set forth in Sections 13.1(a)(i)(z) or 13.1(a)(ii)(z), to the extent the Redevelopment has not been Fully Completed at the Closing:
(i)    Contributor’s obligations pursuant to this Section 7.5 shall continue in effect following the Closing and Contributor shall be solely responsible for any costs and expenses incurred to Fully Complete the Redevelopment (and shall ensure that the Partnership is named as an additional insured on all WT, other contractor and Contributor insurance policies for the Redevelopment and is otherwise completely and fully indemnified from and against any claims from WT, other contractors and third parties or otherwise in connection with the post-Closing work); and
(ii)    Contributor shall provide the Partnership monthly updates as promptly as practicable (and in any event within twenty (20) days after each calendar month end) setting forth in reasonable detail (x) the status of and any material developments or changes to the Redevelopment, (y) estimates of the remaining costs to Fully Complete the Redevelopment, and (z) an updated Redevelopment project schedule.
(d)    Notwithstanding anything to the contrary in this Agreement, no exercise by the Partnership of its consent rights hereunder (provided that such consent right is exercised in good faith and, if required by the express terms hereof, reasonably) shall diminish or absolve Contributor of its obligation to Fully Complete the Redevelopment as soon as reasonably possible.
(e)    For clarity, the Redevelopment Condition shall be satisfied upon Substantial Completion and not upon Full Completion of the Redevelopment, and the failure to Fully Complete the Redevelopment by Closing shall not be a default by Contributor hereunder.
(f)    Upon the Full Completion of the Redevelopment and the Full Completion of the Offsite Improvements, Contributor will assign to the Partnership, by means of an assignment instrument reasonably acceptable to the Partnership, all of the Construction Contracts that are assignable by their terms; provided, however, that such assignment shall not relieve Contributor of any obligation hereunder to pay for the Redevelopment or the Offsite Improvements or any other liabilities incurred by Contributor under the Construction Contracts prior to the assignment thereof, which shall remain the responsibility of Contributor. If any Construction Contract is not assignable by its terms, Contributor shall use commercially reasonable efforts to obtain any consent or novation required in order to effectuate the assumption by and assignment to PREIT Newco of such Construction Contract and, promptly following receipt of any required consent or novation, the Parties shall effectuate such assignment and assumption. If any such consent or novation shall not be obtained by the date that is sixty (60) days after the certification described in the first sentence of this Section 7.5(f), Contributor shall execute and deliver an agreement with PREIT Newco reasonably acceptable to PREIT Newco (at PREIT Newco’s cost and expense) to provide or transfer to PREIT Newco the benefits intended to be assumed by and assigned to it, including enforcement at PREIT Newco’s election, and at the cost and for the account of PREIT Newco, of any and all rights of Contributor against the other party thereto pursuant to such Construction Contract.
(g)    Following the assignment to and assumption by PREIT Newco of any Construction Contract or any Warranty (or of Contributor’s benefits with respect thereto), (i) the Partnership may not recover any amount against Contributor pursuant to Section 8.1 or any other provision hereof with respect to such Construction Contract or Warranty if it has previously recovered such amount with respect to the same claim or matter from the counterparty to such Construction Contract or Warranty, and (ii) if the Partnership has previously recovered any amount against Contributor pursuant to Section 8.1 or any other provision hereof with respect to such Construction Contract or Warranty, it will assign to Contributor any claim with respect to such matter against the counterparty to such Construction Contract or Warranty or, if such claim is not assignable, shall prosecute such claim on Contributor’s behalf and at Contributor’s cost and expense.
(h)    To the extent that, as of the Closing, Contributor has not received the full lien waivers described in Section 5.42(iv) of the WT Contract, Contributor shall provide one or more bonds reasonably satisfactory to the Partnership and shall indemnify the Partnership in respect of any liens to the extent a waiver has not yet been provided in accordance with Section 5.42(iv) of the WT Contract, which bond and indemnity shall terminate upon delivery of full lien waivers consistent with said section of the WT Contract.
(i)    The provisions of this Section 7.5 shall survive the Closing.
Section 7.6    Offsite Improvements.
(a)    Subject to the other terms and conditions hereof, Contributor shall use its reasonable best efforts to Fully Complete the Offsite Improvements as soon as reasonably possible and in any event by the Outside Date, and shall be solely responsible for any costs and expenses required in order to Fully Complete the Offsite Improvements.
(b)    In the event Contributor does not expect to Fully Complete the Offsite Improvements prior to the Scheduled Closing Date, Contributor shall provide written notice to the Partnership (which Contributor shall endeavor to deliver at least ten (10) days prior to such date), which notice shall indicate in reasonable detail the remaining work that is expected to be required after Closing in order to Fully Complete the Offsite Improvements and Contributor’s good faith estimates of the costs and expenses required to be incurred for such work and the date of Full Completion.

(c)    To the extent that the Offsite Improvements have not been Fully Completed at the Closing:
(i)    Contributor’s obligations pursuant to this Section 7.6 shall continue in effect following the Closing and Contributor shall be solely responsible for any costs and expenses incurred to Fully Complete the Offsite Improvements (and shall ensure that the Partnership is named as an additional insured on all WT, other contractor and Contributor insurance policies for the Offsite Improvements and is otherwise completely and fully indemnified from and against any claims from WT, other contractors and third parties or otherwise in connection with the post-Closing work, in each case, to the extent Contributor has the right to so require under the applicable Construction Contracts and other agreements); and
(ii)    Contributor shall provide the Partnership monthly updates as promptly as practicable (and in any event within twenty (20) days after each calendar month end) setting forth in reasonable detail (x) the status of and any material developments or changes to the Offsite Improvements, (y) estimates of the remaining costs to Fully Complete the Offsite Improvements, and (z) an updated Offsite Improvements project schedule.
(d)    For clarity, the Full Completion of the Offsite Improvements is not a condition precedent to the Partnership’s obligation to close, and the failure to Fully Complete the Offsite Improvements by Closing shall not be a default by Contributor hereunder.
(e)    The provisions of this Section 7.6 shall survive the Closing.
Section 7.7    Vornado Debt. VRLP shall, and shall cause its Affiliates to, take all actions necessary so that at and immediately following Closing (i) there are no defaults, events of default or other contraventions of the Vornado Debt in connection with the transactions contemplated by this Agreement and (ii) the Vornado Debt does not include any Negative Pledge (as defined in the Existing Credit Agreements) other than a Negative Pledge (as defined in the Existing Credit Agreements) described in Section 8.3(b)(i) of the Existing Credit Agreements). The provisions of this Section 7.7 shall survive the Closing.
Section 7.8    Removal of Storage Tank. Prior to Closing, Contributor shall remove the 30,000 gallon fuel oil storage tank situated under the Real Property. Costs and expenses incurred in effectuating such removal shall be borne by Contributor. The provisions of this Section 7.8 shall survive the Closing.
Section 7.9    Recording of Deed. Within ten (10) Business Days after the Effective Date, VRLP will cause that certain Deed, dated as of February 28, 2014, by and between Vornado Savanna LLC and VNO 6417 Loisdale Road LLC relating to a portion of the Real Property to be delivered for recording in the appropriate local land records.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES
Section 8.1    Contributor’s Representations and Warranties. The following representations and warranties shall be true as of the Effective Date and, unless otherwise provided by the terms of such representation and warranty and as of the Closing Date. Subject to the limitations set forth in Sections 8.4 and 8.5 of this Agreement, Contributor represents and warrants to the Partnership the following:

(a)    Status. Contributor is a limited partnership duly organized and validly existing as a limited partnership in good standing under the laws of the Commonwealth of Virginia, and is authorized to transact business in the Commonwealth of Virginia.
(b)    Authority. The execution and delivery of this Agreement and each other agreement executed and delivered (or to be executed and delivered) by Contributor or the Affiliated Owners in connection herewith, and the performance of Contributor’s and the Affiliated Owners’ obligations hereunder and thereunder, have been duly authorized by all necessary action on the part of Contributor and the Affiliated Owners, and this Agreement constitutes the legal, valid and binding obligation of Contributor and the Affiliated Owners enforceable in accordance with its terms, subject to the effect of laws pertaining to bankruptcy, moratorium, fraudulent conveyance, creditors’ rights generally and equity principles and an implied covenant of good faith and fair dealing. No consents or approvals for the transactions herein contemplated are required to be obtained by Contributor or the Affiliated Owners from any third parties or any Authority.
(c)    Non-Contravention. The execution and delivery of this Agreement and each other agreement executed and delivered (or to be executed and delivered) in connection herewith by Contributor and the Affiliated Owners do not, and the performance of Contributor’s and the Affiliated Owners’ obligations hereunder and thereunder, including the consummation by Contributor and the Affiliated Owners of the transactions contemplated hereby at Closing, will not, (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority binding upon Contributor, the Affiliated Owners or the Property or (ii) result in a breach of, or constitute a default under the organizational documents of Contributor or the Affiliated Owners, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other agreement or instrument by which Contributor, the Affiliated Owners or the Property is bound, which default could reasonably be expected to have a material adverse effect on the Property or its operations taken as a whole or the ability of Contributor and the Affiliated Owners, taken together, to consummate the transaction contemplated hereby. No consent, waiver, approval or authorization is required from any Person in connection with the execution and delivery of this Agreement by Contributor or the Affiliated Owners or the performance by Contributor or the Affiliated Owners of the transactions contemplated hereby except for such consents, waivers, approvals or authorizations as will be obtained prior to Closing.
(d)    Non-Foreign Entity. Neither Contributor nor any of the Affiliated Owners is a “foreign person” or “foreign corporation” as those terms are defined in the Code and the Treasury Regulations promulgated thereunder. Contributor is treated as a partnership for U.S. federal income tax purposes, and each Affiliated Owner is treated as a an entity disregarded as separate from Contributor for U.S. federal income tax purposes.
(e)    Suits and Proceedings. Except as previously disclosed to the Partnership by Contributor or as indicated on Exhibit 8.1(e), as of the Effective Date, there are no actions, suits, arbitrations, governmental investigations or other proceedings pending and served or, to Contributor’s knowledge, threatened or pending but not yet served against Contributor, the Affiliated Owners or the Property before any court or Authority, except for mechanic’s liens disclosed on the Title Commitment.
(f)    Condemnation. As of the Effective Date, Contributor has not received any written condemnation notice from any Authority with respect to all or part of the Real Property and has no actual knowledge that any condemnation or eminent domain proceeding has commenced or is pending or threatened.
(g)    Leases.

(i) A schedule of all of the Leases in effect as of the Effective Date has previously been provided to the Partnership in writing. A list of all Tenants currently in occupancy is set forth on the Rent Roll or the Updated Rent Roll, as applicable (subject to Contributor’s right to execute new Leases as provided in Section 7.2). Copies of all Leases in effect as of the Effective Date that are true, complete and correct in all material respects have been heretofore delivered by Contributor to the Partnership. As of the Effective Date, except as previously disclosed to the Partnership by Contributor, (1) each of the Leases is assignable to PREIT Newco in accordance with its terms without the consent of any Tenant or any breach, event of default or acceleration of rights or obligations thereunder, and (2) no Tenant is in monetary or, to Contributor’s knowledge, material non-monetary default under its Lease beyond any applicable notice and cure periods, and (3) Contributor has not received any written notice that Contributor is in material default under any Lease, which default remains uncured as of the date hereof. The amount and form of all security deposits held by Contributor under the Leases as of the Effective Date as shown on the schedule previously delivered to the Partnership by Contributor (the “Security Deposit Schedule”) are accurately shown thereon. As of the Effective Date, the rent roll previously delivered to the Partnership by Contributor (the “Rent Roll”) is true, accurate and complete with respect to (x) the identity of the Tenants currently in occupancy listed on such Rent Roll and (y) the amounts of the annual base rent for Tenants currently in occupancy referenced on such Rent Roll. Notwithstanding the foregoing, no representation is made in this Section 8.1(g) with respect to any possible assignments of any of the Leases or any subleases, licenses or underlettings under any Lease, in each case to the extent Contributor has not consented in writing thereto;
(ii)    Each Lease contains the entire agreement between Contributor, as landlord, and the applicable Tenant with respect to the Real Property, and there are no agreements or understandings (written or otherwise) between Contributor, as landlord, and each Tenant other than the Leases;
(iii)    Except for security deposits placed with Contributor under the Leases, none of the Tenants has paid to Contributor any rent or other charge of any nature under its Lease or otherwise relating to the Real Property for a period of more than thirty (30) days in advance; and
(iv)    As of the Effective Date, Contributor has, to its knowledge, paid and substantially performed all material obligations (including, without limitation, performance of all work and payment of all work and other tenant allowances) required to be performed or paid by it under each of the Leases, except as reflected in the Construction Budget.
(h)    Ground Lease. The Ground Lease is the only ground lease by which Contributor or any Affiliated Owner leases all or any portion of the Property. The copy of the Ground Lease heretofore delivered by Contributor to the Partnership is a true, correct and complete copy thereof in all material respects, and the Ground Lease has not otherwise been terminated or modified or amended in any respect. To Contributor’s knowledge, as of the Effective Date, except as set forth on Exhibit 8.1(h)(i), Contributor is not in default under the Ground Lease, and Contributor has not received any notice that it is in default under the Ground Lease. To Contributor’s knowledge, as of the Effective Date, the landlord under the Ground Lease has not filed (and has not had filed against it) any bankruptcy, insolvency or similar proceeding, and the landlord is not in default under the Ground Lease. Set forth on Exhibit 8.1(h)(ii) is the amount and form of the security deposits held by the lessor under the Ground Lease.
(i)    Operating Agreement. The Operating Agreement is the only reciprocal easement agreement relevant to the ownership or operation of the Property. The copy of the Operating Agreement heretofore delivered by Contributor to the Partnership is true, correct and complete in all material respects, and the Operating Agreement has not otherwise been terminated or modified or amended in any respect other than pursuant to amendments or modifications previously delivered by Contributor to the

Partnership. As of the Effective Date, Contributor has not received any written notice that it is in default under the Operating Agreement, and has no knowledge that it is in default under the Operating Agreement. To Contributor’s knowledge, as of the Effective Date, except as set forth on Exhibit 8.1(i), no Operating Agreement Counterparty is in default under the Operating Agreement. There are no material agreements or understandings, other than the Operating Agreement, between Contributor (or, to Contributor’s knowledge, any predecessor of Contributor) and any other party to the Operating Agreement which would modify, supplement or in any way affect such party’s rights or obligations under the Operating Agreement or otherwise affect such party’s occupancy at the Real Property.
(j)    OFAC. Contributor is in compliance in all material respects with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance in all material respects with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
(k)    Contracts. As of the Effective Date, there are no material Contracts except for the Construction Contracts or the Contracts set forth on Exhibit 8.1(k) attached hereto. With respect to each of the Assumed Contracts, as of the Effective Date, (i) each may be assigned to PREIT Newco without the consent of the counterparty or any breach, event of default or acceleration of rights or obligations thereunder and (ii) each has not been amended or assigned, except as indicated on Exhibit 8.1(k). As of the Effective Date, Contributor has previously delivered to the Partnership copies of all of the Contracts set forth on Exhibit 8.1(k) (and prior to the Closing Date, Contributor will deliver to the Partnership copies of all new Contracts). All such copies delivered to the Partnership are, and will as of the Closing Date, be true, complete and correct in all material respects. As of the Effective Date, and except for Contracts which have been terminated by Contributor or which have expired by their terms prior to the Closing, as of the Closing Date, all such Contracts are in full force and effect, and Contributor or its relevant Affiliate who is a party to each such Contract is not in default thereunder in any material respect. As of the Effective Date, the parties to such Contracts are not in default thereunder. In the event that any Contracts existing as of the Effective Date are not listed on Exhibit 8.1(k), and such Contracts can be terminated without any premium, penalty or other payment (or Contributor agrees to pay the same) upon not more than thirty (30) days’ notice and such Contracts are either (x) actually terminated prior to the Closing (or terminated after the Closing and Contributor agrees to pay the costs under any such Contract), or (y) approved in writing by the Partnership prior to the Closing, then the failure to include any such Contracts on Exhibit 8.1(k) shall not be a breach of this representation by Contributor.
(l)    Brokerage Agreements. Except as previously disclosed to the Partnership by Contributor and except for brokerage agreements in connection with new Leases executed after the Effective Date in accordance with Section 7.2 hereof, (i) there are no brokerage agreements, written or oral, with respect to the Property with any party that will be binding upon the Partnership following the Closing, and (ii) there is no remaining obligation, written or oral, present or contingent, on the part of Contributor or any Affiliate of Contributor to pay to any broker or other party any commission, finder’s fee or similar compensation with respect to the current term or renewal of the term or expansion of the space covered by any Lease, and there is no such amount which may become payable in the future (excluding, however, in respect of any future lease renewals or the future leasing of additional space to any Tenant, which amounts are set forth in written agreements that have been disclosed to the Partnership by Contributor prior to the Effective Date) with respect to any Lease.

(m)    Rezoning. Except as set forth on Exhibit 8.1(m), as of the Effective Date, Contributor has not received written notice of, and does not otherwise have knowledge of, any pending or proposed material adverse change in the zoning or any special use permit of the Property.
(n)    Rights of First Refusal. No party has any options, rights of first offer, or rights of first refusal to purchase all or any portion of the Property.
(o)    Bankruptcy. Neither Contributor nor any Affiliated Owner is a party as a debtor to or contemplates being the subject of a voluntary or involuntary proceeding as a debtor under Chapter 11 of Title 11 of the U.S. Code or under any state laws relating to debtors, or subject to any general assignment for the benefit of creditors. Contributor and the Affiliated Owners are solvent and able to pay their debts as they become due; provided, however, that in the event Contributor and/or the Affiliated Owners are not solvent and able to pay their debts as they become due, the same shall not constitute a breach of representation, but VRLP by its execution of this Agreement agrees to indemnify and hold harmless the Partnership against any losses or liabilities resulting therefrom. None of Contributor, the Affiliated Owners and the Property is in the hands of a receiver nor is an application pending for a receiver for Contributor, the Affiliated Owners or the Property.
(p)    Environmental Conditions. Except as disclosed on Exhibit 8.1(p), (i) to Contributor’s knowledge, the Property is free from Hazardous Substances, except for Hazardous Substances that may be present in the ordinary course of the shopping center business conducted by Contributor or Tenants or used in the ordinary course of the construction, renovation or maintenance of the Property in accordance with Environmental Laws, (ii) to Contributor’s knowledge, no underground storage tanks are located on or under the Property, and (iii) as of the Effective Date, Contributor has received no uncured written notice from any Authority of and has no knowledge of any material violation of Environmental Laws with respect to the Property.
(q)    Compliance with Law. Except as disclosed on Exhibit 8.1(q), since January 1, 2010 and until the Effective Date, (i) to Contributor’s knowledge, the Redevelopment, the Property, and the use thereof or operations thereon, have complied in all material respects with applicable laws (including common law), statutes, ordinances, rules, ordinances (including zoning) regulations, judgments, injunctions, orders and decrees and (ii) Contributor and its Affiliates have not received any written notices alleging any such non-compliance.
(r)    Intentionally Omitted.
(s)    Construction Contracts. As of the Effective Date, each Construction Contract is in full force and effect and has not been amended or assigned, except as indicated on Exhibit 8.1(s). The copies of the Construction Contracts that Contributor has delivered to the Partnership as of the Effective Date are listed on Exhibit 8.1(s) and are true, complete and correct in all material respects (and prior to the Closing Date, Contributor will deliver to the Partnership copies of all new Construction Contracts, which will be true, complete and correct in all material respects).
(t)    Construction Budget. The Construction Budget reflects Contributor’s good faith estimate as of the Effective Date of hard costs to be spent in completing the construction and renovation of the Improvements in accordance with the Plans and Specifications and Related Work Requirements.
(u)    Intentionally Omitted.

(v)    Financial Commitments. There are no financial or capital expenditure commitments to Tenants or prospective Tenants of the Property, except as set forth in the Leases or as otherwise disclosed in writing to the Partnership prior to the Effective Date or the Closing Date, as applicable.
(w)    Real Property. The Real Property comprises all of the parcels of real property owned, leased or otherwise controlled or occupied by Contributor and its Affiliates within the land area bounded by Franconia Road, Frontier Drive, Spring Mall Road and Loisdale Road.
(x)    Taxes.
(i)    All Tax Returns required to be filed with respect to the Property have been timely filed and all such Tax Returns are true, correct and complete in all material respects. All Taxes required to be paid with respect to the Property have been timely paid. As of the Effective Date, there are no audits, examinations or other Tax Proceedings pending or threatened in writing with respect to any of the Properties. There are no liens for Taxes upon the Property other than any such liens that are Permitted Exceptions.
(ii)    The amount of capital expenditures in respect of the Property made by Contributor during the 2013 calendar year is equal to approximately sixty-five million dollars ($65,000,000), and such capital expenditures (and the amount thereof) are described in Treasury Regulations Section 1.707-4(d).
(iii)    The Vornado Debt is, and at Closing will be, a “qualified liability” of Contributor within the meaning of Treasury Regulations Section 1.707-5(a)(6).
(y)    Licenses and Permits. To Contributor’s knowledge, Exhibit 8.1(y) sets forth a list of all material Licenses and Permits required to complete the Redevelopment or to own, lease, operate and use the Property in the ordinary course of business. For clarity, Contributor makes no representation or warranty that as to the status of the Master Plan or any component thereof or that any component of such Master Plan can be effectuated. Each License and Permit listed on Exhibit 8.1(y) is in full force and effect as of the Effective Date and, except for Licenses and Permits which have been expired by their terms, as of the Closing Date, and may be assigned to PREIT Newco without any approval of, or notification to, any Authority, except as will have been obtained or made by Contributor prior to the Closing. As of the Effective Date, Contributor has not received any notice of termination or non-renewal of, any such License or Permit. Contributor has previously delivered to the Partnership copies of all such Licenses and Permits in effect as of the Effective Date, which copies are true, complete and correct in all material respects (and prior to the Closing Date, Contributor will deliver to the Partnership copies of all new Licenses and Permits, which will be true, complete and correct in all material respects).
(z)    Certain Governmental Regulations. To Contributor’s knowledge, there is no Governmental Regulation that would cause a failure in the condition set forth in Section 9.1(f) of this Agreement that is as of the Effective Date either in effect or under active consideration by the Virginia General Assembly or the Fairfax County Board of Supervisors.
References in this Agreement to the “knowledge” of Contributor shall refer only to the actual knowledge of Robert Minutoli, Michael Franco, William Rowe, Robert Byrne and Michael Khouri, without any duty of inquiry or to make any investigation or any obligation to undertake any review or investigate any documents, and all references in this Section 8.1 regarding notices or other information “received by Contributor” means written notices in the actual possession of the named individuals or of which such individuals have actual knowledge.

Section 8.2    Partnership’s Representations and Warranties. The Partnership represents and warrants to Contributor the following, which representations and warranties shall be true as of the Effective Date and as of the Closing Date (or such other date as is specified below):
(a    Status of the Partnership. The Partnership is a limited partnership duly organized and validly existing as a limited partnership in good standing under the laws of the State of Delaware and has the partnership power and authority to own, lease and operate its properties and to conduct its business as it is currently being conducted and is duly qualified as a foreign organization to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not reasonably be expected to have a Partnership Material Adverse Effect. The Partnership is treated as a partnership for U.S. federal income tax purposes. The Trust is the sole general partner of the Partnership, and owned as of the Effective Date more than ninety-five percent (95%) of the limited partner interests in the Partnership. The Partnership has delivered to Contributor or made publicly available true, correct and complete copies of the Partnership’s certificate of limited partnership and agreement of limited partnership, each as amended and supplemented through the Effective Date and after the Effective Date will deliver or make publicly available any amendments and supplements which become effective or are executed prior to the Closing Date. Each subsidiary of the Partnership in which the Partnership owns or controls fifty percent (50%) or more of the voting or economic interest has been duly formed and is validly existing in good standing under the laws of the jurisdiction of its organization and has the power and authority to own, lease and operate its properties and to conduct its business as it is currently being conducted and is duly qualified as a foreign organization to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not reasonably be expected to have a Partnership Material Adverse Effect.
(b)    Status of PREIT Newco. PREIT Newco is a limited liability company duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware, and as of the Closing will be authorized to transact business in the Commonwealth of Virginia. One hundred percent (100%) of the membership interests in PREIT Newco are owned by the Partnership. PREIT Newco is treated as an entity disregarded as separate from the Partnership for U.S. federal income tax purposes. The Partnership has delivered to Contributor true, correct and complete copies of PREIT Newco’s limited liability company agreement and certificate of formation, each as amended and supplemented through the Effective Date and, following the Effective Date, will deliver any amendments or supplements which become effective or are executed prior to the Closing Date.
(c)    Status of the Trust. The Trust is a business trust duly formed and validly existing as a business trust in good standing under the laws of the Commonwealth of Pennsylvania, with the power to own, lease and operate its properties and to conduct its business as it is currently being conducted and to cause the Partnership to enter into and perform (or enter into and perform, as applicable) its obligations under this Agreement and each other agreement executed in connection herewith. The Trust is duly qualified as a foreign organization to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not reasonably be expected to have a Partnership Material Adverse Effect. The Trust is organized in conformity with the requirements for qualification as a “real estate investment trust” under the Code and currently intends to operate in a manner which will allow the Trust to continue to meet the requirements for taxation as a real estate investment trust under the Code. The Partnership has delivered to Contributor true, correct and complete copies of the Trust’s trust agreement and bylaws, each as amended and supplemented through the Effective Date and, following the Effective Date, will deliver any amendments or supplements which become effective or are executed prior to the Closing Date.
(d)    Units and Shares. The Units to be issued to Contributor on the Closing Date and, if applicable, the Earnout Payment Date will be duly authorized and validly issued in accordance with the terms of the Partnership’s certificate of limited partnership and agreement of limited partnership as the same are in effect as of the Closing Date and, if applicable, the Earnout Payment Date. Any PEI Shares to be issued to Contributor on the Closing Date pursuant to Section 3.4(b) will be duly authorized, validly issued, fully paid and non-assessable, in each case in accordance with the organizational documents of the Trust as the same are in effect as of the Closing Date.
(e)    Authority. The execution and delivery by the Partnership, the Trust and PREIT Newco, as applicable, of this Agreement and each other agreement executed and delivered (or to be executed and delivered) in connection herewith, and the performance of the Partnership’s, the Trust’s and PREIT Newco’s obligations hereunder and thereunder, as applicable, have been duly authorized by all necessary action on the part of the Partnership, the Trust and PREIT Newco, and this Agreement constitutes the legal, valid and binding obligation of the Partnership and PREIT Newco, enforceable in accordance with its terms, subject to creditors’ rights generally and equity principles; provided, however, that the addendum(s) to the partnership agreement of the Partnership shall not be adopted until after the Effective Date and prior to the Closing Date (or, in the case of any Preferred Units to be issued on the Earnout Payment Date, prior to the Earnout Payment Date).
(f)    Non-Contravention. The execution and delivery by the Partnership, the Trust and PREIT Newco, as applicable, of this Agreement and each other agreement executed and delivered (or to be executed and delivered) in connection herewith do not, and the performance of the Partnership’s, the Trust’s and PREIT Newco’s obligations hereunder and thereunder, as applicable, including the consummation by the Partnership, the Trust and PREIT Newco of the transactions contemplated hereby and thereby at Closing, will not, (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority binding upon the Partnership, the Trust or PREIT Newco or (ii) result in a breach of, or constitute a default under, the organizational documents of the Partnership, the Trust or PREIT Newco, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other agreement or instrument by which the Partnership, the Trust or PREIT Newco is bound, except in each of clauses (i) and (ii) for violations, breaches or defaults that would not reasonably be expected to have a Partnership Material Adverse Effect.
(g)    Consents. No consent, waiver, approval or authorization is required to be obtained by the Partnership, the Trust or PREIT Newco from any Person (that has not already been obtained) in connection with the execution and delivery of this Agreement by the Partnership, the Trust or PREIT Newco or the performance by the Partnership, the Trust or PREIT Newco of the transactions contemplated hereby (excluding, for the avoidance of doubt, those contemplated by Sections 2.3 and 7.5(f)).
(h)    OFAC. The Partnership, the Trust and PREIT Newco are in compliance in all material respects with and shall at all times from the Effective Date to the Closing Date remain in compliance in all material respects with the regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
(i)    Capitalization. As of the Effective Date, each of the Trust and the Partnership has the capitalization disclosed in the quarterly report on Form 10-Q of the Trust for the quarter ended

September 30, 2013 (including all documents incorporated therein by reference) and any reports, schedules, forms, statements and other documents filed with the SEC since that date (collectively, the “SEC Documents”).
(j)    Financial Statements. The consolidated financial statements of the Trust and the Partnership included in the quarterly report on Form 10-Q of the Trust for the quarter ended September 30, 2013 (the “Financial Statements”) fairly presented in all material respects, in accordance with the applicable requirements of GAAP (except as noted therein and subject to normal year-end adjustments), the consolidated financial position of the Trust and the Partnership, taken as a whole, as of the date thereof and the consolidated results of operations and cash flows for the periods then ended.
(k)    Absence of Certain Changes or Events. Except as disclosed in those SEC Documents filed prior to the Effective Date, since September 30, 2013, neither the Trust nor the Partnership has sustained an occurrence or circumstance that had or would reasonably be expected to have a Partnership Material Adverse Effect.
(l)    No Proceedings. There is not as of the Effective Date pending or, to the Partnership’s knowledge, threatened, any action, suit or proceeding before any Authority which, individually or in the aggregate, would reasonably be expected to have a Partnership Material Adverse Effect.
Section 8.3    No Other Representations and Warranties. Contributor and VRLP hereby acknowledge and agree that none of the Partnership, PREIT Newco or their Affiliates makes or has made (i) any express or implied representation or warranty on behalf of the Partnership, PREIT Newco or their Affiliates other than those expressly set forth in Section 8.2, or (ii) any representations or warranties with respect to any financial projections, financial forecasts or forward-looking information provided to Seller, including with respect to the Earnout.
Section 8.4    Survival of Representations and Warranties. The representations and warranties of Contributor and the Partnership set forth in this Agreement will survive the Closing for a period of twelve (12) months (the “Survival Period”), after which time they will merge into the Deeds (except that the survival of the representations and warranties set forth in Sections 8.1(a) through (d), Section 8.1(j), Section 8.1(x) and Sections 8.2(a) through (h) shall not be so limited); provided, however, that if a Party delivers notice of a breach of the representations and warranties of the other Party, setting forth in reasonable detail the claim, prior to the expiration of the Survival Period, then the Survival Period shall be extended as to such matter until final resolution of such claim and payment of any judgment or settlement with respect thereto. Neither Party may bring any action against the other Party pursuant to Section 8.5(a)(i) or 8.5(b)(i), as applicable, as a result of any untruth or inaccuracy of such representations or warranties, or any breach of such representations or warranties, unless and until the aggregate amount of the liability and losses to such Party arising out of any such untruth or inaccuracy, or any such breach, exceeds One Million Dollars ($1,000,000), at which point the other Party shall be liable for all liability and losses. Notwithstanding the foregoing, in no event will either Party’s liability for all breaches of its respective representations and warranties exceed, in the aggregate, the sum of twenty-three million, two hundred fifty thousand dollars ($23,250,000). The provisions of this Section 8.4 shall survive Closing.
Section 8.5    Post-Closing Liability for Representations and Warranties.
(a)    Subject to the limitations set forth in Sections 8.4 and 8.5(d), from and after the Closing, Contributor shall indemnify, defend and hold harmless the Partnership and its Affiliates from and against (and shall reimburse the Partnership and its Affiliates for) any and all liability and losses suffered or incurred by them to the extent arising out of or relating to any breach of any representation or warranty of Contributor or VRLP contained in this Agreement or in any certificate delivered by or on behalf of Contributor or VRLP pursuant to this Agreement, in each case as of the Closing Date (or, in the case of any representation or warranty that expressly relates to an earlier date, as of such earlier date).
(b)    Subject to the limitations set forth in Sections 8.4 and 8.5(d), from and after the Closing, the Partnership shall indemnify, defend and hold harmless Contributor and its Affiliates from and against (and shall reimburse Contributor and its Affiliates for) any and all liability and losses suffered or incurred by them to the extent arising out of or relating to any breach of any representation or warranty of the Partnership contained in this Agreement or in any certificate delivered by or on behalf of the Partnership pursuant to this Agreement, in each case as of the Closing Date (or, in the case of any representation or warranty that expressly relates to an earlier date, as of such earlier date).
(c)    After the Closing, Contributor shall have no liability with respect to a breach of any representation, warranty, covenant, obligation or certification of Contributor to the extent that such breach resulted from any action required by (and taken in accordance with the terms of) this Agreement or approved by the Partnership.
(d)    After the Closing, (i) Contributor’s liability to the Partnership for breaches of its covenants and obligations under Sections 7.1 and 7.2 shall in no event exceed, in the aggregate, the sum of twenty-three million, two hundred fifty thousand dollars ($23,250,000), and (ii) Contributor shall have no liability for breaches of its covenants and obligations hereunder in respect of the Redevelopment for which Substantial Completion has been attained (but without limiting its obligations to complete the matters described in clause (i)(y) of the definition of “Full Completion” after the Closing) or for any breaches prior to Closing of its obligations under Sections 7.5(a) and 7.6(a). For the avoidance of doubt, the aggregate limit described in clause (i) of the preceding sentence shall be separate and distinct from the aggregate limit set forth in Section 8.4.
(e)    The Closing Surviving Obligations and the Termination Surviving Obligations will survive the Closing or termination of this Agreement, as applicable, without limitation unless another period is otherwise specified in this Agreement. It is hereby acknowledged and agreed by the Partnership and Contributor that, after the Closing, the remedies set forth in this Article VIII shall be the sole and exclusive remedies (and the Partnership and Contributor hereby waive all other remedies available to it at law or in equity) with respect to a breach by Contributor or the Partnership of its respective representations, warranties and certifications made or undertaken by Contributor or the Partnership under this Agreement, except in the case of fraud or intentional misrepresentation.
(f)    The provisions of this Section 8.5 shall survive Closing.
ARTICLE IX
CONDITIONS PRECEDENT TO CLOSING
Section 9.1    Conditions Precedent to Obligation of the Partnership. The obligation of the Partnership to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date (or as otherwise provided) of all of the following conditions, any or all of which may be waived by the Partnership in its sole discretion (and shall be deemed satisfied or waived upon Closing):
(a)    (i) Contributor shall have delivered to the Closing Escrow Agent all of the items required to be delivered to the Partnership pursuant to Section 10.3 and the other terms of this Agreement, Contributor shall have provided written authority to the Closing Escrow Agent to release such documentation to the Partnership, and (ii) the Title Company (or another nationally recognized title company) shall be unconditionally prepared to issue to PREIT Newco the Title Policy, subject only to Permitted Exceptions, in an amount equal to the Consideration at no more than standard premium rates.
(b)    The representations and warranties of Contributor contained in Section 8.1(b) shall be true and correct in all respects as of the Closing Date. The other representations and warranties of Contributor contained in this Agreement (without giving effect to any limitations as to “materiality,” “material adverse” or similar materiality qualifiers) shall be true and correct as of the Closing Date (except for representations and warranties which speak as of another date, which shall be true and correct as of such other date), except to the extent the failure to be so true and correct has not had, individually or in the aggregate, a material adverse effect on the value, use or operation of the Property after Closing.
(c)    Contributor shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Contributor prior to or as of the Closing Date.
(d)    Contributor shall have complied with the requirements of Section 7.3(c) with respect to Estoppel Certificates and Contributor’s Affidavits.
(e)    Contributor shall have Substantially Completed the Redevelopment (but for clarity, the Full Completion of the Redevelopment and/or the Offsite Improvements is not a condition precedent to the Partnership’s obligation to close).
(f)    No Governmental Regulation shall have taken effect between the Effective Date and the Closing Date or have been promulgated, or adopted into law between the Effective Date and the Closing Date, with an effective date within one (1) year after the Closing Date (in each case, excluding any Governmental Regulation in effect prior to the Effective Date) which would permanently prohibit or impose any material and permanent restriction on the operation of all or a substantial portion of the Real Property as a retail shopping center; provided, however, that none of the following shall be deemed to cause a failure of this condition: (i) any increase or other change in the sales, real estate or other Taxes applicable to the Real Property or the operation of the Real Property as a shopping center, (ii) any Governmental Regulation that would be applicable to the Real Property only in the event of a casualty affecting the Real Property, (iii) any Governmental Regulation which constitutes an exercise of the power of condemnation or eminent domain (which shall be governed by the provisions of Section 11.2 of this Agreement), (iv) any Governmental Regulation which reduces or otherwise modifies or limits (x) the public transportation, offsite public parking and/or other public infrastructure proximate to the Real Property, (y) signage or other advertising or (z) the use of private security personnel, (v) any Governmental Regulation that imposes a restriction on the operation of all or a substantial portion of the Real Property as a result of increased costs or decreased revenues by reason of compliance with such Governmental Regulation, or (vi) any Governmental Regulation which restricts the open hours of, or products or services permitted to be offered by, one or more retail businesses located or that may be located at the Real Property, including the imposition or modification of any “blue laws” or curfews restricting operating hours on Sundays and/or any other day(s) of the week or times of day, or prohibiting or otherwise restricting the sale of alcoholic beverages or tobacco products or restricting the admission of minors to all or any portion of the Property.
Section 9.2    Conditions Precedent to Obligation of Contributor. The obligation of Contributor to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date (or as otherwise provided) of all of the following conditions, any or all of which may be waived by Contributor in its sole discretion:

(a)    The Closing Escrow Agent shall have received the Cash Amount as provided by Section 3.3 (as adjusted pursuant to, and payable in the manner provided for in, this Agreement), and the Partnership shall have provided written authority to the Closing Escrow Agent to release such amount to Contributor.
(b)    The Closing Escrow Agent shall have received the Vornado Debt Amount as provided by Section 3.7, and the Partnership shall have provided written authority to the Closing Escrow Agent to release such amount to the respective holders thereof.
(c)    The Units deliverable pursuant to Section 3.4(a) and any PEI Shares deliverable pursuant to Section 3.4(b) shall have been duly authorized and validly issued to Contributor in accordance with the terms of the Partnership’s certificate of limited partnership and agreement of limited partnership or the organizational documents of the Trust, respectively, as the same are in effect as of the Closing.
(d)    The Partnership shall have delivered to the Closing Escrow Agent all of the items required to be delivered to Contributor pursuant to the terms of this Agreement, including, but not limited to, those provided for in Section 10.2 and the Partnership shall have provided written authority to the Closing Escrow Agent to release such items.
(e)    The representations and warranties of the Partnership contained in Section 8.2(a), 8.2(b), 8.2(c), 8.2(d) and 8.2(e) shall be true and correct in all respects as of the Closing Date (except for representations and warranties which speak as of another date, which shall be true and correct as of such other date). The other representations and warranties of the Partnership contained in this Agreement (without giving effect to any limitations as to “materiality,” “material adverse,” “Partnership Material Adverse Effect” or similar materiality qualifiers) shall be true and correct as of the Closing Date (except for representations and warranties which speak as of another date, which shall be true and correct as of such other date), except to the extent the failure to be so true and correct has not had, individually or in the aggregate, a Partnership Material Adverse Effect.
(f)    The Partnership shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by the Partnership as of the Closing Date.
(g)    The Trust shall have given its consent to, and shall have done all necessary things to cause, the admission of Contributor as a limited partner of the Partnership.
ARTICLE X
CLOSING
Section 10.1    Closing.
(a)    The consummation of the transaction contemplated by this Agreement by delivery of documents and payments of money shall take place at 2:00 p.m. Eastern Time on the date (the “Scheduled Closing Date”) that (i) all of the conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), and (ii) is the earlier of (x) fifteen (15) days (or, if such date is not a Business Day, the next succeeding Business Day) after the later of the date on which (A) Regal Cinemas, Dick’s Sporting Goods and at least seventy-five percent (75%) of the aggregate square footage of the In-Line Space are occupied by Tenants or their subtenants beyond any “free rent” periods pursuant to Leases which have a term of more than five (5) years and for which the landlord shall not have received or given any notice of a material default or pending termination thereof, (B) certificates of occupancy have been issued by the applicable Governmental Authorities with respect to all of the common areas of the Property (but excluding certificates of occupancy with respect to space occupied by Tenants permitting the full occupancy thereof) and (C) the “grand opening” of the Real Property has occurred, or (y) March 31, 2015, except to the extent such date is extended pursuant to Sections 3.4(b), 6.2, 6.4, 7.3(b), 10.1(b) or 13.4 (as the same may be so extended, the “Outside Date”). For the avoidance of doubt, Contributor may hold the “grand opening” of the Real Property at any time in its sole discretion, regardless of the percentage of the Improvements that is then occupied by Tenants or their subtenants. If the Closing occurs prior to the “grand opening,” the Consideration payable by the Partnership to Contributor shall be reduced by the amount of the “grand opening” budget (less the amount of any Tenant contributions thereto) that has not been paid or incurred by Contributor prior to the Closing, not to exceed one million dollars ($1,000,000) (which reduction shall be allocated among the forms of Consideration described in Sections 3.1(a), (b) and (c) on a pro rata basis). At the Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended. Subject to the terms and conditions of this Agreement, the acceptance of the Deeds by the Partnership and the acceptance of the Consideration by Contributor shall be deemed to be full performance and discharge of each and every agreement and obligation on the part of Contributor and the Partnership, respectively, to be performed hereunder, except for the Closing Surviving Obligations (and, for the avoidance of doubt, to the extent that Contributor fails to perform its Closing Surviving Obligations which required performance prior to the Closing Date, such Closing Surviving Obligations shall remain in effect following the Closing).
(b)    If the Redevelopment Condition is not satisfied by the Outside Date, Contributor or the Partnership may extend the Outside Date, by providing written notice (at least three (3) Business Days prior to the then scheduled Outside Date) to the other party from time to time until the date that the Redevelopment Condition is reasonably expected to be satisfied; provided, however, that the Outside Date may not be extended beyond September 30, 2015 unless the failure of the Redevelopment Condition to be timely satisfied is due to the occurrence of a Force Majeure Event, in which case the Outside Date may not be extended beyond December 31, 2015 (in which case the Units payable at Closing, or, at the Partnership’s option, the Cash Amount payable at Closing, shall be reduced by the Partnership’s out-of-pocket cost to maintain the Deposit L/C for such extension period, but in no event by an amount greater than a per diem amount equal to the product of the face amount of the Deposit L/C multiplied by 0.50% (or 50 basis points) per annum)).
(c)    Contributor shall use reasonable best efforts to remove the cause(s) of any Force Majeure Event and to resume the Redevelopment and satisfy the Redevelopment Condition as soon as reasonably possible. When Contributor becomes aware of a Force Majeure Event, Contributor shall give reasonably prompt written notice to the Partnership setting forth a reasonably detailed description thereof and Contributor’s good faith estimate of the likely impact on the timing of the Substantial Completion of the Redevelopment. During the course of any Force Majeure Event, Contributor will keep the Partnership reasonably apprised of the status thereof. The failure to give any such notice shall not impair Contributor’s right to extend the Outside Date by reason of said Force Majeure Event.
(d)    Upon Closing, Contributor shall take all actions required to return the Deposit L/C(s) and, if still held in the Deposit Escrow Account, the Initial Cash Deposit or Cash Deposit to the Partnership.
Section 10.2    Partnership’s Closing Obligations. On the Scheduled Closing Date, the Partnership will deliver the following items to Contributor (or, with respect to the payoff of the Vornado Debt, to

Contributor’s lenders) by timely depositing the same with Closing Escrow Agent (except for the Units, which shall not be delivered in escrow):
(a)    The relevant page of Exhibit A to the limited partnership agreement of the Partnership, as amended to reflect the issuance of the Units to Contributor, and, in the case of any PEI Shares deliverable pursuant to Section 3.4(b), a statement (or a screen shot) from the Trust’s transfer agent evidencing the issuance of such PEI Shares to Contributor;
(b)    The Cash Amount and any cash payable pursuant to Section 3.4(b), after all adjustments and proration are made as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.3;
(c)    The amount required to be paid to the lenders of the Vornado Debt pursuant to Section 3.7, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.7;
(d)    A counterpart original of the Assignment, duly executed by the Partnership;
(e)    A counterpart original of a registration rights agreement in the form attached hereto as Exhibit 10.2(e) (the “Registration Rights Agreement”), duly executed by the Trust and the Partnership;
(f)    A counterpart original of each Assignment of Operating Agreement, duly executed by the Partnership;
(g)    A counterpart original of the Closing Statement, duly executed by the Partnership;
(h)    A counterpart original of the Assignment of Leases, duly executed by the Partnership;
(i)    A counterpart original of the Assignment of Ground Lease, duly executed by the Partnership;
(j)    A counterpart original of a tax protection agreement in the form attached hereto as Exhibit 10.2(j) (the “Tax Protection Agreement”), duly executed by the Partnership and PREIT Newco;
(k)    A counterpart original of the Limited Partner Acceptance, duly executed by the Partnership;
(l)    A certificate executed by the Partnership at Closing, dated as of the Closing Date, stating that the condition set forth in Section 9.2(e) is satisfied, and describing in reasonable detail, to the Partnership’s knowledge, any material breaches of the Partnership’s representations and warranties in this Agreement, whether or not the same would result in a failure of the condition set forth in Section 9.2(e);
(m)    Opinions of counsel to the Partnership, in customary form and subject to customary qualifications, substantially to the effect that (A) (i) the Partnership is duly formed and validly existing, (ii) the execution and delivery by the Partnership of the Contribution Agreement has been duly authorized by the Partnership, (iii) the issuance of the Units will not conflict with the Partnership agreement and (iv) the Units deliverable pursuant to Section 3.4(a) and any PEI Shares deliverable pursuant to Section 3.4(b) have been duly authorized and validly issued, and (B) the Trust is organized in conformity with the requirements for qualification as a “real estate investment trust” under the Code;
(n)    A counterpart original of the Assignment of Warranties, duly executed by the Partnership;
(oc)    A waiver of any provision of the charter or other organizational documents of the Trust, the limited partnership agreement or other organizational documents of the Partnership, or the standstill agreement dated as of the Effective Date between the Trust and Vornado Realty Trust, in each case related to maximum permissible ownership interests of limited partners in the Partnership to the extent such provision(s) would restrict Contributor from receiving the Common Units and/or Preferred Units to which it would otherwise be entitled as Consideration at the Closing pursuant to this Agreement, duly executed by the Trust and/or the Partnership, as applicable; and
(p)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement.
Section 10.3    Contributor’s Closing Obligations. On or before the Scheduled Closing Date, Contributor will deliver the following items to the Closing Escrow Agent, except as provided below:
(a)    Deeds in the form attached hereto as Exhibit 10.3(a) (the “Deeds”), one duly executed and acknowledged by Contributor and one duly executed and acknowledged by each Affiliated Owner other than (after compliance with Section 7.9 hereof) Vornado Savanna LLC, conveying to the Partnership fee simple title to the Real Property and Improvements owned by Contributor or such Affiliated Owner, respectively (other than any Real Property that is subject to the Ground Lease, conveyed pursuant to Section 10.3(l) below) subject only to the Permitted Exceptions, together with all forms required for the recording of the Deeds;
(b)    A blanket assignment and bill of sale in the form attached hereto as Exhibit 10.3(b) (the “Bill of Sale”), duly executed by Contributor;
(c)    A counterpart original of an assignment and assumption of Contributor’s interest in the Intangible Property and Licenses and Permits, in the form attached hereto as Exhibit 10.3(c) (the “Assignment”), duly executed by or on behalf of Contributor;
(d)    A counterpart original of an assignment and assumption of the Operating Agreement, in the form attached hereto as Exhibit 10.3(d) (the “Assignment of Operating Agreement”), duly executed and acknowledged by Contributor;
(e)    A properly completed and duly executed certificate in the form attached hereto as Exhibit 10.3(e) (“Certificate as to Non-Foreign Status”) certifying that Contributor is not a “foreign person” as defined in Section 1445 of the Code;
(f)    An assignment of the Leases, security deposits, and prepaid rents by way of an assignment and assumption agreement, in the form attached hereto as Exhibit 10.3(f) (the “Assignment of Leases”), duly executed by Contributor;
(g)    The appropriate documentation to effect any L/C Transfer;

(h)    Appropriate notice of the transaction to the Operating Agreement Counterparties and the Ground Lessor;
(i)    To the extent in Contributor’s possession, all original Leases (and guaranties thereof), Licenses and Permits and Assumed Contracts affecting the Real Property and Improvements (or certified true copies where originals are not available), all of which shall be delivered by turnover to the Partnership’s agents at the Property at the time of the Closing and need not be delivered to Closing Escrow Agent;
(j)    A current rent roll for the Property in the form of the Rent Roll certified by Contributor as being true and correct in all material respects;
(k)    A notice to each of the Tenants under the Leases regarding the transfer of the Property in the form attached hereto as Exhibit 10.3(k);
(l)    An assignment of the Ground Lease and any security deposits and prepaid rents thereunder by way of an assignment and assumption agreement, in the form attached hereto as Exhibit 10.3(l) (the “Assignment of Ground Lease”), duly executed by Contributor, conveying to the Partnership leasehold title to the Real Property (other than the Real Property conveyed pursuant to Section 10.3(a) above), subject only to the Permitted Exceptions;
(m)    A Contributor’s title affidavit in the form attached hereto as Exhibit 10.3(m), duly executed by Contributor;
(n)    A counterpart original of a limited partner acceptance in the form attached hereto as Exhibit 10.3(n) (the “Limited Partner Acceptance”), duly executed by Contributor;
(o)    A counterpart original of the Tax Protection Agreement, duly executed by Contributor and VRLP;
(p)    A closing statement reflecting all credits, prorations, apportionments and adjustments contemplated hereunder (including the amount of Vornado Debt) (the “Closing Statement”), it being agreed that Contributor shall use commercially reasonable efforts to send a draft of the same to the Partnership for its review not less than ten (10) Business Days prior to the Scheduled Closing Date, and Contributor shall be obligated to send such draft to the Partnership not less than three (3) Business Days prior to the Scheduled Closing Date;
(q)    A counterpart original of an assignment of the Warranties to the Partnership in the form attached hereto as Exhibit 10.3(q) (the “Assignment of Warranties”), duly executed by Contributor;
(r)    A counterpart original of the Registration Rights Agreement, duly executed by Contributor;
(s)    All books and records at the Property held by or for the account of Contributor and the leasing and management files held by Contributor or its managing agent, including without limitation, plans and specifications, as available, all of which shall be delivered by turnover to the Partnership’s agents at the Property at the time of the Closing and need not be delivered to the location of the Closing;

(t)    Copies of good standing certificates, certified resolutions, incumbency certificates and/or consents for Contributor authorizing the transactions and the signatories to the closing documents, on behalf of Contributor;
(u)    A certificate executed by Contributor at Closing, dated as of the Closing Date, stating that the condition set forth in Section 9.1(b) is satisfied, and describing in reasonable detail, to the knowledge of Contributor, any material breaches of Contributor’s representations and warranties in this Agreement, whether or not the same would result in a failure of the condition set forth in Section 9.1(b);
(v)    A certificate executed by Contributor at Closing, dated as of the Closing Date, stating Vornado Realty Trust’s and its Affiliates’ Percentage Interest as of the time immediately prior to the Closing;
(w)    To the extent not previously delivered, all Estoppel Certificates and any Contributor’s Affidavit; and
(x)    All keys and/or pass-cards to all entrance doors and security and access codes to the Improvements, all passwords and passcodes to computer hardware and software, and keys to all vehicles, all of which shall be delivered by turnover to the Partnership’s agents at the Property at the time of the Closing and need not be delivered to the location of the Closing.
Section 10.4    Prorations and Credits. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 10.4 and elsewhere in this Agreement is that Contributor shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom through midnight at the end of the day preceding the Closing (the “Proration Time”) and the Partnership shall bear all such expenses and receive all such income thereafter. Prorations shall be added to or adjusted against the Cash Amount due at the Closing (or, if the amount of prorations for which Contributor is responsible exceeds the amount of the Cash Amount, shall at Contributor’s option either be payable by Contributor in cash or applied against the number of Units due to Contributor at Closing). All prorations and payments to be made at Closing under this Section 10.4 shall be made on the basis of a written statement or statements delivered to the Partnership by Contributor and approved by the Partnership. Contributor and the Partnership agree to adjust, without limitation, the following items (collectively, the “Proration Items”):
(a)    Base or minimum rent and additional rent (which term, as used in this Agreement, includes, without limitation, common area maintenance charges, marketing charges, insurance, utilities, real estate tax and other assessment reimbursements, and parking fees) in connection with the Leases as of the date of Closing shall be prorated as provided in this Agreement as of the Proration Time.
(b)    Percentage rent (i.e., that portion of the rent payable by any Tenants under the Leases which is a percentage of the amount of sales or of the dollar amount of sales) paid under any Leases shall be prorated with respect to the calendar year (or the applicable lease year, if used in the Lease instead of a calendar year) in which the Closing occurs on a per diem basis based upon the percentage rent paid by any Tenants for such period. Any reduction in the amount of percentage rent paid by any Tenants for such period as a result of any deductions or offsets claimed by such Tenants shall be allocated against Contributor’s or the Partnership’s distribution of percentage rent, as applicable, based on whether the claim giving rise to the deduction(s) or offset(s) claimed by any such Tenant accrued prior to the Closing Date (in which case the allocation is against Contributor’s share of the distribution) or accrued on or after the Closing Date (in which case the allocation is against the Partnership’s share of the distribution). After Closing, upon any Tenant’s payment to the Partnership of the percentage rent due for such period, the Partnership agrees to immediately pay to Contributor Contributor’s proportionate share of the percentage rent, and upon any Tenant’s payment to Contributor of the percentage rent due for such period, Contributor agrees to immediately pay to the Partnership the Partnership’s proportionate share of the percentage rent.
(c)    Real estate Taxes and personal property Taxes on the Property shall be prorated based upon the payment period (i.e., calendar or other tax year, as applicable) to which same are attributable, regardless of whether or not any such taxes are then due and payable or are a lien. Contributor shall pay at or prior to Closing (or the Partnership shall receive credit for) any unpaid Taxes attributable to periods (or portions thereof) ending on or prior to the date of Closing (whether or not then due and payable or a lien as aforesaid). Contributor shall receive credit for any previously paid or prepaid Taxes attributable to periods from and after the date of Closing. In the event that as of the date Closing occurs the actual Tax bills for the tax year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates, millages and assessed valuation of the previous year, with known changes and taking into account all applicable discounts for early payment, shall be used for purposes of the proration at Closing. If the proration at Closing is based on the Taxes for the previous year as described above, the Parties agree to re-prorate the applicable real estate Taxes and personal property Taxes for the year of Closing based on the actual real estate Taxes and personal property Taxes once the bills are available and any party owing the other party a sum of money based on such re-proration shall promptly pay such sum to the other party.
(d)    Contributor shall be responsible for the payment of all sales Taxes collected by Contributor under the Leases or with respect to the Property, or required to have been so collected, for the time period until the Proration Time.
(e)    If any of the foregoing prorations cannot be definitely calculated accurately on the date of Closing, then they shall be estimated at the Closing and definitely calculated as soon after the date of Closing as feasible. As soon as the necessary information is available, but in any event within one hundred twenty (120) days after the date of Closing, the Parties shall conduct a post-Closing review to determine the accuracy of all prorations. Either party owing the other party a sum of money based on such subsequent proration(s) or the post-Closing review shall promptly pay such sum to the other party. Each party agrees to cooperate with the other to determine such post-Closing adjustments and shall make its appropriate personnel available to assist in making such adjustments; provided that the period during which the Parties shall make adjustments as set forth in this Agreement shall terminate one (1) calendar year after the Closing Date.
(f)    Without duplication of any amounts borne by Contributor in respect of Taxes pursuant to Section 10.4(c) or (d), Contributor shall be responsible for, shall pay and shall hold Partnership and its Affiliates harmless from and against any Taxes imposed with respect to the Property for any taxable period (or portion thereof) ending on or before the Closing Date, whether such Taxes are imposed on or payable in connection with the filing of any Tax Return, any lien or any audit or other Tax Proceeding. The obligations of Contributor pursuant to this Section 10.4(f) shall survive the Closing until ninety (90) days following the expiration of the statute of limitations.
(g)    Amounts payable under the Ground Lease, the Operating Agreement and Assumed Contracts shall be prorated as of the Proration Time. All amounts due under the terms of the Ground Lease, the Operating Agreement and the Assumed Contracts that relate to the period of time prior to the Closing Date shall be paid by Contributor. All amounts due under the Contracts that are not Assumed Contracts shall be paid by Contributor, regardless whether the same relate to the period prior to the Closing Date or thereafter.

(h)    Fees paid for the Licenses and Permits shall be prorated as of the Proration Time.
(i)    Contributor shall be responsible for all utility bills for the period ending on the last day prior to the Closing. The Partnership shall be responsible for all utility bills commencing on the Closing Date. The Partnership and Contributor shall prorate all bills for the period in which the Closing occurs, outside of the Closing Statement. In connection with such proration, it shall be presumed that utility charges were uniformly incurred during the billing period.
(j)    At the Closing, the Cash Amount will be reduced by an amount equal to all security deposits held or required to be held by Contributor under the Leases to the extent not previously applied by Contributor as provided in the applicable Lease. To the extent that any security deposit consists of a letter of credit (an “L/C”) then, at Closing, Contributor will assign its rights under any such L/C to the Partnership, and at the Closing, Contributor shall request that the applicable Tenant, at the Tenant’s sole cost, have such L/C bear the name of the Partnership as the beneficiary thereunder subsequent to the Closing (either pursuant to a transfer of such L/C which satisfies the issuing bank’s transfer requirement, or by obtaining an amendment to the L/C naming the Partnership as the beneficiary thereunder and, in the case of the foregoing, in form and substance reasonably satisfactory to the Partnership) (each, an “L/C Transfer”). If any of such L/Cs are not assigned or assignable as of the Closing Date, then Contributor, at Contributor’s sole expense, promptly after the Closing, shall with due diligence (without resorting to litigation) attempt to cause the issuers of such L/Cs to reissue such L/Cs in favor of the Partnership. If at any time prior to the date when any such L/C is reissued, but after the Closing Date, the Partnership has the right in accordance with the applicable Lease to collect the proceeds of any such L/C and desires to do so, then Contributor, promptly after receipt of the Partnership’s written request, shall present such L/C for payment and promptly deliver the proceeds thereof to the Partnership. If Contributor presents such L/C for payment, as aforesaid, then the Partnership shall indemnify Contributor, and hold Contributor harmless, from and against any and all losses, damages, costs, liabilities or expenses (including reasonable attorneys’ fees and disbursements) which Contributor incurs as a result of presenting such L/C for payment. At Closing, Contributor shall deliver to the Partnership the originals of all L/Cs (and any amendments or modifications thereof) whether or not an L/C Transfer has been consummated with respect to such L/C, actually held by Contributor.
(k)    At the Closing, the Cash Amount will be increased by an amount equal to the security deposit held by the Ground Lessor under the Ground Lease to the extent not previously applied by the Ground Lessor as provided in the Ground Lease.
(l)    Contributor will use commercially reasonable efforts to assign to the Partnership at Closing or cause to be reissued for the Partnership’s benefit, all bonds of Tenants related to any mechanic’s liens, except to the extent the same are automatically transferred to an acquirer of the Property in accordance with their terms.
(m)    Contributor shall indemnify the Partnership against and hold the Partnership harmless from all claims, losses, costs, liabilities and expenses, including attorneys’ and experts’ fees and expenses to the extent arising from or attributable to the matters for which Contributor is liable pursuant to this Section 10.4. The Partnership shall indemnify Contributor against and hold Contributor harmless from all claims, losses, costs, liabilities and expenses, including attorneys’ and experts’ fees and expenses to the extent arising from or attributable to the matters for which the Partnership is liable pursuant to this Section 10.4.
(n)    The terms and provisions of this Section 10.4 shall survive the Closing.

Section 10.5    Method of Rent Adjustment.
(a)    Base or minimum rent and additional rent (which term, as used in this Agreement, includes, without limitation, common area maintenance charges, insurance, utilities, real estate tax and other assessment reimbursements, and parking fees) in connection with the Leases, which is due and paid to Contributor for the month in which the Closing occurs, shall be prorated as of Closing; provided, however, that base or minimum rent and additional rent which is due and payable to Contributor by any Tenant but uncollected (“Rent Arrears”) as of Closing shall not be adjusted, but shall be treated as provided for in this Section 10.5. For a period of eighteen (18) months following the Closing, the Partnership agrees that it will use commercially reasonable efforts to collect all Rent Arrears on behalf of Contributor, it being agreed, however, that such commercially reasonable efforts shall not be construed to impose on the Partnership the obligation to evict or to commence a lawsuit against any Tenant as a means of collecting Rent Arrears. As and when the Partnership receives any Rent Arrears, the Partnership shall promptly remit the same to Contributor in accordance with the following sentence, and the Partnership agrees to keep Contributor fully informed with respect to the status of any such Rent Arrears collected by the Partnership. With regard to any Tenant which owes Rent Arrears as of the Closing, rents subsequently received from such Tenant shall be applied in the following priority regardless whether received by Contributor or the Partnership and regardless of any designation by any Tenant of the rental period applicable to any such payment: (i) first, to any rent due and payable in respect of any period after the Closing, (ii) second, in reduction of any Rent Arrears arising from any periods after the Closing, (iii) third, in reduction of any Rent Arrears arising from any months prior to the Closing, and (iv) thereafter, any balance to the Partnership. Contributor shall not have the right to sue or otherwise attempt to collect the same from any such Tenant after the Closing unless the Tenant is no longer a lessee at the Property; provided, however, that Contributor shall have the right to seek collection, without filing a lawsuit, of any Rent Arrears owing to Contributor from any Tenant after Closing. The Parties’ obligations under this Section 10.5 shall survive the Closing and shall bind their successors in interest. If a party to this Agreement receives any rent or additional rent which pursuant to the terms of this Agreement belongs to the other party to this Agreement, the party receiving such rent or additional rent shall promptly remit the amount due from such rent or additional rent to the other party (subject to clearance of any checks). The same principles shall apply to any delinquencies in any common area maintenance charges under the Operating Agreement.
(b)    Notwithstanding the terms of Section 10.5(a), common area maintenance expenses and charges for the year of Closing shall be prorated as set forth below in this Section 10.5(b) (except that, for the avoidance of doubt, fixed common area maintenance expenses and charges shall be prorated pursuant to Section 10.4(a) and Section 10.5(a) rather than pursuant to this Section 10.5(b)). Contributor shall be responsible for all common area maintenance expenses and charges incurred prior to Closing, and the Partnership shall be responsible for the same subsequent to Closing. Common area maintenance expense obligations for each Tenant under its Lease for the entire contribution year during which the Closing occurs, including end-of-year adjustments, if any, shall be prorated between Contributor and the Partnership in the following manner: Not later than ninety (90) days after Closing, Contributor shall deliver to the Partnership, (i) a detailed general ledger showing all common area maintenance expenses and charges (“CAM Charges”) incurred by Contributor for the period from January of the year of Closing through the Closing Date, together with all invoices and other evidence documenting such CAM Charges, and (ii) a detailed listing by Tenant of the estimated CAM Charges billed to such Tenant from January of the year of Closing through the Closing Date. The Partnership shall, on or before March 31 of the year immediately following the Closing, incorporate all CAM Charges incurred by Contributor into a single year-end bill (as and when appropriate for annual reconciliation or other billing of CAM Charges for any Tenant) for CAM Charges to such Tenant, in which event such single bill shall be apportioned between Contributor and the Partnership based on the ratio of CAM Charge expenses actually incurred by

Contributor to those actually incurred by the Partnership (taking into account any CAM Charge estimated payments billed by Contributor). Contributor and the Partnership shall settle as between them any over- or underpayment of CAM Charges based upon the ratio in the preceding sentence. For a period of eighteen (18) months following the Closing, the Partnership shall use commercially reasonable efforts to collect any underpayments from such Tenants for CAM Charges for any period prior to the Closing, and upon receipt by the Partnership of any such underpayments the Partnership shall promptly remit the same to Contributor, it being agreed, however, that such commercially reasonable efforts shall not be construed to impose on the Partnership the obligation to evict or to commence a lawsuit against any Tenant as a means of collecting such underpayments. For clarity, any item of additional rent which is required to be reconciled after the completion of the year once the actual costs and proration percentages are determined shall be reconciled in the same manner as CAM Charges described above.
(c)    The provisions of this Section 10.5 shall survive the Closing.
Section 10.6    Insurance. Contributor shall terminate its policies of insurance on the date of Closing and the Partnership shall be responsible for obtaining its own insurance thereafter. Consequently, there shall be no proration with respect to insurance.
Section 10.7    Utility Service Deposits. Contributor shall be entitled to the return of all deposit(s) posted by it with any utility company, and shall notify each utility company serving the Property to terminate Contributor’s account, effective at noon on the date of Closing. The Partnership shall obtain and maintain service from and after Closing from the applicable utility providers through a new account or accounts in the name of the Partnership.
Section 10.8    Costs of Title Company and Closing Costs. Costs of the Title Company and other closing costs incurred in connection with the Closing will be allocated as follows:
(a)    Contributor shall pay (i) Contributor’s attorney’s fees; (ii) the cost to record any releases, discharges, corrective or curative instruments as provided in this Agreement; (iii) “regional congestion” and “grantor” transfer Taxes associated with the transfer of the Property; and (iv) any sales or use Taxes related to the transfer of the Personal Property. Contributor and the Partnership shall reasonably cooperate with one another to minimize the amount of any transfer Taxes and sales or use Taxes associated with the transfer of the Property pursuant to and in compliance with applicable laws and regulations.
(b)    The Partnership shall pay (i) all title insurance charges and premiums, including the costs to prepare the Title Commitment and the Updated Title Commitment and the premiums for the Title Policy (including all costs of any additional coverage under the Title Policy or endorsements to the Title Policy that are desired by the Partnership); (ii) all premiums and other costs for any mortgagee policy of title insurance for its financing, if any (including but not limited to any endorsements or deletions); (iii) the Partnership’s attorney’s fees; (iv) all escrow fees, if any; (v) the cost of recording the Deeds and the other recordable documents executed in connection herewith; (vi) state and local transfer Taxes associated with the transfer of the Property not addressed in Section 10.8(a) above; (vii) the cost of any Updated Survey; and (viii) any other expense(s) incurred by the Partnership or its representative(s) in inspecting or evaluating the Property, including the PREIT Consultant and the Partnership’s inspecting architect and engineer.
(c)    Any other costs and expenses of the Closing not provided for in this Section 10.8 shall be allocated between the Partnership and Contributor in accordance with the custom in Fairfax County, Virginia.

Section 10.9    Cooperation and General Efforts. Subject to the terms and conditions of this Agreement, from and after the date hereof, (a) the Parties hereto shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) each of the Parties agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate the transactions contemplated by this Agreement and to cause the Closing to occur as soon as practicable, and (c) each of the Parties shall cooperate and use commercially reasonable efforts to provide information, assistance, documents, certificates, agreements and other writings required in order to comply with filing and other requirements of Governmental Regulations in connection with the transactions contemplated by this Agreement.
ARTICLE XI
CONDEMNATION AND CASUALTY
Section 11.1    Casualty. If, prior to the Closing Date, all or any portion of the Real Property and Improvements is destroyed or damaged by fire or other casualty, Contributor shall repair any damage or destruction to the Real Property and retain all insurance proceeds related thereto, and the Parties shall proceed to the Closing pursuant to the terms hereof and subject to the conditions for Closing set forth in this Agreement, without abatement of the Consideration. Notwithstanding the foregoing, if the casualty causes damage, the cost of which to repair shall equal or exceed Twenty-Five Million Dollars ($25,000,000) (a “Major Casualty”), the Partnership may elect to either:
(a)    terminate this Agreement by written notice to Contributor, in which case Contributor shall promptly (and in any event within five (5) Business Days following its receipt of a termination notice) return the Deposit L/C(s) and, if still held in the Deposit Escrow Account, the Initial Cash Deposit or Cash Deposit to the Partnership, and the Parties shall be relieved of all obligations hereunder, except with respect to the Termination Surviving Obligations; or
(b)    consummate the Closing no more than thirty (30) days following the date of the Partnership’s election, in which case (x) the Consideration payable by the Partnership shall be reduced by the sum of (A) any amount remaining to be spent on the Redevelopment as set forth in the Construction Budget and (B) the amount of any uninsured amount or insurance deductible that is actually deducted from the proceeds made available to the Partnership and by the amount of any insurance proceeds received by Contributor, net of (1) the costs (including reasonable attorneys’ fees) incurred by Contributor in connection with the settlement of any insurance claim with respect to such casualty, (2) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date and (3) the reasonable out-of-pocket costs incurred by Contributor in stabilizing and/or restoring the Property following such casualty, and (y) Contributor will assign at Closing to the Partnership Contributor’s right, title and interest in and to the unpaid insurance proceeds, less, to the extent the same had not yet been paid to Contributor as of the Closing and included in the credit against the Consideration, the amounts described in (1), (2) and (3) above in this sentence (which shall remain the property of Contributor). The Parties shall cooperate and use commercially reasonable efforts to effectuate the transition of the Redevelopment from Contributor to PREIT Newco.
For the avoidance of doubt, if the Partnership fails to elect in writing one of the two options specified in the foregoing clauses (a) and (b) within thirty (30) days after Contributor delivers written notice to the Partnership describing in reasonable detail the occurrence of a Major Casualty, the Partnership shall be deemed to have elected the option in the foregoing clause (a).
Section 11.2    Condemnation of Property. If, prior to the Closing Date, all or substantially all of the Property is condemned or sold in lieu of condemnation, this Agreement shall terminate, Contributor shall return the Deposit L/C(s) and, if still held in the Deposit Escrow Account, the Initial Cash Deposit or Cash Deposit to the Partnership, and neither Contributor nor the Partnership will have any further obligation under this Agreement, except for the Termination Surviving Obligations. If, prior to the Closing Date, (a) a condemnation described in the immediately preceding sentence is commenced (it being agreed for all provisions of this Section 11.2, that Contributor shall not agree to a sale in lieu of condemnation except with the prior consent of the Partnership, which consent shall not be unreasonably withheld, conditioned or delayed) or (b) a portion of the Property having a value in excess of Twenty-Five Million Dollars ($25,000,000) is condemned or sold in lieu of condemnation or in the event any condemnation below such threshold prevents or materially limits access to the Property as contemplated in the Plans and Specifications, the Partnership will have the option, to be exercised within thirty (30) days after receipt of notice of such condemnation or sale, to terminate the Partnership’s obligations under this Agreement or to elect to have this Agreement remain in full force and effect. In the event that either (x) there shall occur a condemnation or sale in lieu thereof in respect of a portion of the Property that is not described in the first two sentences of this Section 11.2 or (y) there shall occur a condemnation or sale or lieu thereof in respect of the Property that is described in the second sentence of this Section 11.2 or such a condemnation shall be commenced but the Partnership does not terminate this Agreement as provided in this Section 11.2, Contributor will assign to the Partnership any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Property, and the Partnership will take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Consideration, except that (a) the Partnership will receive a credit for any condemnation award received by Contributor net of (1) the costs (including reasonable attorneys’ fees) incurred by Contributor in connection with obtaining any such award, (2) the proceeds relating to any loss of income allocable to the period prior to the Closing Date and (3) the reasonable out-of-pocket costs incurred by Contributor in restoring the Property following such condemnation, and (b) Contributor will assign at Closing to the Partnership Contributor’s right, title and interest in and to the unpaid award, less, to the extent the same had not yet been paid to Contributor as of the Closing and included in the credit against the Consideration, the amounts described in (a)(1), (2) and (3) above in this sentence (which shall remain the property of Contributor). Should the Partnership elect to terminate the Partnership’s obligations under this Agreement under the provisions of this Section 11.2, Contributor shall return the Deposit L/C(s) and, if still held in the Deposit Escrow Account, the Initial Cash Deposit or Cash Deposit to the Partnership and neither Contributor nor the Partnership will have any further obligation under this Agreement, except for the Termination Surviving Obligations.
ARTICLE XII
CONFIDENTIALITY/PRESS RELEASES
Section 12.1    Confidentiality. Except as expressly provided in this Agreement and except with respect to matters in the public domain or which are otherwise lawfully available to sophisticated real estate investors, (i) the Partnership further acknowledges and agrees that, unless and until the Closing occurs, all information obtained by the Partnership from Contributor in connection with the Property will not be disclosed by the Partnership to any third persons (except Permitted Outside Parties as provided in Section 5.3(b)) without the prior written consent of Contributor, not to be unreasonably withheld, conditioned or delayed, and (ii) Contributor further acknowledges and agrees that from and after the Closing such confidential information related to the Property will not be disclosed by Contributor to any third persons without the prior written consent of the Partnership, not to be unreasonably withheld, conditioned or delayed. Nothing contained in this Agreement will preclude or limit either party to this Agreement from making disclosures with respect to any information otherwise deemed confidential under this Agreement (a) pursuant to litigation or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction, (b) if required by rule or regulation of the SEC or the New York Stock Exchange, including without limitation in any filings required by any Authorities (it being acknowledged and agreed that Contributor or its Affiliates and the Partnership or its Affiliates shall have the right to publicly file this Agreement and the other agreements entered into in connection with this Agreement with the SEC or other relevant Authorities if required in the judgment of its outside counsel), (c) if such information was obtained from sources other than the other party or its agents and not, to such party’s actual knowledge after reasonable inquiry, in violation of a confidentiality agreement, (d) in connection with the enforcement of this Agreement, (e) in connection with such party’s regular and customary financial and other reporting, or (f) pursuant to a press release related to either the execution and delivery of this Agreement (and the other agreements related hereto) or the Closing. In determining whether a disclosure contemplated in the preceding sentence is required by law or by rule or regulation of the SEC or the New York Stock Exchange, the disclosing party is entitled to rely upon the advice of counsel given in good faith. The provisions of this Article XII will survive the Closing or termination of this Agreement and are in addition to any separate confidentiality agreement executed by the Parties or their Affiliates. The Confidentiality Agreement dated as of January 9, 2014, by and between Vornado Realty Trust and the Trust, shall terminate upon execution of this Agreement by all Parties hereto (but such termination shall not impair any claims Vornado Realty Trust may have under such Confidentiality Agreement for any breaches thereof by the Trust prior to the termination of such Confidentialty Agreement).
ARTICLE XIII
REMEDIES
Section 13.1    Failure to Satisfy Redevelopment Condition.
(a)    In the event the Closing and the transactions contemplated hereby do not occur as herein provided by the Outside Date as a result of the failure of the Redevelopment Condition to be satisfied by the Outside Date (as it may be extended in accordance with this Agreement), and the Partnership has not defaulted on its obligations in a manner that has caused a failure of any of the conditions precedent in Section 9.2 to be satisfied by the Outside Date, the Partnership may, as its sole and exclusive remedy for such failure, elect any one of the following options by proving written notice of such election to Contributor:
(i)    if the Redevelopment Condition has not been satisfied by the Outside Date as a result of the occurrence of a Force Majeure Event (other than a Major Casualty, which shall be governed by the provisions of Section 11.1), the Partnership may either:
(x)    terminate this Agreement by written notice to Contributor, in which case Contributor shall promptly (and in any event within five (5) Business Days following its receipt of a termination notice) reimburse the Partnership for its and its Affiliates’ reasonable out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (but such amount may not exceed two million dollars ($2,000,000.00)) (the “Expense Reimbursement Amount”); or
(y)    waive the Redevelopment Condition and consummate the Closing, in which case the Consideration payable by the Partnership shall be reduced by the sum of (1) the aggregate amount reasonably estimated in good faith by

Contributor as being required to be paid or incurred following the Closing in order to Fully Complete the Redevelopment (the “Remaining Completion Amount”), provided that the Remaining Completion Amount for purposes of this subclause shall not be greater than the sum of (A) the amount of the Construction Budget remaining to be paid or incurred as of the Outside Date plus (B) fifteen million dollars ($15,000,000) (such sum, the “Force Majeure Remaining Completion Cap”), and (2) the Expense Reimbursement Amount (which reduction shall be allocated among the forms of Consideration described in Sections 3.1(a), (b) and (c) on a pro rata basis); or
(z)     subject to the approval of Contributor in its sole discretion, waive the Redevelopment Condition and consummate the Closing without any reduction in the Consideration, subject to Contributor’s continuing obligation to Fully Complete the Redevelopment pursuant to Section 7.5;
(ii)    if the Redevelopment Condition has not been satisfied by the Outside Date due to any reason other than the occurrence of a Force Majeure Event, the Partnership may either:
(x)    terminate this Agreement by written notice to Contributor, in which case Contributor shall promptly (and in any event within five (5) Business Days following its receipt of a termination notice) pay to the Partnership the Expense Reimbursement Amount plus, as liquidated damages, the amount of fifteen million dollars ($15,000,000.00); or
(y)    waive the Redevelopment Condition and consummate the Closing, in which case the Consideration payable by the Partnership shall be reduced by the sum of (1) the lesser of the Remaining Completion Amount and the Force Majeure Remaining Completion Cap and (2) the Expense Reimbursement Amount (which reduction shall be allocated among the forms of Consideration described in Sections 3.1(a), (b) and (c) on a pro rata basis); or
(z)    subject to the approval of Contributor in its sole discretion, waive the Redevelopment Condition and consummate the Closing without any reduction in the Consideration, subject to Contributor’s continuing obligation to Fully Complete the Redevelopment pursuant to Section 7.5.
(b)    If the Partnership elects the option set forth in Section 13.1(a)(i)(y), 13.1(a)(ii)(y), the Parties shall cooperate and use commercially reasonable efforts to effectuate the transition of the Redevelopment from Contributor to PREIT Newco, and if the amount actually required to be paid or incurred following the Closing in order to Fully Complete the Redevelopment exceeds the Remaining Completion Amount (but subject to the Force Majeure Remaining Completion Cap), then Contributor shall indemnify and pay or reimburse such excess amount to the Partnership promptly (and in any event within five (5) Business Days) following its receipt of any invoice in respect of such amount (or any portion of such amount).
(c)    Notwithstanding the foregoing, nothing contained in this Section 13.1 or Section 11.1 will limit the Partnership’s remedies at law, in equity or as herein provided in pursuing remedies for any breach by Contributor of any of the Termination Surviving Obligations or Closing Surviving Obligations.

Section 13.2    Other Defaults by Contributor. If, notwithstanding the Partnership’s willingness and ability to close and satisfaction of all conditions precedent thereto, the Closing and the consummation of the transactions contemplated herein do not occur by the Outside Date as provided herein by reason of Contributor’s failure, inability or refusal to deliver the Deeds or any other closing deliverable Contributor is required to deliver at the Closing pursuant to Section 10.3, the Partnership may, as its sole and exclusive remedy, (i) terminate this Agreement by written notice to Contributor or (ii) seek to enforce the Partnership’s right to specific performance by Contributor of its obligations under this Agreement; provided that if a court of competent jurisdiction has determined that specific performance of this Agreement is not an available remedy because of a wrongful sale or conveyance of the Real Property to a third party by Contributor or Contributor’s wrongful grant of a mortgage on the Real Property, then the Partnership’s remedies shall not be limited by this Section 13.2. If the Partnership elects to terminate this Agreement pursuant to the foregoing clause (i), Contributor shall pay to the Partnership the Expense Reimbursement Amount. Notwithstanding the foregoing, nothing contained in this Section 13.2 will limit the Partnership’s remedies at law, in equity or as herein provided in pursuing remedies for any breach by Contributor of any of the Termination Surviving Obligations.
Section 13.3    Default by the Partnership.
(a)    If, notwithstanding Contributor’s willingness and ability to close and satisfaction of all conditions precedent thereto (except the condition set forth in Section 9.2(e)), the Closing and the consummation of the transactions contemplated herein do not occur by the Outside Date as provided herein by reason of (i) the Partnership’s failure, inability or refusal to deliver the Units, the Cash Amount or any other closing deliverable the Partnership is required to deliver at the Closing pursuant to Section 10.2, or (ii) the condition set forth in Section 9.2(e) not having been satisfied, then Contributor may elect to terminate this Agreement; provided, however, that any such termination shall not be effective unless and until Contributor shall have (x) given the Partnership prior written notice indicating its election to terminate this Agreement under this Section 13.3 and indicating the default or failure of the Partnership giving rise to such termination right, and (y) afforded the Partnership a period of twenty (20) days to seek to cure the default or failure that gave rise to such termination right, which period may be extended by the Partnership for an additional ten (10) days in the aggregate with respect to any matter which is susceptible of cure and cannot be cured by the payment of money, the authorization and issuance of the Units or the delivery of executed documents by the Partnership and its Affiliates. The Parties hereby agree that upon termination of this Agreement pursuant to this Section 13.3(a), (A) Contributor shall have the right to draw on and retain the Deposit L/C(s) and, if still held in the Deposit Escrow Account, the Initial Cash Deposit or Cash Deposit, in an aggregate amount of Forty Six Million and Five Hundred Thousand Dollars ($46,500,000.00) (the “Liquidated Damages Amount”), (B) the Liquidated Damages Amount is a reasonable estimate of the total net detriment Contributor would suffer as a result of the Partnership’s default in its obligations and failure to close the transaction contemplated by this Agreement, and (C) the Parties shall have no further rights or obligations hereunder, except with respect to the Termination Surviving Obligations. Notwithstanding the foregoing provisions of this Section 13.3(a), if the condition set forth in Section 9.2(e) has not been satisfied as a result of a breach of the representation and warranty set forth in Section 8.2(k) due to a Partnership Material Adverse Effect occurring after the Effective Date (and all of the other conditions set forth in Section 9.2 have been satisfied (unless the failure to be so satisfied is due to such Partnership Material Adverse Effect)) or has not been satisfied due to a change in Governmental Regulations, and Contributor exercises its right to terminate this Agreement pursuant to this Section 13.3, then the Liquidated Damages Amount shall be Two Million Dollars ($2,000,000.00). In the event of a termination of this Agreement where Contributor is entitled to receive the Liquidated Damages Amount pursuant to this Section 13.3(a), Contributor’s right to receive payment of the Liquidated Damages Amount shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Contributor, VRLP and their Affiliates for any default or failure of the

Partnership resulting in the failure of consummation of the Closing, and Contributor and VRLP expressly waive their rights to seek damages or specific performance in the event of the Partnership’s default and failure to consummate the Closing, except with respect to the Termination Surviving Obligations. Contributor’s right to draw on and retain the Deposit L/C(s) and, if still held in the Deposit Escrow Account, the Initial Cash Deposit or Cash Deposit in an aggregate amount equal to the Liquidated Damages Amount, is not intended as a forfeiture or penalty but is intended to constitute liquidated damages to Contributor.
(b)    Notwithstanding the foregoing, nothing contained in this Section 13.3 will limit Contributor’s remedies at law, in equity or as herein provided in pursuing (x) Contributor’s actual damages (including attorneys’ fees and costs) in addition to the liquidated damages referred to above if the Partnership records a lis pendens or other lien against the Property or intentionally interferes with or makes any attempt to interfere with Contributor selling the Property to another party, including seeking an injunction or similar relief, where the Partnership is in default under this Agreement for failure to close, notwithstanding Contributor’s willingness and ability to close and satisfaction of all conditions precedent thereto, or (y) remedies for any breach by the Partnership of any of the Termination Surviving Obligations.
Section 13.4    Termination for Changes in Tax Laws. If Contributor determines that a change in the Code, the Treasury Regulations promulgated thereunder, or any other applicable Governmental Regulation may prevent the Partnership or Contributor from reporting the transactions contemplated by Article III consistently with Section 3.9(a), the Parties shall work together in good faith for a period of thirty (30) days (i) to postpone any Closing that would otherwise occur during the thirty (30) day period to immediately after such period and (ii) to agree on an equitable adjustment to the terms of the transaction without changing in any material respect the benefits, rights, and obligations of the parties hereunder, except that Contributor hereby agrees that it will accept the substitution of up to twenty million dollars ($20,000,000.00) in value of Preferred Units (valued at the per-unit liquidation preference of such Preferred Units) in exchange for an equivalent reduction of up to twenty million dollars ($20,000,000.00) of the Cash Amount or of the assumption of Vornado Debt in Section 3.7. If, after such thirty (30) day period, Contributor determines, based on a “reasonable basis” opinion provided by Roberts & Holland LLP to Contributor and the Partnership, on which the Partnership shall be entitled to rely, that both the transactions and the restructured transactions in the preceding sentence give rise to taxable income or gain to Contributor, Contributor may elect to terminate this Agreement by providing written notice of such election to the Partnership and paying ten million dollars ($10,000,000.00) to the Partnership concurrently with, and as a condition to the effectiveness of, the termination of this Agreement pursuant to this Section 13.4. In the event of any such termination, Contributor shall return the Deposit L/C(s) and, if still held in the Deposit Escrow Account, the Initial Cash Deposit or Cash Deposit to the Partnership and neither Contributor nor the Partnership will have any further obligation under this Agreement, except for the Termination Surviving Obligations.
Section 13.5    No Consequential Damages. Notwithstanding anything to the contrary herein, in no event shall either the Partnership or Contributor be liable for consequential, incidental, special or punitive damages whether in contract, tort or under any other legal or equitable principle.
Section 13.6    Return of Deposit L/C(s), Initial Cash Deposit or Cash Deposit. In all instances in which this Agreement terminates pursuant to the terms hereof, other than a termination pursuant to Section 13.3(a), the Partnership shall be entitled to receive the Deposit L/C(s) and, if still held in the Deposit Escrow Account, the Initial Cash Deposit or Cash Deposit, and Contributor shall take all actions required to effectuate such return and payment to the Partnership. In the case of a termination pursuant to Section 13.3(a) where the Liquidated Damages Amount is less than the aggregate amount of Deposit L/C(s), the Initial Cash Deposit and Cash Deposit then held in the Deposit Escrow Account, the

Partnership shall be entitled to receive the difference between such aggregate amount and the Liquidated Damages Amount, and Contributor shall take all actions required to effectuate such return and payment to the Partnership at or as soon as reasonably possible (and in any event no later than one (1) Business Day) after termination of this Agreement.
Section 13.7    Survival. The provisions of this Article XIII shall survive Closing or the earlier termination of this Agreement.
ARTICLE XIV
NOTICES
Section 14.1    Notices.
(a)    All notices or other communications required or permitted hereunder shall be in writing, and shall be given by any nationally recognized overnight delivery service with proof of delivery, or by emailed .pdf transmission (provided that either such transmission is confirmed by the recipient or by an electronic “read receipt” notification, or a confirming copy is simultaneously sent by a nationally recognized overnight delivery service), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:
If to Contributor:    Franconia Two, L.P.
c/o Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
    Attn.: Executive Vice President – Co-Head of Acquisitions
and Capital Markets
Phone: 212-894-7008
Email: mfranco@vno.com

with copies to:    Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
    Attn.: Executive Vice President – Retail
Phone: 212-894-7976
Email: rminutoli@vno.com

Vornado Realty Trust
210 Route 4 East
Paramus, New Jersey 07652
Attn.: Executive Vice President – Finance and Chief
         Administrative Officer
Phone: 201-587-7402
Email: jmacnow@vno.com

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attn.: Corporation Counsel

Phone: 212-894-7050
Email: arice@vno.com

210 Route 4 East
Paramus, New Jersey 07652
Attn.: Vice President – Retail General Counsel
Phone: 201-587-1000 x.2020
Email: smorrow@vno.com

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attn.: Arthur S. Adler
Phone: 212-558-3960
Email: adlera@sullcrom.com

If to Contributor     Franconia Two, L.P.
pursuant to    c/o Vornado Realty Trust
Section 3.9(c):    210 Route 4 East
Paramus, New Jersey 07652
Attn.: Tax Director
Phone: 201-587-7404
Email: cstern@vno.com

If to the Partnership:     PREIT Associates, L.P.
c/o Pennsylvania Real Estate Investment Trust
    200 South Broad Street
    Philadelphia, Pennsylvania 19102-3803
    Attn: Bruce Goldman
Mario C. Ventresca, Jr.
    Phone: 215-875-0780
215-875-0703
Email: goldmanb@preit.com
ventresm@preit.com

with a copy to:     Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn.: Robin Panovka
Karessa L. Cain
Phone: 212-403-1000
    Email: RPanovka@wlrk.com
KLCain@wlrk.com

Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective on the first Business Day following such dispatch (if dispatched on a Business Day sufficiently timely for next day delivery) and (ii) emailed .pdf transmission as aforesaid shall be deemed given at the time and on the date of machine transmittal provided same is sent and confirmation of receipt is received by the sender prior to 5:00 p.m. Eastern Time on a Business Day (if sent later, then notice shall be deemed given on the next Business Day). Notices may be given by counsel for the Parties described above, and such notices shall be deemed given by said party, for all purposes hereunder.

ARTICLE XV
ASSIGNMENT AND BINDING EFFECT; TRANSFER OF REAL PROPERTY
Section 15.1    Assignment; Binding Effect. No Party may assign its rights under this Agreement to any other Person, and any purported assignment in contravention of the foregoing provisions shall be null and void and of no force and effect. The provisions of this Section 15.1 will survive the Closing or termination of this Agreement.
Section 15.2    Transfer of Real Property. Following the Closing and until the Earnout Payment Date, PREIT Newco and the Partnership may not, without the prior written approval of Contributor in Contributor’s sole discretion, directly or indirectly, voluntarily, involuntarily, or by operation of law, sell, transfer, ground lease, assign or otherwise convey or grant any interest in (each, a “Transfer”) the Real Property or the Improvements, or any portion thereof, except for (i) a Transfer to the Partnership, PREIT Newco or a majority-owned (with respect to voting power) and controlled subsidiary of the Partnership or (ii) a Transfer of direct or indirect ownership interests in the Partnership or the Trust (including a merger, consolidation or other business combination with, or any transfer of interests in, the Trust or the Partnership, provided that if the Partnership is not the surviving entity of such a merger, consolidation or business consolidation, the surviving entity expressly assumes all of the obligations of the Partnership hereunder), (iii) a Lease as provided for herein, including any ground lease entered into with a Tenant of an outparcel or “pad” in the ordinary course of business, (iv) any such Transfer that would constitute a Lien (as defined in the Existing Credit Agreements) on the Real Property or the Improvements, or any portion thereof, as security for Indebtedness (as defined in the Existing Credit Agreements) of the Partnership or its Affiliates, or (v) a mortgage, pledge of a direct or indirect equity interest in the Partnership or PREIT Newco or their Affiliates or other security interest in the Real Property and the Improvements or the proceeds thereof to an Institutional Lender to secure bona fide indebtedness for borrowed money, together with the bona fide foreclosure of any such lien, pledge or security interest or any deed in lieu of such foreclosure or any other exercise of remedies by any such Institutional Lender in connection with any such indebtedness (but the foregoing is not intended to relieve the Partnership or PREIT Newco of any liability or obligation under the Tax Protection Agreement as a result of such foreclosure or exercise of remedies). The provisions of this Section 15.2 will survive the Closing.
ARTICLE XVI
BROKERAGE; VRLP GUARANTEE
Section 16.1    Brokers. The Partnership and Contributor represent, each to the other, that it has not dealt with brokers, finders or salesmen in connection with this transaction and agrees to indemnify, defend and hold the other party harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys’ fees, which such other party may sustain, incur or be exposed to by reason of any breach of the foregoing warranty and representations. The provisions of this Article XVI will survive the Closing or termination of this Agreement.
Section 16.2    VRLP Guarantee. In order to induce the Partnership and PREIT Newco to enter into this Agreement and for other good and valuable consideration, VRLP hereby irrevocably guarantees the due and punctual performance and observance by Contributor of its obligations, commitments, undertakings and warranties contained in this Agreement (the “Guaranteed Obligations”), subject, in each case, to all of the terms, provisions and conditions herein. The Partnership shall not be required to seek recovery pursuant to any set-off of any amounts payable under this Agreement or otherwise prior to seeking recovery from VRLP. The Partnership may (on behalf of the Purchaser Indemnified Parties), at its sole option, elect to assert a claim pursuant to this Section 16.2 against VRLP with respect to the Guaranteed Obligations prior to, concurrently with or following the assertion of a claim against Contributor with respect to the Guaranteed Obligations. VRLP hereby acknowledges that by reason of its relationship with Contributor, VRLP will derive a substantial benefit from the transactions contemplated by this Agreement. VRLP hereby further acknowledges that the validity of this Section 16.2 and VRLP’s obligations hereunder shall not be affected or impaired by reason of any amendment, waiver, indulgence, forbearance or other variance under or in respect of this Agreement, or any bankruptcy, insolvency, receivership or other such claims, action or proceeding relating to Contributor or the Real Property. Until all amounts or property which may be or become payable or deliverable pursuant to any of the Guaranteed Obligations have been irrevocably paid in full, or delivered unconditionally, VRLP shall not by virtue of this guarantee be subrogated to any right of the Partnership or PREIT Newco or claim in competition with them against Contributor.
Section 16.3    Representations and Warranties of VRLP. VRLP represents and warrants to the Partnership the following:
(a)    VRLP is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to this Agreement.
(b)    The execution, delivery and performance by VRLP of this Agreement have been duly and validly authorized by all requisite corporate, limited partnership or similar action, and no other actions or proceedings on the part of VRLP or its equityholders are necessary to authorize this Agreement, and no other action on the part of VRLP or any other Person is necessary to authorize the execution, delivery and performance of this Agreement.
(c)    This Agreement has been duly executed and delivered by VRLP and constitutes a valid and binding obligation of VRLP enforceable against VRLP in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by equitable principles, relating to or limiting the rights of creditors generally and (b) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies.
(d)    The execution, delivery and performance of this Agreement does not and shall not violate or conflict with or result in any breach of any of the provisions of, constitute a default (or any event that, with notice or lapse of time or both, would constitute a default) under, result in a violation of, give rise to any right of termination, cancellation, imposition of fees or penalties under, require the consent of or notice to any Person pursuant to, or cause or permit the acceleration or imposition of any obligation under, the provisions of any agreement or contract to which VRLP is a party or by which any of VRLP’s property or assets are bound or affected, any Governmental Regulation to which VRLP is subject or the provisions of its organizational documents.
(e)    VRLP has Beneficial Ownership, directly or indirectly through one or more wholly owned subsidiaries of VRLP, of one hundred percent (100%) of the issued and outstanding capital stock of Contributor.

ARTICLE XVII
MISCELLANEOUS
Section 17.1    Waivers. No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.
Section 17.2    Time of the Essence. TIME IS OF THE ESSENCE WITH RESPECT TO ALL TIME PERIODS AND DATES FOR PERFORMANCE SET FORTH IN THIS AGREEMENT.
Section 17.3    Intentionally Omitted.
Section 17.4    Arbitration. If the Parties disagree on any equitable adjustment as provided in Section 3.4(c) or the amount of the Earnout as provided in Section 3.5, either Party may initiate arbitration proceedings to determine the same by providing written notice to the other party within ten (10) Business Days following the initiating Party’s notification to the other Party of occurrence of the event giving rise to the need for adjustment or the Earnout Payment Date, respectively. Such notice shall set out in reasonable detail the amounts, proposed adjustment and/or calculations disputed by such party, and the arbitration proceedings shall be limited to resolving such identified items. Such arbitration proceedings shall be conducted in accordance with and subject to the rules and practices of The American Arbitration Association under its Commercial Arbitration Rules from time to time in force. Within five (5) Business Days of delivery by a Party of a written dispute notice referenced above, each of Contributor and the Partnership shall appoint (i) in the case of a dispute pursuant to Section 3.4(c), an accountant or finance professional with at least ten (10) years’ experience in the valuation of equity securities, and (ii) in the case of a dispute pursuant to Section 3.5, a commercial real estate broker or appraiser with at least ten (10) years’ experience in the valuation of similar retail properties in the United States, and in each case the Parties’ appointees shall jointly select an arbitrator with the same requisite qualifications; if the two appointees cannot agree on an arbitrator after five (5) Business Days, they shall apply to the president of the American Arbitration Association or his or her designee to select an arbitrator, which selection shall be binding on the Parties. The Parties shall complete all submissions to the arbitrator no later than forty-five (45) days after his or her selection, and the arbitrator shall render a decision within thirty (30) days of receipt of final submissions by the Parties. The arbitrator shall be bound by, and shall not have the power to modify, the provisions of this Agreement. Nothing in this Section 17.4 is intended to be or to be construed as a waiver of a party’s right to any remedy set forth elsewhere in this Agreement or that may not be enforced by means of arbitration. This provision shall survive the Closing.
Section 17.5    Construction. Headings at the beginning of each Article and Section are solely for the convenience of the Parties and are not a part of this Agreement. This Agreement will not be construed as if it had been prepared by one of the Parties, but rather as if both Parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. Unless the express context otherwise requires, (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa; (c) any references herein to “$” are to United States Dollars; (d) any references herein to a specific Section, Schedule or Exhibit shall refer, respectively, to Sections, Schedules or Exhibits of this Agreement; (e) any references to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof; (f) any use of the words “or”, “either” or “any” shall not be exclusive; (g) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and (h) references herein to any gender include each other gender. Wherever in this Agreement a party is required to use “commercially reasonable” efforts, the fulfillment of such requirement shall not obligate such party to initiate litigation or declare an event of default with respect to a Tenant under a Lease.
Section 17.6    Counterparts. This Agreement may be executed in multiple counterparts, each of which, when assembled to include a signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original. All such fully executed original counterparts will collectively constitute a single agreement. This Agreement may be executed by “.pdf” signatures and a “.pdf” of a signature shall have the same legal effect as an originally drawn signature.
Section 17.7    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect.
Section 17.8    Business Days. In the event the date on which any Person is required to take any action is not a Business Day, the action will be taken on the next succeeding Business Day.
Section 17.9    Entire Agreement. This Agreement represents the final expression of, and contains the entire agreement between, the Parties with respect to the subject matter hereof and supersedes all prior understandings between the Parties. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.
Section 17.10    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF; PROVIDED, THAT, NOTWITHSTANDING THE FOREGOING, THE DEEDS, THE ASSIGNMENT OF OPERATING AGREEMENT, THE ASSIGNMENT OF GROUND LEASE AND ANY ACTION FOR SPECIFIC PERFORMANCE SHALL BE GOVERNED AND CONSTRUED UNDER THE INTERNAL LAWS OF THE COMMONWEALTH OF VIRGINIA. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY THE PARTNERSHIP OR CONTRIBUTOR IN THE STATE COURTS OF THE STATE OF NEW YORK AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE THEREIN. VENUE SHALL BE EITHER IN THE CITY, COUNTY AND STATE OF NEW YORK; PROVIDED, THAT THE FOREGOING SHALL NOT LIMIT OR IMPAIR THE ENFORCEMENT OF A JUDGMENT IN ANY OTHER JURISDICTION.
Section 17.11    No Recording. The Parties agree that neither this Agreement nor any affidavit or memorandum concerning it will be recorded and any recording of this Agreement or any such affidavit or memorandum by the Partnership will be deemed a default by the Partnership hereunder (but, for the avoidance of doubt, any disclosure or filing of this Agreement in accordance with Section 12.1 shall not be a violation of this Section 17.11).

Section 17.12    Further Actions. The Parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement. This provision shall survive the Closing.
Section 17.13    No Partnership. Notwithstanding anything to the contrary contained herein, except insofar as Contributor shall become a limited partner of the Partnership upon delivery of the Units, this Agreement shall not otherwise be deemed or construed to make the Parties partners or joint venturers, it being the intention of the Parties to merely create the relationship of Contributor and the Partnership with respect to the Property to be conveyed as contemplated hereby.
Section 17.14    Limitations on Benefits. It is the explicit intention of the Partnership and Contributor that no person or entity other than the Partnership and Contributor and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the Parties, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Partnership and Contributor or their respective successors and assigns as permitted hereunder. Except as set forth in this Section 17.14, nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and the Partnership and Contributor expressly reject any such intent, construction or interpretation of this Agreement.
Section 17.15    Tax Protest. If as a result of a protest of any real property Taxes relating to the Property for any full tax year ending prior to the year of the Closing any refund of any real property or other Tax relating to the Property for such tax year is obtained, such refund shall be for the account of Contributor after first providing for payment of costs of collection (including attorneys’ fees and disbursements and any income or other Taxes imposed with respect to such refund) and adjustments owed Tenants under the Leases. If as a result of a protest of any real property Taxes relating to the Property for the tax year that includes the Closing any refund of any real property or other Tax relating to the Property for such year is obtained, such refund shall be prorated between Contributor and the Partnership based upon their respective periods of ownership of the Property during the year of the Closing, after first providing for payment of costs of collection (including attorneys’ fees and disbursements and any income or other Taxes imposed with respect to such refund) and adjustments owed Tenants under the Leases. The Parties agree that Contributor shall have the right to file, maintain, control and settle any protest of real property Taxes relating to the Property for any full tax year ending prior to the year of the Closing if such Taxes (x) were paid by Contributor prior to the Closing, (y) taken into account as a Proration Item for the credit of the Partnership pursuant to Section 10.4 or (z) for which Contributor has indemnified the Partnership pursuant to this Agreement, and the Partnership shall cooperate in connection therewith. The Partnership shall have the right to file, maintain, control and settle any protest of real property Taxes relating to the Property other than any protest described in the immediately preceding sentence, and Contributor shall cooperate in connection therewith. Anything above to the contrary notwithstanding, the foregoing provisions of this Section 17.15 shall not apply to any refund of real property or other Taxes (a) to the extent such refund was taken into account as a Proration Item for the credit of Contributor pursuant to Section 10.4 or (b) which Taxes were paid by the Partnership or any of its Affiliates and were not taken into account as a Proration Item for the credit of the Partnership pursuant to Section 10.4 and for which Contributor has not indemnified the Partnership, and such refund shall be solely for the account of and shall belong to the Partnership. This provision shall survive the Closing.
Section 17.16    Waiver of Jury Trial. Contributor and the Partnership each hereby knowingly and unconditionally waive any and all right to demand a jury trial in any action for the interpretation or enforcement of this Agreement. This provision shall survive the Closing.

Section 17.17    Attorneys’ Fees. If either party brings an action to enforce its rights under this Agreement (whether in court or by arbitration), the prevailing party in the action shall be entitled to recover its reasonable costs and expenses, including reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action. This provision shall survive the Closing.
Section 17.18    Independent Counsel. The Partnership and Contributor each acknowledge that: (i) they have been represented by independent counsel in connection with this Agreement; (ii) they have executed this Agreement with the advice of such counsel; and (iii) this Agreement is the result of negotiations between the Parties and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Contributor’s counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against either party on the grounds that such party’s counsel drafted this Agreement in whole or in part. This provision shall survive the Closing.
[Signature pages follow]

IN WITNESS WHEREOF, Contributor, the Partnership and the other Parties have respectively executed this Agreement as of the Effective Date.

PREIT Associates, L.P.

By:	Pennsylvania Real Estate Investment Trust, its General Partner

By:    /s/ Bruce Goldman
Name: Bruce Goldman
Title: Executive Vice President - General Counsel and Secretary

PR Springfield Town Center LLC

By:    PREIT Associates, L.P., its Sole Member
By:    Pennsylvania Real Estate Investment Trust,
its General Partner

By:    /s/ Bruce Goldman
Name: Bruce Goldman
Title: Executive Vice President - General Counsel and Secretary

[Signatures continued on next page]

[Signature page to Contribution Agreement]

SC1:3564114.13

Franconia Two, L.P.

By:	Franconia GP LLC

By:	/s/ Joseph Macnow
Name: Joseph Macnow
Title: Executive Vice President

Vornado Realty L.P.

By:	Vornado Realty Trust, its general partner

By:	/s/ Joseph Macnow
Name: Joseph Macnow
Title: Executive Vice President

[Signature page to Contribution Agreement]

SC1:3564114.13